Exhibit 2.1

INVESTMENT AGREEMENT

among

JACOBS PRIVATE EQUITY II, LLC,

THE OTHER INVESTORS PARTY HERETO

and

SILVERSUN TECHNOLOGIES, INC.

Dated as of December 3, 2023

i

SCHEDULE I	Investors

EXHIBIT A	Form of Convertible Perpetual Preferred Stock Certificate of Designation
EXHIBIT B	Form of Warrant Certificate
EXHIBIT C	Summary of Principal Registration Rights Provisions
EXHIBIT D	Form of the Fifth Amended and Restated Certificate of Incorporation of SilverSun Technologies, Inc.
EXHIBIT E	Reserved
EXHIBIT F	Form of Voting and Support Agreement
EXHIBIT G	Form of Stockholders Agreement
EXHIBIT H	Reserved
EXHIBIT I	Form of Separation and Distribution Agreement
EXHIBIT J	Form of Tax Matters Agreement
EXHIBIT K	Form of Employee Matters Agreement
EXHIBIT L	Form of Meller Letter Agreement

GLOSSARY

Term	Section

A&R Bylaws	Recitals
Adverse Recommendation Change	4.02(b)
Affiliate	8.03(a)
Agreement	Preamble
Allocation	5.11(c)
Alternative Acquisition Agreement	4.02(b)
Anti-Corruption Laws	8.03(b)
Anti-Money Laundering Laws	8.03(c)
ATM	3.01(aa)
Balance Sheet Date	3.01(k)(i)
business day	8.03(d)
CARES Act	8.03(e)
Cash Dividend	Recitals
CEO	5.13(c)
Certificate of Designation	3.01(dd)
Change Notice	4.02(b)
Closing	2.01
Closing Date	2.01
Code	8.03(f)
Company	Preamble
Company Benefit Plan	3.01(o)(i)
Company Common Stock	Recitals
Company Employee	8.03(g)
Company Equity Plan	8.03(h)
Company Financial Advisor	3.01(bb)
Company Intellectual Property	3.01(s)(i)
Company Letter	3.01
Company Organizational Documents	3.01(b)
Company Owned Intellectual Property	3.01(s)(iii)
Company Permits	3.01(u)(i)
Company Preferred Stock	8.03(i)
Company Real Property	3.01(t)
Company Real Property Leases	3.01(t)(ii)
Company Registered IP	3.01(s)(i)
Company Stock Option	8.03(j)
Company Transaction Expenses	5.04(a)(i)
Company Transaction Expenses Certificate	5.04(a)(ii)
Contract	8.03(k)
COVID-19	8.03(l)
Deferred Closing Date	2.01
DGCL	1.01
Distribution	Recitals
Distribution Date	Recitals
Effect	8.03(x)
Employee Matters Agreement	Recitals
Environmental Laws	8.03(m)
Equity Investment	1.01
ERISA	3.01(o)(i)
ERISA Affiliate	8.03(n)
Exchange Act	3.01(c)
Ex-Im Laws	8.03(o)
Fifth A&R Certificate of Incorporation	Recitals
Filed SEC Documents	3.01
FLSA	3.01(p)(ii)
Form 10	8.03(p)
GAAP	3.01(j)(i)(B)
Governmental Authorizations	3.01(c)
Governmental Entity	3.01(c)
Hazardous Substances	8.03(q)
HSR Act	3.01(c)
HSR Filing	3.01(c)
Intellectual Property	8.03(r)
Intervening Event	4.02(b)

Investor	Preamble
Investor Closing Election	2.01
Investors	Preamble
IT Assets	3.01(s)(viii)
Jacobs Employment Agreement	6.02(j)
knowledge	8.03(s)
Law	8.03(t)
Legal Actions	8.03(u)
Legal Restraints	6.01(c)
Liability	8.03(v)
Lien	8.03(w)
Listing Application	5.07
Material Adverse Effect	8.03(x)
Material Contract	3.01(n)(i)
Meller Employment Agreement	8.03(y)
Meller Letter Agreement	Recitals
Nasdaq	8.03(z)
Nondisclosure Agreement	4.02(a)
Orders	8.03(aa)
OTC Listing Application	5.07
Outside Date	7.01(b)(i)
Permits	3.01(r)(ii)
Permitted Acquisitions	4.01(f)
Permitted Liens	8.03(bb)
person	8.03(cc)
Post-Closing Spin-Off Period	Recitals
Preferred Stock	Recitals
Principal Investor	Preamble
Principal Investor Appointee	5.06(a)
Principal Investor Group	5.13(c)
Proxy Statement	3.01(c)
Purchase Price	2.02
Record Date	Recitals
Registration Rights Agreement	Recitals
Releasee	1.02(b)
Releasees	1.02(b)
Representatives	8.03(dd)
Reverse Split	8.03(ee)
Rhodium Merger Agreement	3.01(ii)
S-3 Registration Statement	3.01(i)(vii)
Sanctioned Person	8.03(ff)
Sanctions	8.03(gg)
SEC	3.01(c)
Securities	Recitals
Securities Act	Recitals
Separation	Recitals
Separation Agreement	Recitals
Software	8.03(hh)
SpinCo	Recitals
SpinCo Common Stock	Recitals
Spin-Off	Recitals
Stockholder Approvals	3.01(gg)
Stockholder Litigation	5.11(a)
Stockholders	Recitals
Stockholders Meeting	5.01(c)
Subsidiary	8.03(ii)
Superior Proposal	4.02(a)
Takeover Proposal	4.02(a)
Tax	8.03(jj)
Tax Matters Agreement	Recitals
Tax Return	8.03(kk)
Taxing Authority	8.03(ll)
Termination Fee	5.04(b)
Transition Services Agreement	5.14
Voting and Support Agreement	Recitals
WARN Act	3.01(p)(iii)
Warrants	Recitals

INVESTMENT AGREEMENT dated as of December 3, 2023 (this “Agreement”), by and among JACOBS PRIVATE EQUITY II, LLC, a Delaware limited liability company (the “Principal Investor”), each of the other Investors listed on Schedule I hereto (including by joinder pursuant to Section 8.08) (including the Principal Investor, each an “Investor,” and together, the “Investors”) and SilverSun Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, each Investor wishes to purchase, and the Company wishes to sell to each Investor, (a) that number of shares of the Company’s convertible perpetual preferred stock having the terms set forth in Exhibit A to this Agreement (the “Preferred Stock”) set forth opposite such Investor’s name in Schedule I to this Agreement, and (b) warrants in the form of Exhibit B to this Agreement (the “Warrants”) representing the right to purchase the number of shares of the Company’s common stock, par value $0.00001 per share (the “Company Common Stock”), set forth opposite such Investor’s name in Schedule I to this Agreement, in each case for the price and upon the terms and conditions set forth in this Agreement (the Preferred Stock and the Warrants, collectively, the “Securities”);

WHEREAS, the Company and the Investors are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the Securities Act of 1933, as amended, and the rules promulgated by the SEC thereunder (collectively, the “Securities Act”), including Section 4(a)(2) of the Securities Act;

WHEREAS, concurrently with the Closing, the parties hereto will execute and deliver the registration rights agreement (the “Registration Rights Agreement”) containing the terms set forth in Exhibit C to this Agreement, pursuant to which the Company will agree to provide certain registration rights under the Securities Act with respect to the Securities and the securities issuable upon conversion or exercise thereof;

WHEREAS, the parties hereto desire that, prior to the Closing, for the Company to amend and restate its (a) certificate of incorporation to be in the form set forth on Exhibit D to this Agreement or as otherwise directed by the Principal Investor in writing prior to the mailing of the Proxy Statement (the “Fifth A&R Certificate of Incorporation”), and (b) bylaws to be in the form directed by the Principal Investor in writing prior to the Closing (the “A&R Bylaws”);

WHEREAS, the Company intends to separate (the “Separation”) its business application, technology and consulting businesses (including the business of providing business management applications and technologies and professional consulting services, and its cyber defense products and security services business) into SilverSun Technologies Holdings, Inc., a Nevada corporation and direct wholly owned subsidiary of the Company (“SpinCo”) and, seven (7) days following the Record Date (such seven (7)-day period, the “Post-Closing Spin-Off Period”), distribute (the “Distribution” and the date of such distribution, the “Distribution Date”) all of the issued and outstanding shares of common stock of SpinCo (such common stock, the “SpinCo Common Stock”) to each stockholder of the Company as of the close of business on the date that is one (1) day prior to the Closing Date (the “Record Date,” and the Separation and the Distribution, the “Spin-Off” ), pursuant to that certain Separation and Distribution Agreement, by and between the Company and SpinCo, in the form attached hereto as Exhibit I (the “Separation Agreement”);

WHEREAS, in connection with the Spin-Off, the Company intends to enter into a Tax Matters Agreement, by and between the Company and SpinCo, in the form attached hereto as Exhibit J (the “Tax Matters Agreement”);

WHEREAS, in connection with the Spin-Off, the Company intends to enter into an Employee Matters Agreement, by and between the Company and SpinCo, in the form attached hereto as Exhibit K (the “Employee Matters Agreement”);

WHEREAS, in connection with declaring the Distribution, the Company shall declare a cash dividend, in an amount per share of Company Common Stock equal to $2,500,000 divided by the number of shares of Company Common Stock issued and outstanding as of the Record Date, to the Company’s stockholders of record as of the Record Date (the “Cash Dividend”), to be funded by proceeds to be received by the Company from the Equity Investment and to be paid on the Distribution Date;

WHEREAS, the Board of Directors of the Company has unanimously (a) approved, adopted and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Equity Investment, Fifth A&R Certificate of Incorporation, A&R Bylaws, the Spin-Off and the Cash Dividend, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Equity Investment, Fifth A&R Certificate of Incorporation, A&R Bylaws, the Spin-Off and the Cash Dividend, on the terms and subject to the conditions set forth in this Agreement, and (c) recommended to the stockholders of the Company that they vote in favor of the approval of (i) the Equity Investment and all of the other transactions contemplated by this Agreement, (ii) the Fifth A&R Certificate of Incorporation (including the Reverse Split contemplated by the Fifth A&R Certificate of Incorporation) and (iii) any equity incentive plan proposed by the Principal Investor prior to the mailing of the definitive Proxy Statement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Investors’ willingness to enter into this Agreement, certain stockholders of the Company are entering into a voting and support agreement with the Principal Investor in the form attached hereto as Exhibit F (the “Voting and Support Agreement”), pursuant to which, among other things, such stockholders will agree to vote all of their shares of Company Common Stock vote in favor of the approval of (a) the Equity Investment and all of the other transactions contemplated by this Agreement, (b) the Fifth A&R Certificate of Incorporation (including the Reverse Split contemplated by the Fifth A&R Certificate of Incorporation) and (c) any equity incentive plan proposed by the Principal Investor pursuant to this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the Investors’ willingness to enter into this Agreement, the Company and Mark Meller entered into a letter agreement in the form attached hereto as Exhibit L (the “Meller Letter Agreement”) pursuant to which, among other things, the Meller Employment Agreement will automatically be terminated effective immediately prior to the Closing; and

WHEREAS, at the Closing, the Investors will enter into a stockholders agreement in the form attached hereto as Exhibit G (the “Stockholders Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

Article I
The Equity Investment

Section 1.01. Purchase. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Closing, the Company shall issue and sell to each Investor, and each of the Investors, severally and not jointly (subject to Section 2.04), shall purchase from the Company, the shares of Preferred Stock and the Warrants in the respective amounts set forth opposite such Investor’s name on Schedule I hereto (such sale, issuance and purchase, the “Equity Investment”).

Section 1.02. Principal Investor. (a) The Principal Investor hereby is appointed, authorized and empowered to act on behalf of each of the other Investors, during the period from and including the date of this Agreement through and including the Closing, in connection with and to facilitate this Agreement, the Equity Investment and the other transactions contemplated by this Agreement, and in connection with the activities to be performed on behalf of the Investors under this Agreement, for the purposes and with the powers and authority hereinafter set forth in this Section 1.02, which shall include the power and authority:

(i) to agree to such amendments or modifications hereto as the Principal Investor, in its sole discretion, may deem necessary or desirable (other than any amendment or modification increasing the purchase obligation of any other Investor with respect to the Equity Investment or modifying in any material respect the terms of the Securities as contemplated hereby, or adversely affecting the terms of this Agreement as they apply to another Investor in a manner disproportionate to the effect on the Investors generally), and each Investor hereby agrees to any such amendment or modification;

(ii) to execute and deliver such waivers and consents in connection with this Agreement, the Equity Investment and the other transactions contemplated by this Agreement as the Principal Investor, in its sole discretion, may deem necessary or desirable, and each Investor hereby agrees to any such waiver or consent (subject to the parenthetical in Section 1.02(a)(i));

(iii) to make, execute, acknowledge and deliver, on behalf of itself and the other Investors, all such other agreements, and, in general, to do any and all things and to take any and all actions that the Principal Investor, in its sole discretion, may consider necessary, proper or convenient in connection with this Agreement, the Equity Investment and the other transactions contemplated by this Agreement (subject to the parenthetical in Section 1.02(a)(i));

(iv)   to communicate to, and receive communications from, the Company on behalf of the Investors; and

(v) to take such other actions as may be expressly provided in this Agreement.

(b) Each Investor, on behalf of itself and its Affiliates, releases and forever discharges the Principal Investor and its Affiliates and each of their respective officers, directors, agents, employees, attorneys, predecessors, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Investor or its Affiliates has or may hereafter have against any of the Releasees, arising out of or relating to any action or failure to act of the Principal Investor (in its capacity as such) in connection with this Agreement, the Equity Investment and the other transactions contemplated by this Agreement.

(c) Except as otherwise expressly set forth in Section 2.04, the obligations of each Investor under this Agreement are several and not joint with the obligations of any other Investor, and no Investor shall be responsible for the performance of the obligations of any other Investor under this Agreement.

Article II
The Closing

Section 2.01. Closing. The closing of the Equity Investment (the “Closing”) will take place (subject to Section 2.04) at 10:00 a.m., New York time, on the fifth (5th) business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those that by their nature are to be satisfied or waived at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at Closing), at the offices of Wachtell, Lipton, Rosen & Katz (or through electronic exchange of documents and signatures), unless another time, date or place is agreed to in writing by the Company and the Principal Investor; provided that:

(a) at the Principal Investor’s written election (the “Investor Closing Election”) delivered to the Company no later than three (3) business days prior to the date on which the Closing would have otherwise occurred, the Closing shall be delayed (on one or more occasions) and shall take place on a date to be specified in writing by the Principal Investor in the Investor Closing Election (in its sole discretion and which Investor Closing Election may be delivered more than one time) but in no case shall such date be later than twelve (12) months after the date hereof (the “Deferred Closing Date”), so long as the conditions set forth in Article VI are satisfied or (to the extent permitted by Law) waived as of the Deferred Closing Date; it being understood, that if the conditions set forth in Article VI are not satisfied or waived as of the Deferred Closing Date, the Closing may occur thereafter if such conditions become satisfied or waived in accordance with this Section 2.01; and

(b) if the Deferred Closing Date shall be more than seven (7) months after the date hereof, then, for each additional month that the Principal Investor elects to extend the Closing, the Principal Investor shall pay to the Company, on the first day of each additional month, starting with the first day of the eighth (8th) month, the following fees:

(i) month eight (8): $40,000;

(ii) month nine (9): $40,000;

(iii) month ten (10): $50,000;

(iv) month eleven (11): $50,000; and

(v) month twelve (12): $50,000.

(c) The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.02. Issuance of and Payment for Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) the Company shall issue and sell to each Investor, free and clear of any and all Liens (except for transfer restrictions imposed by applicable securities Laws), the shares of Preferred Stock and Warrants set forth opposite the name of such Investor on Schedule I hereto, which is referred to as the Equity Investment, and (b) each Investor shall pay to the Company, in respect of the shares of Preferred Stock and Warrants set forth opposite the name of such Investor on Schedule I hereto, such Investor’s applicable purchase price for such shares of Preferred Stock and Warrants as set forth on Schedule I hereto (the aggregate of such amounts, the “Purchase Price”).

Section 2.03. Actions to be Taken prior to or at the Closing.

(a) At least two days prior to the Closing, the Company shall file with the Secretary of State of the State of Delaware the Fifth A&R Certificate of Incorporation and have the Fifth A&R Certificate of Incorporation become effective in accordance with the laws of the State of Delaware as of 11:59 p.m., New York Time, on the date that is two (2) days prior to the Closing.

(b) To effect the purchase and sale of Securities as set forth in Section 2.02 and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i) The Company shall issue and deliver to each Investor a certificate or certificates, registered in such names as the applicable Investor may designate in writing to the Company (through the Principal Investor) no less than three (3) business days prior to the Closing, representing the shares of Preferred Stock and the Warrants to be issued and delivered to such Investor as set forth in Schedule I hereto, against payment in full of such Investor’s applicable portion of the Purchase Price as set forth on Schedule I hereto.

(ii) Each Investor shall cause a wire transfer in same day funds to an account of the Company, which account shall be designated in writing by the Company to the Principal Investor no less than three (3) business days prior to the Closing, in an amount equal to such Investor’s applicable portion of the Purchase Price as set forth in Schedule I hereto.

(iii) The Board of Directors of the Company shall be reconstituted as provided in Section 5.06, and such reconstituted Board of Directors of the Company shall appoint Bradley S. Jacobs as the Chairman of the Board of Directors of the Company and as Chief Executive Officer of the Company.

(iv) Each of the Company and the Investors shall take all such other actions required hereby to be performed and deliver all other documents, certificates and other items required to be delivered on its part, prior to or on the Closing Date, including delivering the documents and satisfying the conditions set forth in Article VI. All such documents and instruments delivered to any party pursuant hereto shall be in form and substance, and shall be executed in a manner, reasonably satisfactory to such party and its counsel.

Section 2.04. Defaulting Investor. Notwithstanding anything to the contrary (but subject to the satisfaction or (to the extent permitted by Law) waiver of the conditions to Closing set forth in this Agreement), in the event that any Investor (other than the Principal Investor) shall breach its obligation to pay to the Company at the Closing its applicable portion of the Purchase Price in accordance with Section 2.03, the Principal Investor shall, at its election, either purchase from the Company or assign to another Person the rights and obligations to purchase from the Company the shares of Preferred Stock and the Warrants otherwise allocable to such defaulting Investor in accordance with this Agreement, and the Company shall issue and deliver such shares of Preferred Stock and Warrants according to such election. In the event that the Principal Investor shall become obligated to purchase shares of Preferred Stock and Warrants otherwise allocable to a defaulting Investor in accordance with the foregoing sentence, then the Principal Investor shall have the right, in its sole discretion, upon written notice to the Company, to delay the Closing for a period of up to five (5) business days. This Section 2.04 shall be without prejudice to any rights or remedies that the Principal Investor may have against the defaulting Investor in respect of such breach.

Section 2.05. Potential Acquisitions and Contributions. The parties hereto acknowledge and agree that, without limiting the obligations of the Company under Section 5.09, the Principal Investor may consummate an acquisition of a business or businesses prior to the Closing, and at (or substantially contemporaneously with) the Closing, at the sole election of the Principal Investor, the Principal Investor may contribute such business or businesses to the Company and the Company shall cooperate with the Principal Investor to effectuate any such contribution. As part of such contribution, the Company shall issue to the Principal Investor, and as directed by the Principal Investor, shares of Preferred Stock and Warrants with a value equal to the amount paid by the Principal Investor to purchase the business or businesses contributed by the Principal Investor, based on the same per share/per Warrant price as set forth in this Agreement, and in such case (and notwithstanding anything in this Agreement to the contrary) the portion of the Purchase Price otherwise payable by the Principal Investor to the Company shall be reduced by the amount the Principal Investor paid for the contributed business or businesses. For the avoidance of doubt, such contributed business or businesses would remain with the Company following the consummation of the Spin-Off.

Article III
Representations and Warranties

Section 3.01. Representations and Warranties of the Company. Except as (i) set forth in the corresponding sections of the disclosure letter delivered by the Company to the Principal Investor on the date of this Agreement (the “Company Letter”), it being agreed that disclosure of any item in any section of the Company Letter (whether or not an explicit cross reference appears) shall be deemed to be disclosure with respect to any other section to which the relevance of such item is reasonably apparent on its face or (ii) disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC and publicly available at least two (2) business days prior to the date hereof (the “Filed SEC Documents”) to the extent the relevance of such item is reasonably apparent on its face (excluding all disclosures contained under the headings “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk” or in any other sections to the extent such disclosures are prospective or forward-looking statements or cautionary, predictive or forward-looking in nature) (provided, that nothing disclosed in the Filed SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.01(a), Section 3.01(b), Section 3.01(c), Section 3.01(d), Section 3.01(e), Section 3.01(f)(i), Section 3.01(g), Section 3.01(h), Section 3.01(l), Section 3.01(bb), Section 3.01(cc), Section 3.01(dd), Section 3.01(ee) and Section 3.01(hh)), the Company represents and warrants to each Investor as follows:

(a) Organization and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Company and each of its Subsidiaries has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to have such requisite power or authority has not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Organizational Documents of the Company. The Company has made available to the Principal Investor true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement (together with any and all amendments thereto) (collectively, the “Company Organizational Documents”). The Company is not in breach of the Company Organizational Documents in any material respect.

(c) Governmental Authorizations. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the consummation by the Company of the Equity Investment and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement (the “Governmental Authorizations”), except for (i) the filing of a notification and report form by the Company (the “HSR Filing”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the termination or expiration of the applicable waiting period thereunder, (ii) the filing with the United States Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Stockholder Approvals (as amended or supplemented from time to time, the “Proxy Statement”) and such reports under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), as may be required in connection with this Agreement and the Equity Investment and the other transactions contemplated by this Agreement, (iii) the filing with the SEC of the Form 10, (iv) the filing of the Fifth A&R Certificate of Incorporation and the Certificate of Designation with the Secretary of State of the State of Delaware, (v) any filings required under the rules and regulations of the Nasdaq and (vi) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made, individually or in the aggregate, have not had and not reasonably be expected to have a Material Adverse Effect.

(d) Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to the receipt of the Stockholder Approvals, to consummate the Equity Investment, the Cash Dividend and the other transactions contemplated by this Agreement. The Board of Directors of the Company has unanimously (i) approved and declared advisable this Agreement, the Fifth A&R Certificate of Incorporation, the A&R Bylaws, the Equity Investment, the Cash Dividend and the other transactions contemplated by this Agreement, (ii) declared that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and to consummate the Equity Investment, the Cash Dividend and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement, and (iii) recommended to the stockholders of the Company that they vote in favor of the approval of (A) the Equity Investment and all of the other transactions contemplated by this Agreement, (B) the Fifth A&R Certificate of Incorporation (including the Reverse Split contemplated by the Fifth A&R Certificate of Incorporation) and (C) any equity incentive plan proposed by the Principal Investor pursuant to this Agreement prior to the mailing of the definitive Proxy Statement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Stockholder Approvals are the only votes of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement, the Fifth A&R Certificate of Incorporation (including the Reverse Split contemplated by the Fifth A&R Certificate of Incorporation), the A&R Bylaws, the Equity Investment and the other transactions contemplated by this Agreement. Prior to the execution of the Voting and Support Agreement, the Board of Directors of the Company approved the Voting and Support Agreement and the transactions contemplated by the Voting and Support Agreement. Prior to the Closing, the Board of Directors of the Company will approve the Stockholders Agreement and the transactions contemplated by the Stockholders Agreement.

(e) Non-Contravention.

(i) Subject to obtaining the Stockholder Approvals, the receipt of the consents, approval, authorizations and other requirements set forth in Section 3.01(c), and except as set forth on Section 3.01(e) of the Company Letter, the execution, delivery and performance of this Agreement by the Company and the consummation and implementation of the Equity Investment and the other transactions contemplated by this Agreement, including the Spin-Off, do not and will not (A) contravene or conflict with, or result in any violation or breach of, any provision of (1) the Company Organizational Documents or (2) the comparable organizational or governing documents of any of the Subsidiaries of the Company, (B) contravene or conflict with, or result in any material violation or breach of, any Permit or Law applicable to Company or its Subsidiaries or by which any assets of the Company or its Subsidiaries are bound, assuming that all Governmental Authorizations described in Section 3.01(c) have been obtained or made, (C) result in any violation, termination, acceleration of any material obligation, cancellation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Material Contracts or Company Real Property Lease to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or its Subsidiaries are bound or (D) result in the creation of any Liens (other than Permitted Liens) upon any of the assets of the Company or its Subsidiaries, except, in the case of clauses (B), (C) and (D), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity regarding any actual, alleged, possible or potential violation by, or failure of the Company or any of its Subsidiaries to comply with any Permit or Law.

(ii) There is no Contract to which the Company or any of its subsidiaries is a party that purports to have a material effect (or could be construed to affect) on the Company Intellectual Property following consummation of the Equity Investment and the other transactions contemplated by this Agreement.

(f)   Capitalization.

(i) As of the date of this Agreement, the Company’s authorized capital stock consists solely of (A) 75,000,000 shares of Company Common Stock, and (B) 1,000,000 shares of Company Preferred Stock. As of the close of business on the date of this Agreement, (1) 5,256,177 shares of Company Common Stock were issued and outstanding, (2) no shares of Company Preferred Stock were issued and outstanding (3) Company Stock Options to purchase 86,790 shares of Company Common Stock at a weighted average per share exercise price of $6.53 were outstanding, (4) Company Stock Options to purchase 71,630 shares of Company Common Stock at a per share exercise price of $5.90 were outstanding, and (5) 675,000 shares of Company Common Stock were reserved for issuance under the Company Equity Plan.

(ii) Except as set forth in Section 3.01(f)(i), (A) there are no other outstanding shares of capital stock or any other securities or equity interests of the Company (subject to any exercise of Company Stock Options set forth in Section 3.01(f)(i) after the date of this Agreement each in accordance with their terms) and (B) there are no outstanding subscriptions, options, warrants, calls, convertible securities, rights of first refusal, preemptive rights, or other similar rights, agreements or commitments (other than this Agreement) relating to the issuance or acquisition of capital stock or any other securities or equity interests to which any of the Company or its Subsidiaries is a party obligating the Company or its Subsidiaries to (1) issue, transfer or sell any shares of capital stock or other securities or equity interests of any of the Company or its Subsidiaries or securities convertible into or exchangeable for such shares, securities or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem, repurchase or otherwise acquire any such shares of capital stock or other securities or equity interests, or (4) provide an amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries or any other person.

(iii) All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights, and all shares of Preferred Stock and Company Common Stock that will be issued to the Investors pursuant to this Agreement (including pursuant to the Warrants) have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. All outstanding shares of Company Common Stock and Company Stock Options were offered, sold and issued in compliance in all material respects with applicable securities Laws and were not issued in violation in any material respect of (A) the Company Organizational Documents applicable to the Company or (B) any Contract.

(iv)   Each outstanding share of capital stock or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable, in each case, to the extent such concepts are applicable to such capital stock or other equity interests, and not subject to any pre-emptive rights.

(v) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company, including shares of Company Common Stock, or capital stock of any Subsidiary of the Company.

(vi)   There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or its Subsidiaries is a party with respect to the voting of any shares of capital stock or any other equity interests of any of the Company or its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or its Subsidiaries that entitle the holder of such instruments of indebtedness to vote together with stockholders of the Company on any matters with respect to the Company or its Subsidiaries.

(vii) Section 3.01(f)(vii) of the Company Letter sets forth a true, complete and correct list of all persons who, as of the date of this Agreement, hold Company Stock Options, indicating, with respect to each such holder, the number of shares of Company Common Stock subject to such option, the exercise price of each Company Stock Option, the date of grant, the vesting schedule and the expiration date.

(g) Subsidiaries.

(i) Section 3.01(g)(i) of the Company Letter sets forth a complete and accurate list of each Subsidiary of the Company. The Company has made available to the Principal Investor the organizational documents of each Subsidiary of the Company.

(ii) Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens (other than restrictions on transfer arising under applicable securities laws). The Company does not own, directly or indirectly, any capital stock or other equity securities of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity securities of, any person other than the Subsidiaries of the Company. The Company has not agreed to, is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to, any person.

(h) Business Operations. Except as set forth on Section 3.01(h) or Section 3.01(n) of the Company Letter, the Company (i) has not owned and does not own any assets or property (other than equity interests of its wholly-owned Subsidiaries), (ii) has not had and does not have any employees, (iii) except for this Agreement, is not and has not been a party to, and does not have and, following the Spin-Off, will not have, any obligations under, any Contracts, (iv) has not conducted and does not conduct any business (other than the ownership of equity interests of its Subsidiaries) and (v) except: (A) for Taxes accrued and not yet payable, (B) for obligations under the Company Organizational Documents applicable to the Company, and (C) as contemplated by this Agreement, does not have any indebtedness for borrowed money or material Liabilities.

(i) SEC Filings.

(i) The Company has filed with or furnished to the SEC (subject to extensions pursuant to Exchange Act Rule 12b-25) each report, statement, schedule, form, certification or other document (including exhibits and all other information incorporated in such documents) or filing required by applicable Law to be filed with or furnished by the Company to the SEC in a timely manner, except for the filings listed in Section 3.01(i) of the Company Letter. The Company has delivered to the Principal Investor accurate and complete copies of all reports, statements (including registration and proxy statements), schedules, forms, certifications or other documents (including exhibits and all other information incorporated in such documents) filed by the Company with the SEC since December 31, 2018, other than such documents that can be obtained on the SEC’s website at www.sec.gov. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC.

(ii) As of its filing date (or, if amended, supplemented, modified or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Filed SEC Document complied, and each such report, statement, schedule, form, certification or other document or filing required by applicable Law to be filed with or furnished by the Company to the SEC that was filed subsequent to the date of this Agreement and prior to the Closing Date will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated that are applicable to each such Filed SEC Document.

(iii) As of its filing date (or, if amended, supplemented, modified or superseded by another filing prior to the date of this Agreement, on the date of such filing), each Filed SEC Document (not including any Filed SEC Document filed with the SEC as an exhibit to an SEC filing) filed on or prior to the date of this Agreement did not, and each such report, statement, schedule, form, certification or other document or filing required by applicable Law to be filed with or furnished by the Company to the SEC that was filed subsequent to the date of this Agreement and prior to the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated in such Filed SEC Document or necessary in order to make the statements made in such Filed SEC Document, in the light of the circumstances under which they were made, not misleading. Each Filed SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement, amendment or supplement became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated in such Filed SEC Document or necessary to make the statements in such Filed SEC Document not misleading.

(iv)   As of the date of this Agreement, there are no outstanding or unresolved comments in, any comment letters received by the Company from the SEC with respect to the Filed SEC Documents and to the Company’s knowledge, none of the Filed SEC Documents has been the subject of any review of, or is the subject of any ongoing review by, the SEC.

(v) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand).

(vi)   With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q (and any amendments to such Form 10-K or 10-Q) included in the Filed SEC Documents, the principal executive officer and principal financial officer of the Company have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and 18 U.S. Code Section 1350, and (A) the statements contained in any such certifications were complete and correct and (B) such certifications complied with the applicable provisions thereof in each case, in all material respects as of their respective dates. As of the date of this Agreement, the Company has not received written notice from the SEC challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Filed SEC Documents filed prior to the date of this Agreement. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq. The Company has not received any correspondence from any officials or staff of Nasdaq relating to the delisting or maintenance of listing of the Company Common Stock on Nasdaq.

(vii) The Company meets the requirements for use of Form S-3 under the Securities Act and has prepared and filed with the SEC a Registration Statement on Form S-3 (File No. 333-249238) that has been declared effective by the SEC for the offering and sale of securities of the Company (the “S-3 Registration Statement”) and there has been no issuance by the SEC of any stop order suspending the effectiveness of such S-3 Registration Statement. The S-3 Registration Statement meets the requirements set forth in Rule 415(a)(1)(x). The Company has met the transaction requirements with respect to the aggregate market value of securities being sold pursuant to such S-3 Registration Statement and during the twelve (12) months prior to an offering pursuant to such S-3 Registration Statement, as set forth in General Instruction I.B.6 of Form S-3.

(j) Financial Statements; Internal Controls Over Financial Reporting.

(i) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Filed SEC Documents:

(A) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(B) were prepared in accordance with U.S. generally accepted accounting principles as in effect from time to time (“GAAP”) applied on a consistent basis (except as may be indicated in the notes to those financial statements); and

(C) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates of such financial statements and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal, not material year-end adjustments and the absence of notes). The Company maintains and since January 1, 2018, has maintained, disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within the Company and its Subsidiaries, to allow timely decisions regarding required disclosure, and such disclosure controls and procedures are effective as of September 30, 2023. The Company maintains “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably sufficient to provide reasonable assurance (1) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (2) that receipts and expenditures are executed only in accordance with the authorization of management and the Board of Directors of the Company, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets that could have a material effect on the financial statements. The Company has disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company and made available to the Principal Investor prior to the date of this Agreement any record with respect to (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s or any of its Subsidiaries’ ability to record, process, summarize and report financial information in any material respect and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, in each case, if any, since January 1, 2018. From January 1, 2018, until the date of this Agreement, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls.

(ii) To the knowledge of the Company, the Company’s independent registered accounting firm has, since January 1, 2018 been: (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (B) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (C) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board under the Exchange Act.

(iii) There have been no investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer, general counsel or similar officer of the Company, the Board of Directors of the Company or any committee of the Board of Directors of the Company, other than ordinary course audits or reviews of accounting policies and practices or internal controls over financial reporting required by the Sarbanes-Oxley Act.

(iv)   Each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated under the Exchange Act. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(k) Undisclosed Liabilities. Except as set forth in Section 3.01(k) of the Company Letter, there are no Liabilities of the Company or any of its Subsidiaries, whether or not such Liabilities are required to be recorded or reflected on a balance sheet prepared in accordance with GAAP, other than:

(i) Liabilities reflected or reserved against in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2023 (the “Balance Sheet Date”) or the related footnotes set forth in the Filed SEC Documents;

(ii) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which is a Liability for tort, breach of contract or environmental Liability);

(iii) Liabilities incurred in connection with the Equity Investment and the other transactions contemplated by this Agreement or as expressly required by this Agreement; and

(iv) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

(l) Absence of Certain Changes. Since December 31, 2022 to the date of this Agreement, (i) the business of the Company and each of its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, (ii) there has not been any Material Adverse Effect and (iii) there has not been, and there has not occurred, any event, condition, action or effect that, if taken after the date of this Agreement, would constitute a breach of Section 4.01.

(m)   Litigation. Except as set forth in Section 3.01(m) of the Company Letter, (i) there are no and, in the last five (5) years there have not been any, Legal Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their assets or properties that have been or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries and (ii) there are no Orders outstanding against the Company or any of its Subsidiaries or any of its or their assets or properties that have been or would reasonably be expected to be, individually or in the aggregate, material to the Company or its Subsidiaries.

(n) Material Contracts.

(i) Section 3.01(n)(i) of the Company Letter sets forth a list of each of the following Contracts to which, as of the date of this Agreement, the Company or its Subsidiaries is a party or to which its assets are subject (each, a “Material Contract”):

(A) each “material contract” (as described in Item 601(b)(10) of Regulation S-K of the SEC as determined as of the date of this Agreement, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company;

(B) each Contract (1) that includes obligations not to (or that otherwise restricts or limits the ability of the Company or its Subsidiaries or affiliates to) compete or engage in any line of business or geographic area or (2) that includes obligations that restrict the ability of the Company or its Subsidiaries or affiliates to conduct business in any geographic area;

(C) each Contract (other than any Company Benefit Plan) providing for or resulting in payments by the Company or any of its Subsidiaries that exceeded $100,000 in the calendar year ended December 31, 2022, or that is reasonably likely to require, during the remaining term of such Contract, annual payments by the Company or any of its Subsidiaries that exceed $100,000;

(D)   all Contracts granting to any person an option or a first refusal, first offer or similar preferential right to purchase or acquire any material assets of the Company or its Subsidiaries;

(E) all Contracts (1) for the granting or receiving of a license, sublicense, covenant not to sue or similar right with respect to Company Intellectual Property material to the business of the Company and its Subsidiaries (2) under which any person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment in which it is reasonably expected to pay or receive a royalty, license fee, franchise fee or similar payment in excess of $100,000, or (3) that materially restricts the Company’s or its Subsidiaries’ right to use or exploit any Company Owned Intellectual Property, in each case of clause (1) and clause (2), other than agreements with employees, non-exclusive licenses granted to the Company’s or its Subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software or information technology services that have been granted on standardized, generally available terms;

(F) all partnership, joint venture or other similar agreements or arrangements;

(G) any agreement with any director, officer or stockholder of the Company or any Subsidiary;

(H) any agreement relating to indebtedness for borrowed money or the deferred purchase price of any asset or property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $100,000;

(I) any agreement for the disposition or acquisition by the Company or any of its Subsidiaries, with material obligations of the Company or its Subsidiaries (other than confidentiality obligations) remaining to be performed or Liabilities of the Company or its Subsidiaries continuing after the date of this Agreement, of any business or any assets other than in the ordinary course of business consistent with past practice;

(J) any agreement restricting or limiting the payment of dividends or the making of distributions to stockholders, including intercompany dividends or distributions other than such restrictions or limitations that are required by applicable Law; and

(K) all agreements with any Governmental Entity.

(ii) Intentionally Omitted.

(iii) A true and complete copy of each Material Contract (including any related amendments) entered into prior to the date of this Agreement has been filed as an exhibit (by reference or otherwise) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 28, 2023 disclosed by the Company in a subsequent Filed SEC Document or made available to the Principal Investor prior to the date of this Agreement. Each Material Contract is a valid and binding agreement of the Company or its applicable Subsidiary, except where the failure to be valid and binding has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not been and would not be material to the Company or its Subsidiaries, (A) neither the Company or such Subsidiary nor, to the knowledge of the Company, any other party, is in breach of or default under any such Material Contract, (B) as of the date of this Agreement, there are no material disputes with respect to any such Material Contract and (C) as of the date of this Agreement, no party under any Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Material Contract.

(o) Benefit Plans.

(i) Section 3.01(o)(i) of the Company Letter lists all material Company Benefit Plans. For purposes of this Agreement a “Company Benefit Plan” is, whether or not written, (A) any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (B) any compensation, stock purchase, stock option, equity or equity-based compensation, retention, severance, employment, individual consulting, change-of-control, transaction bonus, bonus, incentive, deferred compensation and other employee benefit plan, agreement, arrangement, program or policy, whether or not subject to ERISA, (C) any plan, agreement, program or policy providing vacation benefits, medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, supplemental unemployment benefits and post-employment or retirement benefits (including compensation or pension benefits), in each case (1) under which any current or former director, manager, officer, employee or individual independent contractor of the Company or any of its Subsidiaries has any right to benefits and for which the Company or any of its Subsidiaries has any Liability or (2) which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions or with respect to which the Company or any of its Subsidiaries has any material Liability.

(ii) With respect to each material Company Benefit Plan, if applicable, the Company has made available to the Principal Investor prior to the date of this Agreement true and complete copies of (A) such Company Benefit Plan, including the current plan document and any amendments thereto and for any unwritten plan, a summary of the material terms, (B) the most recent summary plan description, (C) the most recent annual report on Form 5500 (including all schedules), (D) if the Company Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the IRS, and (E) all material non-routine correspondence with respect to any Company Benefit Plan with a Governmental Entity within the last three (3) years.

(iii) Neither the Company nor any of its Subsidiaries maintains, sponsors, or contributes to (or is required to sponsor, maintain, or contribute to), or has within the preceding six (6) years maintained, sponsored or contributed to, or has any Liability, including on account of an ERISA Affiliate, under or with respect to, (A) any “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Section 412 or Section 430 of the Code or Title IV of ERISA, (B) any “multiemployer plan” (as defined in Section 3(37) of ERISA and 4001(a)(3) of ERISA), (C) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or that is or has been subject to Section 4063 or 4064 of ERISA, or (D) any “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA). Neither Company nor any of its Subsidiaries has any Liability as a result of any time being considered a single employer with any other person under Section 414 of the Code. No Company Benefit Plan is a voluntary employee benefit association under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction described in sections 4069 or 4212(c) of ERISA or to which Section 4204 of ERISA applied.

(iv) Each Company Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws and has been administered in all material respects in accordance with its terms and such Laws. With respect to each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (A) such Company Benefit Plan has received a favorable determination or opinion letter has been issued by the IRS with respect to such qualification, (B) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (C) to the knowledge of the Company, no event has occurred since the date of such qualification or exemption that would reasonably be expected to adversely affect such qualification or exemption. All contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been accrued on the applicable financial statements of the Company in accordance with GAAP. Neither the Company nor any trustee, administrator or other third-party fiduciary and/or party in interest has engaged in any breach of fiduciary responsibility or any prohibited transaction to which Section 406 or ERISA or Section 4975 of the Code applies and which would subject, or impose an indemnification obligation on, the Company or any of its Subsidiaries with respect to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or Section 406 of ERISA.

(v) Neither the Company nor any of its Subsidiaries has any Liability with respect to, and no Company Benefit Plan provides, retiree or post-employment health, medical, life insurance or death benefits to current or former employees or other individual service providers of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the premium cost of which is fully paid by such current or former employees or other individual service providers or their dependents. No Company Benefit Plan is maintained (or governed by the Laws) outside of the United States or provides benefits to any service provider who is based or provides substantial services (in whole or in part) outside of the United States.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the Equity Investment and the other transactions contemplated by this Agreement could (either alone or in combination with another event) (A) result in any payment from the Company or any of its Subsidiaries becoming due, or increase the amount of any compensation due, to any current or former employee, director, manager or individual independent contractor of the Company or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Company Benefit Plan, (C) result in the acceleration of the time of payment, vesting of any compensation or benefits or forgiveness of indebtedness with respect to any current or former employee, director, manager or individual independent contractor of the Company or any of its Subsidiaries, (D) result in any funding, through a grantor trust or otherwise, of any compensation or benefits to any current or former employee, director, manager or individual independent contractor of the Company or any of its Subsidiaries under any Company Benefit Plan or (E) result in any breach or violation of or default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan.

(vii) Neither the execution and delivery of this Agreement nor the consummation of the Equity Investment and the other transactions contemplated by this Agreement could (either alone or in combination with another event) cause any amount to fail to be deductible by reason of Section 280G of the Code or be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(viii) Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in all respects in accordance with Section 409A of the Code and applicable guidance of the Department of the Treasury and the Internal Revenue Service, and no amount under any such Company Benefit Plan has been, is or is reasonably expected to be subject to any Tax set forth under Section 409A(a)(1)(B) of the Code. No person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including taxes imposed under Section 4999 or 409A of the Code).

(ix) Since January 1, 2018, there have been no pending, or, to the knowledge of the Company, threatened, material claims, investigations, audits or litigation against or involving any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries.

(x) Each Company Benefit Plan can be terminated at any time for any or no reason by the Company or any of its Subsidiaries without any past, present or future Liability or obligation to the Company or any of its Subsidiaries (other than solely administrative expenses related to such termination). No consents, approvals or other actions of any third party (other than solely administrative processes) are required to effect the actions contemplated by the Separation Agreement with respect to the Company Benefit Plans.

(p) Labor Relations.

(i) Since January 1, 2018, (A) no employee of the Company or any of its Subsidiaries is or has been represented by a union and, to the knowledge of the Company, no union organizing efforts are currently being, or have been, conducted, (B) neither the Company nor any of its Subsidiaries is or has been a party to, or is currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (C) there have been no actual or, to the knowledge of the Company, threatened strike, picket, work stoppage, work slowdown or other organized labor dispute in respect of the Company or its Subsidiaries.

(ii) The Company and each of its Subsidiaries is, and has been since January 1, 2018, in compliance in all material respects with all Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (A) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (B) discrimination; (C) harassment; (D) retaliation; (E) equal employment opportunities; (F) disability; (G) labor relations; (H) wages and hours; (I) the Fair Labor Standards Act of 1938 and applicable state and local wage and hour Laws (the “FLSA”); (J) hours of work; (K) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (L) immigration; (M) workers’ compensation; (N) employee benefits; (O) background and credit checks; (P) working conditions; (Q) occupational safety and health; (R) family and medical leave; (S) classification of employees; (T) unfair competition/noncompetition; (U) any bargaining or other obligations under the National Labor Relations Act; and (V) COVID-19.

(iii) Neither the Company nor any of its Subsidiaries has incurred any material Liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law (“WARN Act”) that remains unsatisfied.

(iv) Since January 1, 2018, (A) no allegations of harassment, sexual misconduct or discrimination have been made against any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries through the Company’s anonymous employee hotline or any formal human resources communication channels at the Company or any of its Subsidiaries, and (B) there are no Legal Actions against the Company or any of its Subsidiaries or, to the Company’s knowledge, investigations pending or threatened related to any allegations of harassment, sexual misconduct or discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries. Since January 1, 2018, neither the Company nor any of its Subsidiaries has entered into any settlement agreements related to allegations of harassment, sexual misconduct or discrimination by any employee with the title of vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company or any of its Subsidiaries.

(v) There are no pending or, to the Company’s knowledge, threatened Legal Actions against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of the Company or any of its Subsidiaries, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Entity, alleging: (A) violation of any labor or employment Laws; (B) breach of any collective bargaining agreement; (C) breach of any express or implied contract of employment; (D) wrongful termination of employment; or (E) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(vi) Since January 1, 2018, all individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law in all material respects (A) as employees or individual independent contractors and (B) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has notice of any pending or, to the Company’s knowledge, threatened inquiry or audit from any Governmental Entity concerning any such classifications.

(vii) Since January 2, 2021, no executive officer has terminated employment with the Company and, to the Company’s knowledge, no executive officer intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an executive officer of the Company.

(q) Taxes.

(i) (A) All income and other material Tax Returns required to be filed by or with respect to the Company or its Subsidiaries have been timely filed (taking into account all valid applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (B) the Company and its Subsidiaries have fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with GAAP for all material Taxes not yet due and payable in the most recent financial statements contained in the Filed SEC Documents, and (C) the Company and its Subsidiaries have (1) timely withheld, deducted and collected all material Taxes required to have been withheld, deducted or collected in connection with amounts paid, received or owing to or from any employee, creditor, stockholder, independent contractor, customer or other third party; (2) timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity; and (3) otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements).

(ii) (A) There are no outstanding agreements extending, modifying or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company or its Subsidiaries for any taxable period and no request for any such waiver, modification or extension is currently pending, (B) except as set forth in Section 3.01(q) of the Company Letter, no audit, investigation, examination, claim, suit, inquiry or other proceeding is ongoing, pending or threatened in writing with respect to any material Taxes due from or with respect to the Company or its Subsidiaries, (C) no claim in writing has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns of a particular type that the Company or such Subsidiary is or may be subject to taxation of such type by, or required to file Tax Returns of such type in, that jurisdiction, and (D) no material deficiencies, claims, issues or adjustments have been asserted, assessed, proposed or threatened by a Governmental Entity in connection with any Taxes or Tax Returns of the Company or its Subsidiaries that have not been fully and timely paid.

(iii) There are no Liens for Taxes upon the assets of the Company or its Subsidiaries, except for Permitted Liens.

(iv) Neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(v) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the past two (2) years that was purported or intended to be governed by Section 355 of the Code.

(vi) Neither the Company nor any of its Subsidiaries has (A) been a member of an affiliated, consolidated, combined, unitary or similar Tax group for purposes of filing any Tax Return, other than a group of which the Company is the common parent or (B) any Liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee, successor, by Contract (other than pursuant to customary provisions in any ordinary course commercial Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(vii) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, allocation or indemnification agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person (other than the Company or any of its Subsidiaries), other than customary indemnification provisions in any ordinary course commercial Contract, the principal purpose of which does not relate to Taxes.

(viii) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into with or issued by any Governmental Entity with respect to the Company or its Subsidiaries that would bind the Company or any of its Subsidiaries in any taxable period (or portion thereof) after the Closing and no request for any such closing agreement, private letter ruling, technical advice memorandum or similar agreement or ruling is currently pending. Neither the Company nor any of its Subsidiaries is the beneficiary of any Tax holidays, concessions, exemptions, incentives, credits, rebates or similar arrangements or agreements.

(ix) Neither the Company nor any of its Subsidiaries: (A) is resident for Tax purposes in a country outside of its jurisdiction of organization or incorporation; (B) has, or has ever had, a permanent establishment or other taxable presence in any country other than its jurisdiction of organization or incorporation; or (C) is, or has ever been, subject to income Tax in a country outside its jurisdiction of organization or incorporation.

(x) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) ending after the Closing Date as a result of (A) any change in or improper method of accounting adopted or used prior to the Closing, (B) any intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. income Tax law), (C) any installment sale or open transaction disposition made prior to the Closing, (D) any item of deferred revenue, (E) any election under Section 965 of the Code, (F) any prepaid amounts received prior to the Closing, or (G) any agreement entered into with any Governmental Entity with respect to Taxes.

(xi) Neither the Company nor any of its Subsidiaries has deferred the payment of any Tax that remains unpaid or claimed or received any Tax refund or credit pursuant to the CARES Act, any other Tax legislation related to COVID-19 or any written agreement with a Governmental Entity. The Company and each of its Subsidiaries has (A) properly complied with all applicable Laws with respect to any deferral of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (B) properly complied with all applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (C) not sought and does not intend to seek a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(xii) The Company and its Subsidiaries have complied in all material respects with all applicable Laws regarding transfer pricing, including the execution and maintenance of contemporaneous documentation required to substantiate transfer pricing practices of the Company and each of its Subsidiaries.

(xiii) The Company is not, nor has it ever been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

(xiv) Each of the Company and each of its Subsidiaries is registered for sales Tax, value-added Tax, goods and services Tax or any similar Tax in each jurisdiction where it is required to be so registered and has complied with all applicable Laws related to such Taxes, including any obligation to collect and remit any such Taxes in respect of services provided by it.

(xv) The unpaid Taxes of the Company and its Subsidiaries do not exceed the reserves therefor (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the most recent financial statements contained in the Filed SEC Documents and will not exceed such reserves as adjusted for the passage of time through and including the Closing Date in accordance with the past custom and practices of the Company and its Subsidiaries in filing their Tax Returns. Since December 31, 2022, the Company and its Subsidiaries have not incurred any material Tax liability outside the ordinary course of business.

(r) Environmental Matters.

(i) The Company and its Subsidiaries are in compliance and for the past five (5) years have complied with all applicable Environmental Laws, in all material respects;

(ii) The Company and its Subsidiaries possess all material franchises, grants, authorizations, licenses, registrations, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Entity (“Permits”) required under Environmental Laws necessary for their respective operations as currently conducted, and are in compliance with such Permits, which are, and through the Closing Date shall remain, in full force and effect;

(iii) Neither the Company nor any Subsidiary has received any notice or request for information from any Governmental Entity or other third party related to any actual or alleged Liability under Environmental Law, including any investigatory, remedial or corrective obligations or otherwise pertaining to Hazardous Substances;

(iv) To the knowledge of the Company, no condition exists on any property owned or operated by the Company and its Subsidiaries or any other location, in each case, which has given rise to, or would reasonably be expected to give rise to, any Liability for the Company or any of its Subsidiaries relating to environmental or Hazardous Substances matters or Environmental Laws; and

(v) To the knowledge of the Company, the Equity Investment and the other transactions contemplated by this Agreement do not require notice to, or approval from, any Governmental Entity under any Environmental Law.

(s) Intellectual Property.

(i) Section 3.01(s)(i) of the Company Letter sets forth a true and complete list of the following which are owned by the Company or any of its Subsidiaries: (A) patents and patent applications, (B) registered trademarks and applications therefor, (C) registered copyrights and applications therefor, and (D) domain name registrations (clauses (A) – (D), (the “Company Registered IP”)).

(ii) The Company and its Subsidiaries own, are licensed to use, pursuant to valid, enforceable and binding Contracts, or otherwise have the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Equity Investment and the other transactions contemplated by this Agreement do not and will not encumber, impair or extinguish any of, or any of the Company’s or its Subsidiaries rights in or to, any Company Intellectual Property.

(iii) The Company and each of its Subsidiaries exclusively owns all Company Intellectual Property owned or purported to be owned by such entities (“Company Owned Intellectual Property”) material to their businesses, free and clear of all Liens other than permitted Liens. To the Company’s knowledge, no material Company Intellectual Property (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancellation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and, to the knowledge of the Company, all material Company Registered IP is subsisting, in full force and effect and, to the Company’s knowledge, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.

(iv) (A) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability or business disruption, the conduct of the business of the Company and its Subsidiaries does not infringe upon, misappropriate or otherwise violate, and has not, since January 1, 2018 infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any third party, (B) no Legal Action is pending, asserted in writing, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that the conduct of the business of the Company or any of its Subsidiaries infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party, and (C) to the knowledge of the Company, no person is infringing upon, misappropriating or otherwise violating, or has, since January 1, 2018, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned by the Company or its Subsidiaries.

(v) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and its Subsidiaries and the value of which is contingent upon confidentiality being maintained. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company Owned Intellectual Property has been disclosed to any person other than to third parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are valid and enforceable.

(vi) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and its Subsidiaries and assigns to the Company (or one of its Subsidiaries, as applicable) exclusive ownership of the person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(vii) Neither the Company nor any of its Subsidiaries have used, modified, incorporated, linked, distributed or made available for remote access any Software that is subject to any “open source,” “copyleft” or similar obligation in a manner that requires that any of the Company’s or its Subsidiaries’ material proprietary Software be (A) disclosed, distributed or otherwise made available in source code format, (B) licensed for the purpose of permitting others to modify or prepare derivative works, or (C) or distributed or otherwise made available for use on a royalty-free or low-fee basis.

(viii) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries have sufficient rights to use all of the Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company and its Subsidiaries (“IT Assets”), (B) in each case, the IT Assets operate and perform in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Company and its Subsidiaries, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company and its Subsidiaries, (C) the IT Assets have not malfunctioned or failed in the past three (3) years, to the knowledge of the Company, do not contain any viruses, bugs, faults or other devices or effects that (1) enable or assist any person to access without authorization or disable or erase the IT Assets, or (2) otherwise materially adversely affect the functionality of the IT Assets, (D) the Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company and its Subsidiaries and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (E) no person has gained unauthorized access to any IT Assets in the past three (3) years, (F) the Company and its Subsidiaries have maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (G) the Company and its Subsidiaries have in place with the third-party owners and operators of all data centers which provide services related to the business of Company and its Subsidiaries written agreements that ensure that such third parties adhere to and are in compliance with commercially reasonable standards and requirements.

(t) Real Property; Personal Property.

(i) Section 3.01(t)(i) of the Company Letter sets forth a true and complete list of the address of each owned and leased Company Real Property. The Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements) used by the business of the Company and its Subsidiaries (the “Company Real Property”) and the ownership of or leasehold interest in any Company Real Property is not subject to any Lien (except in all cases for Permitted Liens). Neither the Company nor its Subsidiaries have leased, subleased, licensed, sublicensed or otherwise granted to any person the right to use or occupy any Company Real Property or any portion of Company Real Property, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Real Property or any portion of or interest, and neither the Company nor any of its Subsidiaries are parties to any Contract to sell, transfer, or encumber any Company Real Property.

(ii) Each of the leases, subleases and other agreements under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, now or in the future, any Company Real Property (the “Company Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). No termination event or breach or default on the part of the Company or its Subsidiaries exists under any Company Real Property Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a termination event or breach or default under any Company Real Property Lease. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in any Company Real Property Lease or any interest therein. The Company has made available to the Principal Investor prior to the date of this Agreement, true and complete copies of each Company Real Property Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).

(iii) (A) The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material assets of the Company and its Subsidiaries and (B) none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such material assets of the Company and its Subsidiaries is subject to any Liens (except in all cases for Permitted Liens).

(u) Permits; Compliance with Law.

(i) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is in possession of all Permits necessary for the Company and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective business as it is now being conducted (collectively, the “Company Permits”). All such Company Permits are in full force and effect in all material respects and no revocation, termination, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries.

(ii) The Company and each of its Subsidiaries has at all times since January 1, 2018 been in compliance in all material respects with (A) all Laws applicable to the Company or such Subsidiary or by which any of the material assets of the Company or its Subsidiaries is bound and (B) all Laws applicable to, and the terms and conditions of, any Company Permits.

(v) Certain Business Practices.

(i) None of the Company or any of its Subsidiaries, nor any of their respective directors, managers, or officers, or, to the knowledge of the Company, any employee, agent, or representative thereof, has in the past three (3) years offered, paid, promised to pay, or authorized the payment of any money or any other thing of value to any person (A) with the intention of inducing improper conduct on the part of the recipient, (B) acceptance of which would violate the policies of the recipient’s employer or cause the recipient to breach a duty owed to his or her employer, or (C) to otherwise secure an undue or improper advantage for the Company or its Subsidiaries in violation of any Anti-Corruption Law.

(ii) None of the Company or its Subsidiaries, nor any of their respective directors, managers, or officers, or, to the knowledge of the Company, any employee, agent, or representative thereof in the past three (3) years (A) has been or is a Sanctioned Person, (B) has (acting for or on behalf of the Company or its Subsidiaries) transacted business with or for the benefit of a Sanctioned Person or otherwise violated applicable Sanctions, or (C) committed a violation of any applicable Ex-Im Law.

(iii) The operations of the Company and its Subsidiaries have been and are conducted in compliance with applicable Anti-Money Laundering Laws, including any financial recordkeeping and reporting requirements, and the Company’s books and records fairly and accurately reflect, in reasonable detail, their transactions and disposition of assets consistent with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended.

(iv) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been, in the last three (3) years, the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Sanctions, Ex-Im Laws.

(w) Regulatory Matters.

(i) (A) The Company and its Subsidiaries currently conduct, and have at all times since January 1, 2018, conducted their respective business in compliance in all material respects with all Laws applicable to their respective operations, activities or services and any Orders to which they are a party or are subject, including any settlement agreements or corporate integrity agreements, (B) except for routine matters arising in the ordinary course of business, none of the Company or any of its Subsidiaries has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Entity which alleges or asserts that the Company or any of its Subsidiaries has violated any Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Entity’s satisfaction without further Liability to the Company and its Subsidiaries and (C) there are no restrictions imposed by any Governmental Entity upon the Company’s or any of its Subsidiaries’ business, activities or services which would restrict or prevent the Company or any of its Subsidiaries from operating as it currently operates.

(ii) The Company and each of its Subsidiaries, and to the knowledge of the Company, all of their respective directors, managers, officers, agents and employees, are in compliance in all material respects with, and the Company and each of its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause the Company and its Subsidiaries and their respective directors, managers, officers, agents and employees to be in compliance in all material respects with, to the extent applicable, all Laws.

(x) Takeover Statutes. The Board of Directors of the Company has taken all necessary action to ensure that the restrictions on business combinations that are set forth in Section 203 of the DGCL, and any other similar Law applicable to the Company, will not apply to this Agreement, the Voting and Support Agreement, the Stockholders Agreement, the Equity Investment and the other transactions contemplated by this Agreement and such other agreements, including by approving this Agreement, the Equity Investment and the other transactions and agreements contemplated by this Agreement. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

(y) Transactions with Affiliates. Except as disclosed in the Filed SEC Documents, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K and there are no transactions, arrangements or Contracts between the Company or any of its Subsidiaries, on the one hand, and any stockholder, officer, director, manager or Affiliate of the Company or any of its Subsidiaries, on the other hand, other than employment relationships, equity arrangements and compensation and benefits arrangements in the ordinary course of business consistent with past practice and disclosed to the Principal Investor prior to the date of this Agreement.

(z) Insurance. The Company and its Subsidiaries are covered by valid and currently effective insurance policies and all premiums payable under such policies have been duly paid to date. None of the Company or any of its Subsidiaries have received any written notice of default or cancellation of any such policy. All material fire and casualty, general Liability, business interruption, product Liability, and sprinkler and water damage insurance policies maintained by or on behalf of the Company or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets.

(aa) Certain Transactions. Since November 1, 2021, the Company has not raised capital through, and has not performed, any “At The Market” (the “ATM”) transactions. Since December 8, 2021, the Company has not, directly or indirectly, raised capital, whether directly or indirectly through the issuance of equity securities, convertible debt instruments, or otherwise, under the ATM or any other method of raising capital.

(bb) Opinion of Financial Advisor. The Benchmark Company, LLC (the “Company Financial Advisor”) has delivered to the Board of Directors of the Company an opinion to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Equity Investment is fair, from a financial point of view, to the stockholders of the Company. A copy of the written opinion will be promptly provided to the Principal Investor, solely for informational purposes, following receipt of such written opinion by the Board of Directors of the Company (it being understood and agreed that such written opinion may not be relied upon by the Company or its Affiliates).

(cc) Brokers. Except for the Company Financial Advisor, no broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries or any of their respective affiliates. The Company has delivered to the Principal Investor complete and correct copies of all agreements under which any such fees or commissions are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel and any other person retained by the Company or any of its Subsidiaries in connection with this Agreement or the Equity Investment and the other transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 3.01(cc) of the Company Letter.

(dd) Fifth A&R Certificate of Incorporation and Preferred Stock Certificate of Designation. Each of the Fifth A&R Certificate of Incorporation and the Certificate of Designation with respect to the Preferred Stock (the “Certificate of Designation”) has been duly adopted by the Company and the Board of Directors of the Company and will be duly filed with the Secretary of State of the State of Delaware in accordance with the Laws of the State of Delaware prior to the Closing, to be effective as of 11:59 p.m., New York Time, on the date that is two (2) days prior to the Closing. The Preferred Stock, when issued, will have the designations, preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions set forth in the Certificate of Designation.

(ee) Valid Issuance. The shares of Preferred Stock have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all Liens (other than Liens created by the Investors), except for restrictions on transfer imposed by applicable securities Laws. The Warrants have been duly and validly authorized. Upon the due exercise of the Warrants or conversion of the shares of Preferred Stock, the shares of the Company Common Stock issuable or issued upon exercise of the Warrants or conversion of the shares of Preferred Stock, as applicable, will be validly issued, fully paid and nonassessable, free and clear of all Liens, except for restrictions on transfer imposed by applicable securities Laws. The Company will as of the Closing Date have reserved a sufficient number of shares of Company Common Stock for issuance upon the exercise of the Warrants and conversion of the shares of Preferred Stock.

(ff) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement or the Form 10 will, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Investors specifically for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement and the Form 10 will comply as to form in all material respects with the requirements of the Exchange Act.

(gg) Voting Requirements. The affirmative vote of the holders of a majority of the shares of Company Common Stock voting at the Stockholders Meeting or any adjournment or postponement thereof in favor of (i) the approval of (A) the Equity Investment and all of the other transactions contemplated by this Agreement, (B) the Fifth A&R Certificate of Incorporation (including the Reverse Split contemplated by the Fifth A&R Certificate of Incorporation) and (C) any equity incentive plan proposed by the Principal Investor prior to the mailing of the definitive Proxy Statement pursuant to Section 5.01(c) (collectively, the “Stockholder Approvals”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and to consummate the Equity Investment and the other transactions contemplated by this Agreement.

(hh) Securities Law Compliance. Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has conducted any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities. Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration under the Securities Act of the offer or sale of the Securities as contemplated hereby. Assuming the accuracy of the representations and warranties set forth in Section 3.02(f), Section 3.02(g) and Section 3.02(h), the offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the Securities Act.

(ii) Termination of Rhodium Agreement. On September 29, 2022, the Company entered into an agreement and plan of merger (as amended, the “Rhodium Merger Agreement”) by and among the Company, Rhodium Enterprises Acquisition Corp., a Delaware corporation and direct wholly owned subsidiary of the Company, Rhodium Enterprises Acquisition LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company, and Rhodium Enterprises, Inc., a Delaware corporation. The Company has made available to the Principal Investor prior to the date of this Agreement true, complete and accurate copies of the Rhodium Merger Agreement, all amendments, waivers and modifications thereto, all notices and consents given thereunder (including a copy of the termination notice regarding the termination referred to below), and all schedules and exhibits thereto. Prior to the consummation of the Mergers (as defined in the Rhodium Merger Agreement) and the other transactions contemplated by the Rhodium Merger Agreement, on October 13, 2023, the Company validly terminated the Rhodium Merger Agreement in accordance with its terms pursuant to Section 7.02(a) of the Rhodium Merger Agreement, without any Liabilities to the Company, its Subsidiaries or affiliates. Without limiting the foregoing, there are no Liabilities of the Company or any of its Subsidiaries arising out of, with respect to or in connection with, the Rhodium Merger Agreement or the other transactions contemplated by the Rhodium Merger Agreement.

(jj) Indebtedness. Except as set forth on Section 3.01(jj) of the Company Letter, neither the Company nor any of its Subsidiaries has incurred, assumed, issued, guaranteed or otherwise become liable under, any indebtedness in an amount in excess of $50,000 (including, but not limited to, any indebtedness in respect of any letters of credit or deferred purchase price). Immediately prior to and on the Closing Date, neither the Company nor any of its Subsidiaries (other than SpinCo) is or will be an obligor or otherwise liable under any contract relating to indebtedness in an amount in excess of $50,000 (including, but not limited to, any indebtedness in respect of any letters of credit or deferred purchase price).

(kk) No Reliance. Except for the representations and warranties of the Investors expressly set forth in Section 3.02, the Company hereby agrees and acknowledges that none of the Investors have made and are not making any express or implied representation or warranty with respect to any Investor, the Equity Investment or the Company or its prospects, including with respect to any information provided or made available to the Company or its representatives by or on behalf of any of the Investors or their respective representatives, and none of the Investors will have or be subject to any liability to the Company or any other person resulting from the delivery to or use by the Company or any of its representatives of any projections, forecasts or other forward-looking information, business plans or other similar material.

(ll) No Additional Representations or Warranties. Except as provided in this Article III, none of the Company nor any of its Subsidiaries has made, or is making, any express or implied representation or warranty whatsoever to the Investors or their Affiliates and no such party shall be liable (except in the case of fraud) in respect of the accuracy or completeness of any information provided to the Investors.

Section 3.02. Representations and Warranties of the Investors. Each Investor, severally (as to itself) and not jointly, represents and warrants to the Company and to the other Investors that:

(a) Organization. Such Investor, other than any individual, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate or other power and authority to carry on its business as currently conducted.

(b) Authority; Non-Contravention. Such Investor has all necessary corporate or other power or capacity (as applicable) and authority to enter into this Agreement (including, as applicable, by joinder hereto in accordance with Section 8.08) and, subject to the receipt by the Company of the Stockholder Approvals, to consummate the Equity Investment. This Agreement has been duly and validly executed and delivered by such Investor (including, as applicable, by joinder hereto in accordance with Section 8.08) and constitutes a legal, valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The execution, delivery and performance of this Agreement by such Investor and the consummation of the Equity Investment do not and will not (A) contravene or conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws or comparable organizational documents of such Investor (other than any individual), (B) contravene or conflict with, or result in any material violation or breach of, any Permit or Law applicable to such Investor or by which any of its material are bound, assuming that all Governmental Authorizations described in Section 3.01(c) have been obtained or made, or (C) result in the creation of any Liens (other than Permitted Liens) upon any of the material assets of such Investor, except, in the case of clauses (B), (C) and (D), as would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of such Investor to perform its obligations under this Agreement or prevent or materially impede or materially delay the consummation of the Equity Investment or other transactions contemplated by this Agreement.

(c) Information Supplied. None of the information included in the Proxy Statement that was supplied by or on behalf of such Investor specifically for inclusion or incorporation by reference in the Proxy Statement, at the date it is first mailed to the Company’s stockholders, at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, as amended or supplemented at such date or time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by such Investor with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its affiliates or representatives.

(d) Financing. Such Investor will have available to it upon the Closing sufficient funds to consummate the Equity Investment as contemplated hereby with respect to such Investor, including payment in full of its applicable portion of the Purchase Price.

(e) State Takeover Statutes. Such Investor has not been an “interested stockholder” with respect to the Company at any time within three (3) years of the date of this Agreement, as such term is used in Section 203 of DGCL.

(f) Accredited Investor. Such Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act. Such Investor is knowledgeable, sophisticated and experienced in business and financial matters, has previously invested in securities similar to the Securities and fully understands the limitations on transfer and the restrictions on sales of such Securities. Such Investor is able to bear the economic risk of its investment and is currently able to afford the complete loss of such investment. The Securities to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable Federal and state securities Laws and the Stockholders Agreement. Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered.

(g) Advisors. Such Investor acknowledges that prior to entering into this Agreement, it was advised by persons deemed appropriate by such Investor concerning this Agreement, the Stockholders Agreement, the Equity Investment and the transactions contemplated by this Agreement and the Stockholders Agreement, and conducted its own due diligence investigation and made its own investment decision with respect to such agreements and transactions.

(h) No Reliance. Except for the representations and warranties expressly set forth in this Agreement, such Investor is not relying on any statements, representations or warranties by the Company, the Principal Investor or any other person in connection with this Agreement or the transactions contemplated hereby. Such Investor represents and warrants that it has had an opportunity to receive all information related to the Company and the terms and conditions of the Equity Investment and the Securities deemed necessary by it for purposes of making its investment decision with respect to the Securities. Such Investor acknowledges receipt of and/or free access to the Filed SEC Documents. The decision of such Investor to purchase Securities pursuant to this Agreement has been made by such Investor independently of any other Investor. Such Investor acknowledges that no other Investor (including the Principal Investor) or its representatives has acted as agent or representative for such Investor in connection with making its investment decision with respect to the Securities.

(i) Private Placement Considerations. Such Investor understands and acknowledges that: (i) the offering of the Securities pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of the Securities hereunder is exempt from the registration requirements of the Securities Act; (ii) its representations and warranties contained herein are being relied upon by the Company as a basis for exemption of the sale of the Securities under the Securities Act, under the securities Laws of all applicable states and for other purposes; (iii) no state or Federal agency has made any finding or determination as to the fairness of the terms of the sale of the Securities or any recommendation or endorsement thereof; and (iv) the Securities are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under applicable securities Laws such Securities (and the securities issuable upon conversion or exercise thereof) may be resold without registration under the Securities Act only in certain limited circumstances and only in accordance with the Securities Act and the exemptions to registration provided by the Securities Act.

(j) No Additional Representations or Warranties. Except as provided in this Section 3.02, neither such Investor nor any of its Affiliates has made, or is making, any express or implied representation or warranty whatsoever to the Company or its Affiliates and no such Investor or any of its Affiliates shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.

ARTICLE IV
COVENANTS

Section 4.01.  Conduct of Business Prior to Closing. From and after the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except (i) as expressly contemplated or required by this Agreement, (ii) as set forth in Section 4.01 of the Company Letter, (iii) as required by applicable Law, or (iv) as consented to in writing by the Principal Investor, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (A) conduct its business and operations in the ordinary course of business consistent with past practice and (B) maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no material increases in any compensation, including any incentive, retention or similar compensation shall be required in respect thereof) and to preserve the goodwill of its business and its relationships with its customers, suppliers, agents, employees and other persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except (1) as otherwise expressly contemplated or required by this Agreement, (2) as set forth in Section 4.01 of the Company Letter, (3) as required by applicable Law, or (4) as consented to in writing by the Principal Investor, such consent not to be unreasonably withheld, conditioned or delayed, from and after the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions:

(a) Organizational Documents. amend, modify, change or waive any of the Company Organizational Documents or any of the comparable organizational documents of any of Company’s Subsidiaries (including partnership agreements and limited liability company agreements) as applicable;

(b) Dividends. (i) make, declare, set aside or pay any dividend or distribution on or with respect to any shares of its capital stock or other equity interests, other than dividends or distributions by wholly owned Subsidiaries of the Company to the Company or another wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice or (ii) enter into any agreement restricting or limiting the ability of the Company or any of its Subsidiaries to make, declare, set aside or pay any dividends or distributions; provided, that, for the avoidance of doubt, in connection with the Distribution, the Company shall be permitted to declare and distribute the Cash Dividend to its stockholders as of the Record Date;

(c) Capital Stock. except for the Reverse Split in accordance with the Fifth A&R Certificate of Incorporation, (i) adjust, split, subdivide, combine or reclassify its capital stock or other equity interests, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests, (iii) issue, deliver, grant, encumber or sell any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or such equity interests or securities (other than pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement and in accordance with their terms), or (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock or other equity interests;

(d) Compensation and Benefits. (i) increase the compensation or benefits payable or to become payable to any current or former Company Employee or any directors, managers or officers, (ii) grant any equity or equity-based incentive award, retention, severance or termination pay or change in control or transaction bonus to any current or former Company Employee or any directors, managers or officers, (iii) renew or enter into or amend any new employment or severance agreement with any current or former Company Employee or any directors, managers or officers, (iv) establish, adopt, enter into, amend or terminate any Company Benefit Plan or any employee benefit plan, agreement, policy or program that, if in effect on the date of this Agreement, would be a Company Benefit Plan, (v) enter into, terminate, amend or negotiate any collective bargaining agreement or other agreement or Contract with any labor organization, works council, trade union, labor association or other employee representative, (vi) implement any employee layoffs that could trigger any Liability or notice requirements under the WARN Act or (vii) take any action to accelerate the vesting, payment, or funding of any compensation or benefits to any current or former Company Employee or any directors, managers or officers, except, in each case, to the extent required by applicable Law, this Agreement or in terms of any Company Benefit Plan in effect on the date of this Agreement and set forth on Section 4.01(d) of the Company Letter that has been made available to the Principal Investor prior to the date of this Agreement;

(e) Dispositions. except for the transactions listed in Section 4.01(e) of the Company Letter, sell, lease, exclusively license, transfer, pledge, encumber, otherwise subject to any Lien, grant or dispose of any assets of the Company or any of its Subsidiaries, including any Intellectual Property rights, the capital stock or other equity interests of Subsidiaries of the Company, other than (i) the sale or other provision of products or services offered or provided in the ordinary course of business consistent with past practice, (ii) the disposition of obsolete equipment in the ordinary course of business consistent with past practice or (iii) grants of non-exclusive licenses of Company Intellectual Property in connection with the sale or provision of products or services, in each case in the ordinary course of business consistent with past practice;

(f) Acquisitions. except for (i) the pending acquisition transactions listed in Section 4.01(f) of the Company Letter and (ii) acquisitions for consideration payable solely by SpinCo that would not (individually or in the aggregate) (A) constitute a significant business acquisition as defined in Rule 11-01(b) of SEC Regulation S-X, (B) require any amendment to, or re-filing of, the Form 10, (C) prevent or materially impede or materially delay the consummation of the Equity Investment or other transactions contemplated by this Agreement and (D) require the approval of the stockholders of the Company (collectively, “Permitted Acquisitions”), acquire, by merger, consolidation, acquisition of equity interests or assets, or otherwise, any business, any material assets or properties, or any corporation, partnership, limited liability company, joint venture or other business organization or division of such business organization; provided that Permitted Acquisitions shall only be permitted hereunder if neither the Company nor any Subsidiary of the Company (other than SpinCo) will have or would reasonably be expected to have any Liability in connection with or relating to such acquisition;

(g) Contracts. except for the Contracts listed in Section 4.01(g) of the Company Letter, (i) enter into any Contract which if in effect as of the date of this Agreement would be a Material Contract or Company Real Property Lease, other than in the ordinary course of business consistent with past practice (unless such Contract would otherwise be prohibited under this Section 4.01), (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors or Affiliates from engaging or competing in any line of business or in any geographic area, (iii) terminate, cancel or amend or waive any material rights under any Material Contract or Company Real Property Lease, or (iv) terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(h) Indebtedness; Guarantees. incur, assume, issue or guarantee any indebtedness for borrowed money, or otherwise issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);

(i) Loans. (i) make any loans, advances or capital contributions to (other than business advances (that are not material in amount) in the ordinary course of business consistent with past practice), or investments in, any other person (including any of its officers, directors, managers, employees, agents or consultants), other than by the Company or a wholly owned Subsidiary of the Company to, or in, the Company or any of its wholly owned Subsidiaries in the ordinary course of business consistent with past practice or (ii) make any material change in the Company or its Subsidiaries’ existing borrowing or lending arrangements for or on behalf of such persons;

(j) Tax. make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, request any material ruling from any Taxing Authority, or agree to an extension, modification or waiver of the statute of limitations with respect to a material amount of Taxes;

(k) Accounting. materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets, in each case, other than as required by changes in GAAP or applicable Law after the date of this Agreement;

(l) Legal Actions. except for the Legal Action set forth in Section 4.01(l) of the Company Letter (which may be settled only for cash consideration paid prior to the Closing and without any admission of wrongdoing), commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Entity;

(m) Affiliate Transactions. enter into or amend any arrangement or Contract with any Affiliate, director, officer or stockholder of the Company;

(n) Inhibiting Transactions. take any action that would reasonably be expected to result in any of the conditions to the transactions contemplated by this Agreement set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed;

(o) Mergers and Recapitalizations. except for transactions involving SpinCo that the Principal Investor has approved in writing and except for the dissolution of certain of the Subsidiaries of the Company as set forth in Section 4.01(o) of the Company Letter, merge, consolidate, liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization or similar transaction (including any merger, consolidation, restructuring, recapitalization, or reorganization between or among any of the Company and its Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(p) Rights Plan. adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement; or

(q) Related Actions. authorize, agree or otherwise enter into an agreement to do any of the foregoing.

Section 4.02. No Solicitation. (a) Notwithstanding any provision in this Agreement to the contrary, the Company shall not, nor shall it authorize or permit any of its Subsidiaries to, nor shall it authorize or permit any Affiliate, director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or Representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate, respond to or propose, or encourage, facilitate or assist in, any proposal or offer, that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (ii) terminate, waive, amend or modify any provision of any existing confidentiality, standstill or similar agreement with respect to a potential Takeover Proposal, except as permitted by this Section 4.02(a), (iii) other than informing persons of the existence of the Company’s obligations under this Section 4.02, enter into, authorize, continue or otherwise participate in any discussions, negotiations or other communications, or any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement regarding or related to, or furnish to any person any confidential or other non-public information of the Company and its Subsidiaries for the purpose of encouraging, facilitating or responding to, any Takeover Proposal or any proposal or inquiry that could reasonably be expected to lead to a Takeover Proposal or (iv) recommend for approval or authorize the entry of, or enter into or propose to enter into any agreement requiring the Company or any of its Subsidiaries to abandon, terminate or fail to consummate the Equity Investment and the other transactions contemplated by this Agreement (including the Spin-Off); provided, that at any time prior to obtaining the Stockholder Approvals, in response to a bona fide written unsolicited Takeover Proposal that the Board of Directors of the Company, after consultation with its financial advisor and outside legal counsel, determines in good faith constitutes, or would reasonably be expected to lead to, a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 4.02, the Company may, and may permit and authorize its Subsidiaries and its Representatives and its Subsidiaries’ Representatives to, in each case subject to compliance with Section 4.02(c), (A) furnish non-public information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a nondisclosure agreement which contains terms that are not less restrictive with respect to the obligations (including confidentiality obligations, use restrictions, non-solicit provisions and no hire provisions, but excluding any standstill provisions) of such person making such Takeover Proposal, than those contained in that certain nondisclosure letter agreement dated September 13, 2023 between the Principal Investor and the Company (as it may be amended from time to time, the “Nondisclosure Agreement”); provided, that such confidentiality agreement shall not (1) grant any exclusive right to negotiate with such person making such Takeover Proposal or other counterparty, (2) prohibit the Company from satisfying its respective obligations under this Agreement or (3) require the Company or its Subsidiaries to pay or reimburse the fees, costs or expenses of such person making such Takeover Proposal or of any other counterparty; provided, further, that all such information had been provided, or is concurrently provided, to the Principal Investor; (B) engage in discussions or negotiations with the person making such Takeover Proposal (or the Representatives of such person making such Takeover Proposal) regarding any Takeover Proposal; and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with such person making such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any of its Subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.02(a) by the Company.

For purposes of this Agreement, the term “Takeover Proposal” means any inquiry, proposal, offer, indication of interest (whether written, oral or otherwise, or binding or non-binding) from any “person” or “group” (as defined in Section 13 and 14 of the Exchange Act) (other than any Investor) relating to, or that could reasonably be expected to lead to, in one transaction or a series of related transactions, (a) any merger, consolidation, share exchange or other business combination involving the Company or any of its Subsidiaries, (b) a sale, lease, exchange, mortgage, transfer or other disposition of twenty percent (20%) or more of the assets, revenues or earnings of the Company and its Subsidiaries on a consolidated basis, (c) any direct or indirect acquisition, issuance or sale of twenty percent (20%) or more of the shares of capital stock, equity interests or other stock equivalents of the Company (including the Company Common Stock) or any of its Subsidiaries, including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale, share exchange, tender offer or exchange offer, or other business combination or similar transaction, (d) a reorganization, recapitalization, liquidation or dissolution of the Company or its Subsidiaries, (e) any direct or indirect acquisition, including by way of any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of assets or businesses that constitute or represent twenty percent (20%) or more of the total revenue, net income, EBITDA or assets of the Company and its Subsidiaries, taken as a whole or (f) any other transaction having a similar effect to those described in clauses (a) through (e), or any combination of the transactions in clauses (a) through (e) in each case other than the Equity Investment.

For purposes of this Agreement, the term “Superior Proposal” means any binding bona fide unsolicited written Takeover Proposal (substituting “fifty percent (50%)” for “twenty percent (20%)” in each instance in the definition of Takeover Proposal) from any “person” or “group” (as defined in Section 13 and 14 of the Exchange Act) (other than any Investor) which did not result from a breach of Section 4.02, and that the Board of Directors of the Company determines in good faith, in consultation with outside legal counsel and financial advisors and taking into account all the terms and conditions and the financial, legal, regulatory, timing, financing, conditionality and other aspects and risks of such Takeover Proposal and this Agreement (after taking into account any revisions to the terms and conditions to this Agreement made or proposed in writing by the Principal Investor prior to the time of determination that would be immediately binding on the Principal Investor upon acceptance by the Company and execution of definitive documents), including the availability of financing, regulatory approvals, breakup fee and expense reimbursement provisions, the identity and wherewithal of the person or group making the proposal to consummation the transaction, and such other factors as the Board of Directors of the Company considers appropriate, (a) is more favorable to the Company’s stockholders (solely in their capacities as such) than the Equity Investment and the other transactions contemplated by this Agreement (including the Cash Dividend and Spin-Off), (b) the financing of which, if applicable, is fully committed on customary terms for a transaction of the type, and (c) the Board of Directors of the Company believes is reasonably likely to be consummated in accordance with its terms taking into account all the factors described above and other aspects and terms of such proposal and the identity of the person or group making the proposal.

(b) Except as set forth in the next sentence, neither the Board of Directors of the Company nor any committee thereof shall (or shall agree or resolve to) (i) withhold, amend, withdraw, qualify or modify in a manner adverse to the Investors, or propose publicly to withhold, amend, withdraw, qualify or modify in a manner adverse to the Investors, the approval, recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement, the Equity Investment and the other transactions contemplated by this Agreement, (ii) fail to publicly announce, within ten (10) business days after a tender offer or exchange offer relating to the Company Common Stock shall have been formally commenced or after any change in the consideration being offered thereunder, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, (iii) fail to publicly reaffirm such recommendation and declaration of advisability within two (2) business days after the Company receives a written request from the Principal Investor to do so, (iv) fail to include such recommendation and declaration of advisability in the Proxy Statement and fail to use reasonable best efforts to solicit such approval, (v) adopt, approve, endorse, recommend or declare advisable, or propose publicly an intention to adopt, approve, endorse, recommend or declare advisable, any Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal (any such action, resolution or agreement to take such action described in clause (i)-(v) being referred to herein as an “Adverse Recommendation Change”), or (vi) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or which is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a nondisclosure agreement entered into in accordance with Section 4.02(a)) (an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to receipt of the Stockholder Approvals, the Board of Directors of the Company may (A) in response to a Superior Proposal effect an Adverse Recommendation Change or in response to an Intervening Event effect an Adverse Recommendation Change contemplated by clauses (i), (iii) or (iv) of the definition thereof and (B) in response to a Superior Proposal, cause the Company to enter into a definitive agreement to consummate such Superior Proposal and concurrently with executing such definitive agreement, upon payment of the Termination Fee, terminate this Agreement pursuant to and in accordance with Section 7.01(g); provided that, with respect to clauses (A) and (B), the Board of Directors of the Company must first determine in good faith, after consultation with its financial advisors and outside legal counsel that the failure to do so would be a breach of the fiduciary duties of the Board of Directors of the Company under applicable Law, and provided, further, that the Board of Directors of the Company and the committees thereof shall not, and shall cause the Company not to, take any action described in clause (A) or (B) unless (1) the Board of Directors of the Company shall have first provided prior written notice to the Principal Investor (a “Change Notice”) at least five (5) business days in advance advising the Principal Investor that it is prepared to take such action in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (2) the Principal Investor does not make, within five (5) business days after the receipt of such notice, a proposal that would, in the good faith judgment of the Board of Directors of the Company (after consultation with its financial advisors and outside legal counsel), (I) cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or (II) obviate the need for an Adverse Recommendation Change as a result of an Intervening Event (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Change Notice and a new five (5) business day period), and provided, further, that any purported termination of this Agreement pursuant to Section 7.01(g) shall be void and of no force or effect unless the Company pays to the Principal Investor the Termination Fee in accordance with Section 5.04(b) prior to or concurrently with such termination. The Company agrees that, during the five (5) business day period prior to its effecting an Adverse Recommendation Change or taking an action described in clause (B) above, the Company and its officers, directors and representatives shall negotiate in good faith with the Principal Investor and its representatives regarding any revisions to the terms of this Agreement, the Equity Investment and the other transactions contemplated by this Agreement proposed by the Principal Investor.

For purposes of this Agreement, the term “Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (a) was unknown to and not reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement (or, if known, the consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company) and results in the standalone financial condition of the Company and its Subsidiaries, taken as a whole, being materially more favorable to the stockholders of the Company than this Agreement, the Equity Investment and the other transactions contemplated by this Agreement (including the Spin-Off and the Cash Dividend) and (b) does not relate to or involve (i) a Takeover Proposal, (ii) any changes in the market price, or change in trading volume, of the Company Common Stock, any change of the ratings or ratings outlook for the Company and the consequences of any such ratings or outlook changes, or the Company or its Subsidiaries meeting, failing to meet, or exceeding any projections, forecasts, budgets, operational metrics or estimates (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of Intervening Event, be taken into account in determining whether an Intervening Event has occurred), or (iii) any event, fact, development, circumstance or occurrence excluded from the definition of Material Adverse Effect.

(c) In addition to the obligations of the Company set forth in Section 4.02(a) and Section 4.02(b), the Company shall, as promptly as possible and in any event within twenty-four (24) hours after the receipt thereof, advise the Principal Investor orally and in writing of (i) any written or oral Takeover Proposal, (ii) the terms and conditions of such Takeover Proposal (including any subsequent amendment or other modification to such terms and conditions), (iii) a copy of the Alternative Acquisition Agreement providing for such Takeover Proposal and other material written proposals or offers delivered with, or in connection with, such Takeover Proposal, and (iv) the identity of the person making any such Takeover Proposal. Commencing upon the provision of any notice referred to above, the Company (or its outside counsel) shall (A) advise the Principal Investor (or its outside counsel) on a reasonably current basis of any material developments with respect to the Takeover Proposal, including the progress of negotiations concerning any Takeover Proposal, the material resolved and unresolved issues related thereto and any other material matters identified with reasonable specificity by the Principal Investor (or its outside counsel) and the material details (including amendments or proposed amendments as to price and other material terms) of any such Takeover Proposal and (B) promptly upon receipt or delivery thereof, provide the Principal Investor (or its outside counsel) with copies of all documents and material written or electronic communications describing any terms or conditions of any such Takeover Proposal (including the financing thereof) exchanged between the Company, its Subsidiaries or any of their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or Representatives, on the one hand, and the person making a Takeover Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or Representatives, on the other hand, in each case, as soon as is reasonably practicable and in any event within twenty-four (24) hours of receipt, provision or occurrence thereof. In addition to the foregoing, the Company shall (1) provide the Principal Investor with at least one (1) business day’s prior written notice of a meeting of the Board of Directors of the Company (or any committee of the Board of Directors of the Company) at which the Board of Directors of the Company (or any committee of the Board of Directors of the Company) is reasonably expected to consider any Takeover Proposal it has received and (2) as soon as is reasonably practicable and in any event within twenty-four (24) hours following a determination by the Board of Directors of the Company that a Takeover Proposal is a Superior Proposal, notify the in writing the Principal Investor of such determination.

(d) Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company or from the Board of Directors of the Company from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with its financial advisors and outside legal counsel), failure so to disclose would reasonably likely result in a breach of its fiduciary duties under applicable Law; provided, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 4.02(b).

(e) The Company shall, and shall cause its Representatives to: (i) cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that would constitute (if made after the date of this Agreement), or could reasonably be expected to lead to, a Takeover Proposal, (ii) within two (2) business days of the date of this Agreement, request the prompt return or destruction of all confidential or other non-public information concerning the Company or its Subsidiaries furnished to any person with whom a confidentiality agreement in contemplation of an acquisition transaction was entered into and (iii) immediately terminate all access granted to any such persons or their respective Representatives referenced in clauses (i) and (ii) to any physical or electronic data room; provided, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 4.02.

SECTION 4.03. Legend. Each Investor acknowledges that to the extent applicable, each certificate evidencing the Securities shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable state securities Laws:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON [CONVERSION] [EXERCISE] THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

Article V
Additional Agreements

Section 5.01.  Preparation of the Proxy Statement; Form 10; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC (i) the preliminary Proxy Statement and (ii) the Form 10 relating to the registration of the shares of SpinCo Common Stock to be distributed to the stockholders of the Company as of the Record Date, which Form 10 shall include forms of the Separation Agreement, Tax Matters Agreement, Employee Matters Agreement and, if required by Section 5.14 of this Agreement, the Transition Services Agreement, in each case, on the terms set forth herein unless otherwise agreed in writing by the Principal Investor and the Company. If the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement and is not notified by the SEC that it will receive comments, absent any Legal Restraint that has the effect of preventing such action, the Company shall, except as may be agreed in writing by the Principal Investor, file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the stockholders of the Company, in each case as expeditiously as possible following the date hereof. If the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, absent any Legal Restraint that has the effect of preventing such action, except as may be agreed in writing by the Principal Investor, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the stockholders of the Company, in each case as expeditiously as possible following the date hereof. Each of the Company and the Investors shall furnish all information concerning such person as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and the Form 10. The Company shall promptly notify the Principal Investor upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Form 10 and shall provide the Principal Investor with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company and the Principal Investor shall use reasonable best efforts (x) to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and the Form 10 or requests for additional information from the SEC and (y) clear any SEC comments with respect to the Proxy Statement and the Form 10 as promptly as practicable following their filing with the SEC and (z) to cause the Form 10 to become effective as promptly as practicable after its filing (provided that SpinCo shall be permitted to withdraw and refile, if the Principal Investor consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed, such Form 10 in order to prevent it from going effective taking into account the anticipated timing of the Closing). Notwithstanding the foregoing or anything in this Agreement to the contrary, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or the Form 10 (or any amendment or supplement thereto) or the information statement included as part of the Form 10 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide the Principal Investor an opportunity to review and comment on each such document or response, (ii) shall include all comments reasonably proposed by the Principal Investor and (iii) shall not file or mail such document, or respond to the SEC, prior to receiving the approval of the Principal Investor, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Stockholders Meeting, any information relating to the Company, the Investors or any of their respective Affiliates, officers or directors should be discovered by the Company or the Principal Investor that should be set forth in an amendment or supplement to the Proxy Statement or the Form 10 (including the information statement set forth therein), so that the Proxy Statement and the Form 10 (as applicable) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) The Company agrees that each of the Proxy Statement and Form 10 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and other applicable Laws and that none of the information included or incorporated by reference in the Proxy Statement or the Form 10 and any pro forma financial statements included in the Form 10, will, at the date the Proxy Statement or the Form 10, as applicable, is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting or at the time the Form 10 becomes effective, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no covenant is made by the Company with respect to statements made in the Proxy Statement, the Form 10 and any pro forma financial statements included in the Form 10, as applicable, based on information supplied in writing by or on behalf of the Principal Investor specifically for inclusion or incorporation for reference therein. Each Investor agrees that none of such information supplied by it will, at the date the Proxy Statement, or the Form 10, as applicable, is filed with the SEC or mailed to the stockholders of the Company or at the time of the Stockholders Meeting or the time the Form 10 becomes effective, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If requested by the Principal Investor prior to the filing of the preliminary Proxy Statement, the Company will submit to its stockholders for approval at the Stockholders Meeting, and recommend approval of, an equity incentive plan in a form (including as to share reserve) proposed by the Principal Investor (including with respect to the form of the proposal set forth in the Proxy Statement).

(c) As promptly as reasonably practicable after the date of this Agreement, the Company shall, in compliance with applicable Law, the Company Organizational Documents and the rules of Nasdaq, establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”), for the purpose of obtaining the Stockholder Approvals, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time (subject to the right of the Company to terminate this Agreement in accordance with Section 7.01(g)); provided, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholders Meeting to the extent (and only to the extent) necessary in order to obtain a quorum of its stockholders and the Company shall use its reasonable best efforts to obtain such a quorum as promptly as practicable, (ii) the Company may adjourn or postpone the Stockholders Meeting to the extent (and only to the extent) the Company reasonably determines that such adjournment or postponement is required by applicable Law to comply with comments made by the SEC with respect to the Proxy Statement and (iii) if the Company receives a new Takeover Proposal, the price or material terms of a previously received Takeover Proposal are modified or amended or an Intervening Event occurs, in any such case during the five (5) calendar-day period immediately prior to the day of the Stockholders Meeting, the Company may delay the Stockholders Meeting until the date that is the fifth (5th) business day after the date on which the Stockholders Meeting would otherwise have been held; provided, that the Company may delay the Stockholders Meeting pursuant to clause (iii) no more than twice. Subject to Section 4.02(b), (x) the Board of Directors of the Company shall recommend to holders of Company Common Stock that they vote in favor of the Stockholder Approvals and shall include such recommendation in the Proxy Statement and (y) the Company shall use its reasonable best efforts to solicit the Stockholder Approvals. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Takeover Proposal. The Company shall provide updates to the Principal Investor with respect to the proxy solicitation for the Stockholders Meeting (including interim results) as reasonably requested by the Principal Investor.

(d) As promptly as practicable following the clearance of the Form 10 by the SEC and after reasonable consultation with the Principal Investor and with the written consent of the Principal Investor (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall establish (i) the Record Date, which shall be a date immediately prior to the Closing Date, or such other date that is agreed to in writing by the Company and the Principal Investor, and (ii) the Distribution Date, which shall be a date that is seven (7) days after the Record Date, or such other date that is agreed to in writing by the Company and the Principal Investor.

Section 5.02.  Access to Information; Confidentiality. Subject to compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the Principal Investor and its representatives reasonable access during the period prior to the Closing or the termination of this Agreement to all their respective properties, assets, books, records, Contracts, commitments, Permits, documents, information, directors, officers and employees, and during such period the Company shall, and shall cause each of its Subsidiaries to, make available to the Principal Investor and its representatives any information concerning its business, assets, liabilities or other matters as the Principal Investor may reasonably request (including the work papers of Marcum LLP and Friedman LLP, subject to customary requirements). No investigation by the Principal Investor or any of its representatives and no other receipt of information by the Principal Investor or any of its representatives shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision of this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under the Agreement. Except as required by any applicable Law or Order, the Principal Investor will hold, and will direct its officers, employees, investment bankers, attorneys, accountants and other advisors and representatives to hold, any and all information received from the Company confidential in accordance with the Nondisclosure Agreement (it being understood that the Principal Investor may share any such information with any Investor (or prospective Investor) who has agreed in writing to hold such information confidential).

Section 5.03.  Reasonable Best Efforts; Consultation and Notice. (a) Upon the terms set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Equity Investment and the other transactions contemplated by this Agreement, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VI, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from, and the giving of any necessary notices to, Governmental Entities and other persons and the making of all necessary registrations, declarations and filings (including filings under the HSR Act and other registrations, declarations and filings with, or notices to, Governmental Entities, if any), (iii) the taking of all reasonable steps to provide any supplemental information requested by a Governmental Entity, including participating in meetings with officials of such entity in the course of its review of this Agreement, the Equity Investment or the other transactions contemplated by this Agreement, (iv) the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity or third party and (v) the obtaining of all necessary consents, approvals or waivers from any third party. In connection with and without limiting the generality of the foregoing, the Company shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the Equity Investment or the other transactions contemplated by this Agreement, including the Voting and Support Agreement or the Stockholders Agreement or the transactions contemplated thereby, take all actions necessary to ensure that the Equity Investment and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such statute or regulation on this Agreement, the Voting and Support Agreement, the Stockholders Agreement, the Equity Investment and the other transactions contemplated by this Agreement and such other agreements. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Investors be obligated to, and the Company shall not and shall cause its Subsidiaries not to, without the prior written consent of the Principal Investor, agree or proffer to divest or hold separate, or enter into any licensing, business restriction or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of the Company or any of its Subsidiaries. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Investors or any of their respective Affiliates be obligated to litigate or participate in the litigation of, or agree to any settlement of, any suit, claim, action or proceeding, whether judicial or administrative, brought by any Governmental Entity (A) challenging or seeking to restrain or prohibit the consummation of the Equity Investment or the other transactions contemplated by this Agreement, including transactions under the Voting and Support Agreement, or seeking to obtain from the Investors or any of their respective Affiliates any damages in relation therewith; (B) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, the Investors or any of their respective Affiliates of all or any portion of the business or assets or any product of the Company or its Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets or any product of the Company or its Subsidiaries or the Investors or their respective Affiliates, in each case as a result of or in connection with the Equity Investment or any of the other transactions contemplated by this Agreement; (C) seeking to directly or indirectly impose limitations on the ability of the Investors or any of their respective Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of the Preferred Stock or the Company Common Stock, or any Warrants, including the right to vote the Preferred Stock or Company Common Stock on all matters properly presented to the stockholders of the Company; or (D) seeking to (1) directly or indirectly prohibit the Investors or any of their respective Affiliates from effectively controlling in any respect any of the business or operations of the Company or its Subsidiaries or (2) directly or indirectly prevent the Company or its Subsidiaries from operating any of their businesses in substantially the same manner as operated by the Company and its Subsidiaries immediately prior to the date of this Agreement. The Company and the Investors shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, shall notify the other person or persons promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with, or notice to, such Governmental Entity and shall supply the other person or persons with copies of all correspondence between such person or persons or any of their respective representatives, on the one hand, and any Governmental Entity, on the other hand.

(b) (i) Subject to applicable Law, the Company shall consult in good faith on a reasonably regular basis with the Principal Investor to report material (individually or in the aggregate) Spin-Off related and operational developments, material changes in the status of relationships with customers and service providers, material changes in the status of ongoing operations and other matters reasonably requested by the Principal Investor pursuant to procedures reasonably requested by the Principal Investor; provided, that no such consultation shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(ii) Except as prohibited by applicable Law, the Company shall promptly notify the Principal Investor in writing of:

(A) the occurrence of any matter or event that (1) is, or that is reasonably likely to be, material (individually or in the aggregate) to the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (2) has resulted, or is reasonably likely to result, in (I) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (II) any such representation and warranty that is not so qualified becoming untrue in any material respect or (III) any condition to the transactions contemplated hereby and set forth in Section 6.02 not being satisfied;

(B) the occurrence of any event known to the Company, including the failure of the Company to perform in any material respect any obligation required to be performed by it under this Agreement, which would reasonably be expected to, individually or in the aggregate, cause to be unsatisfied at any time prior to the Closing Date any condition set forth in Section 6.01 or Section 6.02;

(C) any notice or other communication from any person (other than a Governmental Entity) alleging that notice to or consent of such person is required in connection with the Equity Investment or the other transactions contemplated by this Agreement;

(D) any material notice or other material communication from any Governmental Entity in connection with the Equity Investment or the other transactions contemplated by this Agreement, and a copy of any such notice or communication shall be furnished to the Principal Investor, together with the Company’s written notice;

(E) any filing or notice made by the Company with any Governmental Entity in connection with the Equity Investment or the other transactions contemplated by this Agreement, and a copy of any such filing or notice shall be furnished to the Principal Investor together with the Company’s written notice; and

(F) any action, suit, proceeding, inquiry or known investigation pending or, to the knowledge of the Company, threatened which questions or challenges the validity of this Agreement or the ability of any party to consummate the Equity Investment;

provided, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(iii) Each Investor shall promptly notify the Principal Investor and the Company in writing of (A) the occurrence of any matter or event that has resulted, or is reasonably likely to result, in (1) any representation and warranty of such Investor set forth in this Agreement that is qualified as to materiality becoming untrue, (2) any such representation and warranty that is not so qualified becoming untrue in any material respect or (3) any condition to the transactions contemplated hereby and set forth in Section 6.03(a) not being satisfied or (B) the failure of such Investor to perform in any material respect any obligation to be performed by such party under this Agreement such that the condition set forth in Section 6.03(b) could not be satisfied; provided, that no such notification shall operate as a waiver or otherwise affect any representation, warranty, covenant, agreement or other provision in this Agreement, or the obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(c) Without limiting the generality of the foregoing, the Company shall give the Principal Investor the opportunity to participate in the defense, at its own cost, of any litigation against the Company and/or its directors relating to the Equity Investment, the Spin-Off or the other transactions contemplated by this Agreement, including transactions under the Voting and Support Agreement, and will obtain the prior written consent of the Principal Investor prior to settling or satisfying any such claim.

Section 5.04.  Fees and Expenses.

(a)  Except as provided in the Separation Agreement, the Tax Matters Agreement, in Section 5.09, or as set forth in Section 5.01(a)(i) below, all fees and expenses incurred by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Company; provided that (and as further described in the Separation Agreement) all fees and expenses relating to the Spin-Off (including the Separation and the Distribution) incurred by the Company or any of its Subsidiaries, including SpinCo, shall be paid by SpinCo; provided, further, that, for the avoidance of doubt, responsibility and reimbursement for Taxes imposed on the Company as a result of, in connection with or relating to, the Spin-Off (including the Separation and the Distribution) shall be governed by the Tax Matters Agreement. If the Closing occurs, the Company shall reimburse the Principal Investor, within two (2) business days following the consummation of the Spin-Off, by wire transfer of same-day funds to an account or accounts designated by the Principal Investor, for all reasonable costs and expenses incurred by the Principal Investor and its Affiliates in connection with the transactions contemplated by this Agreement. Notwithstanding and in addition to the foregoing, (A) the Principal Investor shall be responsible for, and promptly and timely remit when due, all government filing fees relating to the HSR Filing by the Company under the HSR Act, which amount shall be reimbursed by the Company to the Principal Investor promptly following the consummation of the Spin-Off and (B) the Company and SpinCo shall be responsible for the allocation of expenses described in Section 5.04(a) of the Company Letter as and to the extent set forth therein.

(i) Notwithstanding the above, if the Closing occurs, the Principal Investor shall pay, or cause to be paid, up to $900,000 of the out-of-pocket expenses incurred by the Company in connection with this Agreement and the transactions and related agreements contemplated hereby and thereby, including all fees of its legal counsel, financial advisers, and accountants incurred by the Company in connection therewith (the “Company Transaction Expenses”), in accordance with the procedures set forth in Section 5.01(a)(ii) and Section 5.01(a)(iii);

(ii) No later than three (3) business days prior to the Closing Date, the Company shall provide to the Principal Investor a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment or reimbursement thereof), solely to the extent such fees and expenses are incurred (the “Company Transaction Expenses Certificate”); and

(iii) Within two (2) business days after the Closing, the Principal Investor shall pay or cause to be paid by wire transfer of immediately available funds up to $900,000 of Company Transaction Expenses, as set forth in the Company Transaction Expenses Certificate.

(b) In the event that (i) (A) this Agreement is terminated by either the Principal Investor or the Company pursuant to Section 7.01(b)(i) or Section 7.01(b)(iii) or by the Principal Investor pursuant to Section 7.01(e)(i), (B) a Takeover Proposal has been made to the Company or its stockholders or any person has publicly disclosed, announced or otherwise communicated a Takeover Proposal or an intention (whether or not conditional and whether or not withdrawn) to make a Takeover Proposal or a Takeover Proposal otherwise becomes publicly known after the date of this Agreement and prior to such termination and (C) prior to the date that is twelve (12) months after such termination, the Company or any of its Subsidiaries enters into any Alternative Acquisition Agreement or any other definitive contract to consummate any Takeover Proposal or any Takeover Proposal is consummated (solely for purposes of Section 5.04(b)(i)(B) and this Section 5.04(b)(i)(C), the term “Takeover Proposal” shall have the meaning set forth in the definition of Takeover Proposal contained in Section 4.02(a) except that all references to twenty percent (20%) shall be deemed references to fifty percent (50%)) or (ii) this Agreement is terminated by the Principal Investor pursuant to Section 7.01(c) or Section 7.01(d) or by the Company pursuant to Section 7.01(g), then the Company shall pay the Principal Investor a fee equal to $600,000 (the “Termination Fee”), by wire transfer of same-day funds (X) in the case of a termination by the Principal Investor pursuant to Section 7.01(c) or Section 7.01(d), within two (2) business days after such termination, (Y) in the case of a termination by the Company pursuant to Section 7.01(g), prior to or concurrently with, and as a condition to the effectiveness of, such termination and (Z) in the case of a payment as a result of any event referred to in Section 5.04(b)(i), no later than the first to occur of such events, in each case to an account designated by the Principal Investor.

(c) The Company acknowledges that the agreements contained in this Section 5.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Principal Investor would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 5.04 and, in order to obtain such payment, the Principal Investor commences a suit that results in an Order against the Company for the amounts set forth in this Section 5.04, the Company shall pay to the Principal Investor its reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 5.04 at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made plus five percent (5%).

Section 5.05.  Public Announcements. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. The Investors, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Equity Investment, the Spin-Off and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. Notwithstanding the foregoing, the Investors and their Affiliates shall be permitted to make communications to, and provide ordinary course information to any existing or prospective equityholders, general and limited partners, members, or managers of the applicable Investor, in each case, who are subject to customary confidentiality restrictions.

Section 5.06.  Board Representation Rights. Prior to the Closing, the Company shall take all action necessary to cause the following to occur:

(a)  effective as of the Closing, the Board of Directors of the Company shall be reconstituted (and the Company and the Board of Directors of the Company shall cause such reconstitution to occur) such that (i) the number of seats on the Board of Directors of the Company shall be as directed by the Principal Investor at least five (5) business days prior to the Closing, (ii) each of such directors (including Bradley S. Jacobs) shall be individuals designated by the Principal Investor at least five (5) business days prior to the Closing, (iii) each standing committee of the Board of Directors of the Company shall be reconstituted in a manner designated by the Principal Investor at least five (5) business days prior to the Closing and (iv) Bradley S. Jacobs shall be appointed as the Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company. The foregoing designations shall be made such that a majority of the Board of Directors of the Company and the members of each standing committee of the Board of Directors of the Company shall be independent as required in accordance with Nasdaq rules and applicable securities Law. In furtherance of the foregoing, the Company shall deliver to the Principal Investor prior to the Closing evidence reasonably satisfactory to the Principal Investor of the resignation of each director of the Company that has not been designated by the Principal Investor as a director of the Company from and after the Closing, and the resignation of the Chief Executive Officer, which resignations shall be effective as of the Closing. Each director designated by the Principal Investor in accordance with this Section 5.06 is referred to herein as an “Principal Investor Appointee.”

(b)  Subject to Section 5.06(d), Section 5.06(e) and Section 5.06(f), in connection with each meeting of stockholders at which directors are to be elected to serve on the Board of Directors of the Company, the Company shall take all necessary steps to nominate each Principal Investor Appointee (or such alternative persons who are proposed by the Principal Investor and notified to the Company on or prior to any date set forth in the Company Organizational Documents or applicable Law with respect to the nomination of directors) and to use its reasonable best efforts to cause the Board of Directors of the Company to unanimously recommend that the stockholders of the Company vote in favor of each Principal Investor Appointee for election to the Board of Directors of the Company. If, for any reason, a candidate designated as an Principal Investor Appointee is determined to be unqualified to serve on the Board of Directors of the Company because such appointment would constitute a breach of the fiduciary duties of the Board of Directors of the Company or applicable Law or stock exchange requirements, the Principal Investor shall have the right to designate an alternative Principal Investor Appointee to be so appointed, and the provisions of this Section 5.06(b) shall apply, mutatis mutandis, to such alternative Principal Investor Appointee.

(c)  Each appointed or elected Principal Investor Appointee will hold his or her office as a director of the Company for such term as is provided in the Company Organizational Documents or until his or her death, resignation or removal from the Board of Directors of the Company or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the Company Organizational Documents and applicable Law. If any Principal Investor Appointee ceases to serve as a director of the Company for any reason during his or her term, the Company will use its reasonable best efforts to cause the Board of Directors of the Company to fill the vacancy created thereby with a replacement designated by the Principal Investor.

(d)  Subject to applicable Law and applicable stock exchange requirements, the Principal Investor shall have the right to designate directors to the Board of Directors of the Company pursuant to this Section 5.06 as follows: (i) all of the members of the Board of Directors of the Company for so long as the Investors collectively own or control (together with their Affiliates) Preferred Stock, Company Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, at least eighty percent (80%) of the total voting power of the capital stock of the Company, calculated on a fully-diluted, as-converted basis, (ii) seventy-five percent (75%) of the total number of seats (rounded up to the nearest whole number) on the Board of Directors of the Company for so long as the Investors collectively own or control (together with their Affiliates) Preferred Stock, Company Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, at least sixty-five percent (65%) (but less than eighty percent (80%)) of the total voting power of the capital stock of the Company, calculated on a fully-diluted, as-converted basis, (iii) a majority of the total number of seats (rounded up to the nearest whole number) on the Board of Directors of the Company for so long as the Investors collectively own or control (together with their Affiliates) Preferred Stock, Company Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, at least forty-five percent (45%) (but less than sixty-five percent (65%)) of the total voting power of the capital stock of the Company, calculated on a fully-diluted, as-converted basis, (iv) forty percent (40%) of the total number of seats (rounded up to the nearest whole number) on the Board of Directors of the Company for so long as the Investors collectively own or control (together with their Affiliates) Preferred Stock, Company Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, at least thirty percent (30%) (but less than forty-five percent (45%)) of the total voting power of the capital stock of the Company, calculated on a fully-diluted, as-converted basis, (v) thirty-three percent (33%) of the total number of seats (rounded up to the nearest whole number) on the Board of Directors of the Company for so long as the Investors collectively own or control (together with their Affiliates) Preferred Stock, Company Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, at least fifteen (15%) (but less than thirty percent (30%)) of the total voting power of the capital stock of the Company, calculated on a fully-diluted, as-converted basis, and (vi) two members of the Board of Directors of the Company for so long as the Investors collectively own or control (together with their Affiliates) Preferred Stock, Company Common Stock or other voting securities, or Warrants exercisable for such securities, representing, in the aggregate, at least five percent (5%) (but less than fifteen percent (15%)) of the total voting power of the capital stock of the Company, calculated on a fully-diluted, as converted basis.

(e)  The Board of Directors of the Company shall have no obligation to appoint or nominate any Principal Investor Appointee if such appointment or nomination would violate applicable Law or stock exchange requirements or result in a breach by the Board of Directors of the Company of its fiduciary duties to its stockholders; provided, that the foregoing shall not affect the right of the Principal Investor to designate an alternate Principal Investor Appointee.

(f)  The rights of the Principal Investor set forth in this Section 5.06 shall be in addition to, and not in limitation of, such voting rights that the Principal Investor may otherwise have as a holder of capital stock of the Company (including any shares of Preferred Stock held by the Principal Investor).

Section 5.07.  Listing and Quotation. The Company shall take all action necessary to effect (a) the listing, effective as of the Closing, of the shares of Company Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants on the Nasdaq Capital Market or such other Nasdaq market tier as may be appropriate, upon official notice of issuance (the applications necessary with respect to this clause (a), the “Listing Application”), and (b) the quotation, effective as of the closing of the Spin-Off, of the shares of SpinCo common stock to be distributed to stockholders of the Company in the Spin-Off on OTC Markets (the applications necessary with respect to this clause (b), the “OTC Application”). No submission of, or amendment or supplement to, the Listing Applications or OTC Application will be made by the Company without providing the Principal Investor with a reasonable opportunity to review and comment thereon, and the Company shall give due consideration to the additions, deletions or changes suggested thereto by the Principal Investor and its Representatives. In addition, the Company agrees to provide the Principal Investor and its Representatives with copies of any written comments, and shall inform the Principal Investor of any oral comments, that the Company or its Representatives may receive from time to time from the Nasdaq or its staff with respect to the Listing Applications or from OTC Markets or its staff with respect to the OTC Application promptly after receipt of such comments, and any written or oral responses thereto. The Principal Investor and its legal counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the additions, deletions or changes suggested thereto by the Principal Investor and its counsel.

Section 5.08.  Reservation of Shares. From and after the Closing, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Company Common Stock such number of shares of Company Common Stock as shall from time to time equal the number of shares sufficient to permit the exercise of the Warrants and the conversion of the shares of Preferred Stock issued pursuant to this Agreement in accordance with their respective terms. The Company covenants that all shares of Company Common Stock issuable upon exercise of the Warrants or conversion of the Preferred Stock shall be newly issued shares, shall have been duly authorized and validly issued and shall be, upon such issuance, fully paid and nonassessable and free from preemptive rights and free of any Lien or adverse claim.

Section 5.09.  Cooperation for Acquisitions. After the date hereof until the Closing Date, the Company agrees that the Company shall, and shall cause its employees to, cooperate with the Principal Investor and its representatives with the Principal Investor’s efforts for the Company to consummate an acquisition of one or more businesses following the Closing, with such cooperation to include signing any definitive agreements with respect to such acquisition so long as the closing thereunder does not occur until the Closing. Until the consummation of the Spin-Off, the Principal Investor shall pay for the reasonable costs and expenses incurred by the Company (as directed by the Principal Investor) in connection with its obligations pursuant to this Section 5.09. Immediately after the consummation of the Spin-Off, the Company shall reimburse the Principal Investor for all such fees and expenses, as promptly as practicable (but in any event within two (2) business days) following the date of the consummation of the Spin-Off by wire transfer of same-day funds to an account or accounts designated by the Principal Investor.

Section 5.10.  Cooperation on Certain Litigations.

(a)  The Company shall be entitled to assume the control and defense at its sole expense of all stockholder litigation against the Company, any of its Subsidiaries or any of the directors, managers or officers of the Company or its Subsidiaries, in each case, arising out of, relating to or in connection with this Agreement or the Equity Investment, the Spin-Off or the other transactions contemplated by this Agreement (collectively, the “Stockholder Litigation”); provided, that (i) the Company shall promptly as practicable notify the Principal Investor of such Stockholder Litigation, (ii) the Company shall keep the Principal Investor reasonably informed on a reasonably prompt basis with respect to the status of such Stockholder Litigation, and (iii) the Principal Investor shall have the right to participate in (and jointly control) such Stockholder Litigation, including all proceedings, negotiations and settlement decisions related thereto.

(b)  The Company shall obtain the prior written consent of the Principal Investor before entering into any settlement, understanding or other agreement relating to such Stockholder Litigation.

(c)  Each party shall cooperate, and cause its Subsidiaries and employees and advisors to cooperate, in the defense of any Stockholder Litigation and shall furnish or cause to be furnished such records, information and testimony, and attend, at each party’s own expense, such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection with such Stockholder Litigation.

Section 5.11.  Tax Matters.

(a)  Transfer Taxes. The Company shall pay all transfer, stamp, documentary, issue and other similar Taxes due with respect to the issuance or delivery of the Preferred Stock or the Warrants or any other securities or property issued or delivered upon conversion of the Preferred Stock or exercise of the Warrants.

(b)  Tax Treatment. The Company and the Investors agree that (i) it is intended that the Preferred Stock not constitute “preferred stock” within the meaning of Section 305 of the Code and the Treasury Regulations promulgated thereunder and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither the Company nor any Investor shall treat the Preferred Stock as such for U.S. federal income Tax or withholding Tax purposes or otherwise take any position inconsistent with such treatment on any Tax Return, in any Tax audit, investigation, examination, claim, suit, inquiry or other proceeding or otherwise.

(c)  Allocation of Purchase Price. The Company and the Investors agree that (i) the Company is issuing the Preferred Stock and Warrants solely in consideration of the Purchase Price and not in recognition of any services provided or to be provided directly or indirectly by any Investor as an employee or otherwise (which services, if any, shall be separately compensated), (ii) the Purchase Price is equivalent to the aggregate value of the Preferred Stock and the Warrants, (iii) the purchase and sale of the Preferred Stock and Warrants by each Investor pursuant to this Agreement shall be treated as the purchase and sale of an “investment unit” consisting of such Preferred Stock and Warrants and (iv) the allocation of the Purchase Price between the Preferred Stock and the Warrants shall be as set forth in Section 5.11(c) of the Company Letter (the “Allocation”). Except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither the Company nor any Investor shall take any position inconsistent with the treatment set forth in this Section 5.11(c) or the Allocation on any Tax Return, in any Tax audit, investigation, examination, claim, suit, inquiry or other proceeding or otherwise.

Section 5.12.  Treatment of Company Stock Options. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Equity Plan) shall adopt such resolutions or take such other actions (including obtaining any required consents) as may be required to, effectuate the actions contemplated by this Section 5.12.

(a)  Effective as of the effective time of the Reverse Split contemplated by the Fifth A&R Certificate of Incorporation, the number of shares of Company Common Stock underlying Company Stock Options outstanding immediately prior to such effective time, and the exercise prices of such Company Stock Options, shall be appropriately adjusted so as to reflect such Reverse Split. Such adjustment shall be implemented in a manner that (i) complies with the terms of the Company Equity Plan and, to the extent applicable, Section 409A or 422 of the Code (including the regulations and other guidance promulgated thereunder), (ii) results in as minimal an amount of additional accounting expense as permitted pursuant to GAAP and (iii) in the case of any Company Stock Options held by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, causes any acquisition or disposition of Company Stock Options in connection with such adjustment (or any deemed acquisition or disposition) to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(b)  Effective as of the Closing, each Company Stock Option that was outstanding and unexercised as of immediately prior to the Closing shall, automatically and without any action on the part of the holder therefore, be cancelled without payment of consideration to the holder thereof.

Section 5.13.  Spin-Off.

(a)  After the date hereof until the consummation of the Spin-Off, the Company agrees that the Company and its Subsidiaries shall, and shall cause its and their employees to, cooperate with the Principal Investor and its Representatives (and keep them reasonably informed on a current basis) in connection with all matters relating to the Spin-Off and shall make no material decisions relating to the Spin-Off, including with respect to the terms of any documents relating to the Spin-Off (including the certificate of incorporation and bylaws of SpinCo) and the directors and officers of SpinCo, without reasonably consulting with, and obtaining the prior written consent of, the Principal Investor (such consent not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, neither the Company nor any Subsidiary of the Company shall amend or modify any terms of the Separation Agreement, the Tax Matters Agreement or the Employee Matters Agreement, or approve or enter into any such agreements that have different terms than set forth in the Exhibits hereto, in each case without the prior written consent of the Principal Investor. Without limiting Section 5.01, the Company and its Subsidiaries shall give the Principal Investor an opportunity to review and comment on each document relating to the Spin-Off, shall include all comments reasonably proposed by the Principal Investor and shall not file or mail such document, or respond to the SEC, prior to receiving the prior written approval of the Principal Investor, which approval shall not be unreasonably withheld, conditioned or delayed.

(b)  Prior to the Closing Date, the Company shall declare the Cash Dividend to the Company’s stockholders of record as of the Record Date. On the Distribution Date, the Cash Dividend shall be paid to the Company’s stockholders of record as of the Record Date and shall be funded by proceeds to be received by the Company from the Equity Investment.

(c)  During the Post-Closing Spin-Off Period, (i) none of the Principal Investor or its controlled Affiliates (the “Principal Investor Group”), the Company or the then-newly constituted Board of Directors of the Company shall take any action by or on behalf of the Company (or any of the others in the Principal Investor Group) that would be likely to delay, compromise or otherwise jeopardize consummation by the Company of the Spin-Off; (ii) each member of the Principal Investor Group shall act in good faith in connection with the continued operation of the Company’s legacy businesses, consistent with past practice in all material respects, and shall use his, her or its reasonable best efforts to cooperate with the Company in effecting the Spin-Off; and (iii) no member of the Principal Investor Group shall make any material decisions relating to or impacting the Company’s legacy businesses, including without limitation, modifying any of the organizational documents of SpinCo or any of its Subsidiaries other than as contemplated by this Agreement, changing any of the directors or officers of SpinCo or any of its Subsidiaries other than as contemplated by this Agreement, or modifying any Contracts to the extent relating to or impacting the legacy businesses other than as contemplated by this Agreement, without consulting with, and obtaining the prior written consent of Mark Meller, the present Chief Executive Officer of the Company (“CEO”) or in his absence, the then-current CEO of SpinCo (in each case which consent shall not be unreasonably withheld, conditioned or delayed), or preventing or terminating the Spin-Off; provided, that each of the Principal Investor Group, the Company and the then-newly constituted Board of Directors of the Company shall be permitted to operate the Company and its Subsidiaries (other than SpinCo and the legacy businesses that have been contributed to SpinCo) during the Post-Closing Spin-Off Period in any manner they deem to be appropriate, including consummating an acquisition of one or more businesses or entities, purchasing any assets of one or more businesses or entities, entering into financing transactions, or engaging in any other similar transactions and actions in connection with the foregoing. Without limiting the foregoing, during the Post-Closing Spin-Off Period, no member of the Principal Investor Group shall amend or modify (or agree to amend or modify) any terms of any of the agreements or other documents delivered pursuant hereto, in each case without the prior written consent of the CEO or in his absence the then-current CEO of SpinCo (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)  During the Post-Closing Spin-Off Period, each of the CEO and the other now-existing officers and directors of the Company shall serve in similar roles for SpinCo, but, for the avoidance of doubt, not for the Company.

Section 5.14.  Transition Services Agreement. After the date hereof until the Closing Date, the Company agrees that if the Principal Investor determines that a transition services agreement between the Company and SpinCo is reasonably required after the consummation of the Spin-Off, the parties shall negotiate reasonably in good faith for the Company and SpinCo to enter into a customary transition services agreement, for a term not exceeding six (6) months and with services provided at cost, in connection with the Spin-Off (any such agreement, the “Transition Services Agreement”).

Section 5.15.  Registration Rights and Registration Rights Agreement. After the date hereof and prior to the Closing, the parties shall negotiate the Registration Rights Agreement, in a form reasonably acceptable to the Principal Investor and reflecting terms consistent with those set forth on Exhibit C. Without limiting the rights of the Investors under the Registration Rights Agreement, if requested by the Principal Investor at least twenty (20) days prior to the Closing, the Company will use reasonable best efforts to as promptly as reasonably practicable (a) file a registration statement with the SEC on Form S-3 (if eligible) registering shares of Preferred Stock, Warrants and shares of Company Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Warrants and (b) have such registration statement declared effective as promptly as reasonably practicable thereafter. Upon such registration statement becoming effective, the Company will use reasonable best efforts to maintain its effectiveness in accordance with applicable Laws.

Section 5.16.  Jacobs Employment Agreement. Prior to the Closing (but in no event earlier than two (2) business days prior to the Closing), the Company shall enter into, effective as of the Closing, the Jacobs Employment Agreement in the form directed by the Principal Investor in writing prior to the Closing (but in no event earlier than two (2) business days prior to the Closing).

Section 5.17.  Preparation of Financial Statements. After the date hereof and prior to the Closing, the Company shall prepare and deliver to the Principal Investor as promptly as practicable, historical financial statements of the Company and pro forma financial statements of the Company (after taking into account the consummation of the Spin-Off) for such periods following the consummation of the Spin-Off as may be required by applicable SEC rules (including, for the avoidance of doubt, such financial statements as may be required to be included in the Current Report on Form 8-K to be filed in connection with the Closing or with the consummation of the Spin-Off, as applicable). The Company and each of its Subsidiaries shall provide all reasonable assistance and cooperation reasonably requested by the Principal Investor with the timely preparation of such financial statements.

Article VI
Conditions Precedent

Section 6.01.  Conditions to Each Party’s Obligation to Effect the Equity Investment. The respective obligation of each party to effect the Equity Investment is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Stockholder Approvals. The Stockholder Approvals shall have been obtained.

(b) Antitrust. Any waiting period (and any extension thereof) applicable to this Agreement, the Equity Investment or other transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired. Any other approval or waiting period under any other applicable competition, merger control, antitrust or similar Law shall have been obtained or terminated or shall have expired.

(c)  No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Orders issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing, prohibiting or making illegal the consummation of the Equity Investment or any of the other transactions contemplated by this Agreement shall be in effect.

(d) Form 10. The Form 10 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form 10 shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff and not withdrawn.

Section 6.02.  Conditions to Obligations of the Investors. The obligations of the Investors to effect the Equity Investment are further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)  Representations and Warranties.

(i)  The representations and warranties of the Company set forth in Section 3.01(a) (Organization and Power), Section 3.01(d) (Corporate Authorizations), Section 3.01(g) (Subsidiaries), Section 3.01(h) (Business Operations), Section 3.01(x) (Takeover Statutes), Section 3.01(bb) (Opinion of Financial Advisor), Section 3.01(ff) (Information Supplied) and Section 3.01(jj) (Indebtedness) shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct in all material respects at and as of such time);

(ii)  the representations and warranties of the Company set forth in Section 3.01(f) (Capitalization) shall be true and correct in all respects other than for any de minimis inaccuracies of the date hereof and shall be true and correct in all respects other than for any de minimis inaccuracies as of the Closing as though made on and as of the Closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct in all but de minimis respects at and as of such time);

(iii)  the representations and warranties of the Company set forth in Section 3.01(l)(ii) (Absence of Certain Changes), Section 3.01(cc) (Brokers), Section 3.01(dd) (Fifth A&R Certificate of Incorporation and Preferred Stock Certificate of Designation), Section 3.01(ee) (Valid Issuance), Section 3.01(gg) (Voting Requirements) and Section 3.01(hh) (Securities Law Compliance) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made on and as of the Closing (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time); and

(iv) the other representations and warranties of the Company contained in Section 3.01 (Representations and Warranties of the Company) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time), with only such exceptions, in the case of this Section 6.02(a)(iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that, with respect to the foregoing clause (i) and this clause (iv), any exceptions and qualifications with regard to materiality or Material Adverse Effect contained therein shall be disregarded for purposes of this Section 6.02(a).

(b)  Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)  No Litigation. There shall not be pending any claim, suit, action or proceeding brought or threatened by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Equity Investment or the other transactions contemplated by this Agreement, or seeking to obtain from the Investors or any of their Affiliates any damages in relation thereto; or (ii) seeking to impose limitations on the ability of the Investors to acquire or hold, or exercise full rights of ownership of, any Warrants or any shares of Preferred Stock or Company Common Stock, including the right to vote the Preferred Stock or the Company Common Stock on all matters properly presented to the stockholders of the Company.

(d)  Legal Restraint. No Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects referred to in clause (i) or (ii) of Section 6.02(c) shall be in effect.

(e)  No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any state of facts, change, development, event, effect, condition, occurrence, action or omission that is reasonably likely to have a Material Adverse Effect.

(f) Officers Certificate. The Principal Investor shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to the effect that the conditions set forth in the foregoing clauses (a), (b) and (e) have been satisfied.

(g) Fifth A&R Certificate of Incorporation and Certificate of Designation. The Company shall have duly adopted the Fifth A&R Certificate of Incorporation and the Certificate of Designation, and the Fifth A&R Certificate of Incorporation and the Certificate of Designation shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware.

(h) Nasdaq Approval. Nasdaq shall have approved the listing of shares of Company Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants on the Nasdaq, upon official notice of issuance.

(i) Registration Rights Agreement. The Principal Investor shall have received a counterpart of the Registration Rights Agreement, in a form reasonably acceptable to the Principal Investor and reflecting terms consistent with those set forth on Exhibit C, that shall have been executed and delivered by a duly authorized officer of the Company.

(j) Jacobs Employment Agreement. The Principal Investor shall have received a counterpart to the employment agreement by and between Bradley S. Jacobs and the Company (“Jacobs Employment Agreement”) duly executed by the Company, in the form directed by the Principal Investor in writing prior to the Closing (but in no event earlier than two (2) business days prior to the Closing).

(k) Meller Employment Agreement. The Meller Employment Agreement shall have been terminated in accordance with the Meller Letter Agreement and the Company shall have taken all action necessary to cause such termination to occur in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B).

(l) Trading Halt. No stop order or suspension of trading shall have been imposed by the Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Company Common Stock.

Section 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Equity Investment is further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)  Representations and Warranties. The representations and warranties of each Investor contained herein that are qualified as to materiality shall be true and correct (as so qualified), and the representations and warranties of each Investor contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement (or, with respect to any Investor made a party hereto by joinder in accordance with Section 8.08, as of the date of the applicable joinder) and as of the Closing with the same effect as though made as of the Closing, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b)  Performance of Obligations of Investors. Each Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

Section 6.04. Principal Investor Cure. In the event of any breach by any Investor (other than the Principal Investor) that would result in the failure of a closing condition pursuant to Section 6.03(a) or Section 6.03(b), the Principal Investor shall be entitled, in its sole discretion (subject to Section 2.04), to purchase the shares of Preferred Stock and Warrants otherwise allocable to the breaching Investor on the terms set forth in this Agreement and, in such event, the breach by such Investor that would otherwise result in the failure of a closing condition pursuant to Section 6.03(a) or Section 6.03(b) shall be deemed cured for purposes of Section 6.03.

Article VII
Termination, Amendment and Waiver

Section 7.01. Termination. This Agreement may be terminated, and the Equity Investment and the other transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing, whether before or after the Stockholder Approvals have been obtained, upon written notice (other than in the case of Section 7.01(a) below) from the terminating party to the non-terminating party specifying the subsection of this Section 7.01 pursuant to which such termination is effected only in the following circumstances:

(a)  by mutual written consent of the Principal Investor and the Company;

(b)  by either the Principal Investor or the Company, if:

(i) the Closing shall not have occurred on or prior to December 31, 2024 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii) any Legal Restraint having the effect set forth in Section 6.01(c) shall be in effect and shall have become final and non-appealable; or

(iii)  the Stockholders Meeting shall have been held and the Stockholder Approvals shall not have been obtained thereat or at any adjournment or postponement thereof, except that the right to terminate this Agreement under this Section 7.01(b)(iii) shall not be available to the Company where the failure to obtain the Stockholder Approvals has been caused by the action or failure to act by the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(c) prior to receipt of the Stockholder Approvals, by the Principal Investor, in the event an Adverse Recommendation Change has occurred;

(d)  by the Principal Investor, if the Company shall have breached any of obligations or failed to perform any of its covenants or other agreements in Section 4.02 in any material respect;

(e) by the Principal Investor, if: (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured by the Company or, if capable of being cured by the Company, the Company does not cure such breach or failure within twenty (20) days after its receipt of written notice thereof from the Principal Investor; provided that, the right to terminate this Agreement under this Section 7.01(e)(i) shall not be available to the Principal Investor if the Principal Investor is then in material breach of any of its representations, warranties, agreements or covenants contained in this Agreement; or (ii) any Legal Restraint having any of the effects referred to in clause (i) or (ii) of Section 6.02(c) shall be in effect and shall have become final and non-appealable;

(f) by the Company, if any Investor shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) (after giving effect to Section 6.04) and (ii) is incapable of being cured by such Investor or the Principal Investor or, if capable of being cured by such Investor or the Principal Investor, such Investor or the Principal Investor does not cure such breach or failure within twenty (20) days after its receipt of written notice thereof from the Company; provided that, the right to terminate this Agreement under this Section 7.01(f) shall not be available to the Company if the Company is then in material breach of any of its representations, warranties, agreements or covenants contained in this Agreement; or

(g) prior to receipt of the Stockholder Approvals, by the Company in order to concurrently enter into a definitive agreement to consummate a Superior Proposal in accordance with Section 4.02(b).

Section 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or the Principal Investor as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Investors or the Company, other than the last sentence of Section 5.02, Section 5.04, this Section 7.02 and Article VIII and except for any material and willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which material breach and liability therefor shall not be affected by termination of this Agreement or any payment of the Termination Fee pursuant to Section 5.04).

Section 7.03. Extension; Waiver. At any time prior to the Closing, the Company or the Investors (or, if permitted by Section 1.02(a), the Principal Investor) may (a) extend the time for the performance of any of the obligations or other acts of the Investors or the Company, respectively, (b) waive any inaccuracies in the representations and warranties of any Investor or the Company, respectively, contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of any Investor or the Company, respectively, or any conditions to the obligations of the Investors or the Company, respectively, contained herein; provided, that after the Stockholder Approvals have been obtained, there shall be made no waiver that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Article VIII
General Provisions

Section 8.01. Non-survival of Representations and Warranties. Except for the representations and warranties set forth in Section 3.01(ee) (Valid Issuance), Section 3.01(hh) (Securities Law Compliance), Section 3.01(kk) (No Reliance) and Section 3.02(f) through Section 3.02(i), none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

Section 8.02. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by email, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 8.02):

if to the Investors or to the Principal Investor, to:

Jacobs Private Equity II, LLC
5 American Lane
Greenwich, CT 06831
Email: [Intentionally omitted]
Attention: Austin Landow

and with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019
Email: AOEmmerich@wlrk.com; VSapezhnikov@wlrk.com
Attention: Adam O. Emmerich, Viktor Sapezhnikov

if to the Company prior to the Closing, to:

SilverSun Technologies, Inc.

120 Eagle Rock Avenue

East Hanover, NJ 07936
Email: meller@silversuntech.com

Attention: Mark Meller, Chief Executive Officer

with a copy to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Email: jlucosky@lucbro.com; chaunschild@lucbro.com

Attention: Joseph Lucosky; Chris Haunschild

if to the Company after the Closing, to:

SilverSun Technologies, Inc.

5 American Lane
Greenwich, CT 06831
Email: [Intentionally omitted]

Attention: Austin Landow

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019
Email: AOEmmerich@wlrk.com; VSapezhnikov@wlrk.com
Attention: Adam O. Emmerich, Viktor Sapezhnikov

and with a copy to (unless such notice occurs after the consummation of the Distribution):

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Email: jlucosky@lucbro.com; chaunschild@lucbro.com

Attention: Joseph Lucosky; Chris Haunschild

Section 8.03. Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such first person.

(b)  “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010, and any other applicable anti-bribery or anti-corruption Law.

(c) “Anti-Money Laundering Laws” means any applicable laws, regulations or orders relating to anti-money laundering, counter-terrorist financing, or record-keeping and reporting requirements in any jurisdiction in which the Company or any of its Subsidiaries is located or conducting business including, but not limited to, the UK Proceeds of Crime Act 2002, the Money Laundering Control Act of 1986, the Bank Secrecy Act of 1970, and the USA PATRIOT Act of 2001 (as amended and updated).

(d) “business day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

(e) “CARES Act” means (i) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) Mar. 27, 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, Internal Revenue Service Notice 2020-65 and any related or successor legislation, guidance, rules and regulations promulgated thereunder or in connection therewith (and any similar relief, legislation, guidance, rules or regulations under any state, local or non-U.S. Law), and (ii) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133).

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company Employee” means each individual who is an employee, independent contractor or other individual service provider of the Company and its Subsidiaries.

(h) “Company Equity Plan” means the SilverSun Technologies, Inc. 2019 Equity and Incentive Plan.

(i) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(j) “Company Stock Option” means a stock option to purchase shares of Company Common Stock issued by the Company pursuant to the Company Equity Plan.

(k) “Contract” means any written or oral contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.

(l) “COVID-19” means the Coronavirus, SARS-CoV-2 or COVID-19, and all related strains, mutations or variations, including any resurgence or any evolutions or mutations of COVID-19 and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

(m) “Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the environment or health and safety (regarding Hazardous Substances), (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances. “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Control Act, 42 U.S.C. § 6901 et seq. and all applicable analogous state or local statutes or ordinances.

(n) “ERISA Affiliate” means, with respect to any person, any trade or business (whether or not incorporated) that is treated as a single employer with such person within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(o) “Ex-Im Laws” means all applicable Laws, rules and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).

(p) “Form 10” means the registration statement on Form 10 to be filed by the Company with the SEC to effect the registration of SpinCo Common Stock pursuant to the Exchange Act, as such registration statement may be amended or supplemented from time to time.

(q) “Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is defined or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law, including but not limited to any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, and perfluoroalkyl and polyfluoroalkyl substances.

(r) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, including any and all (i) inventions (whether or not patentable), invention disclosures, patents and patent applications (including divisionals, provisionals, continuations, continuations-in-part, and renewal applications), and any renewals, extensions, or reissues; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, assumed names, corporate names, domain names and other source identifiers, including all registrations and applications for registration of the foregoing, and all goodwill associated with any of the foregoing; (iii) copyrights (including all registrations and applications for registration), copyrightable subject matter, original works of authorship, and moral rights; (iv) rights in Software, (v) trade secrets, including confidential and proprietary information and know-how (including processes, formulae, techniques, methods, algorithms, data, databases, designs, drawings, specifications, and material proprietary customer and business data); and (vi) rights to sue and recover and retain damages, costs and attorneys’ fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.

(s) as it relates to the Company, “knowledge” means, with respect to any matter in question, the actual knowledge, after reasonable inquiry, of any officer or employee of the Company identified in Section 8.03(s) of the Company Letter.

(t) “Law” means any federal, state, local or municipal, domestic or foreign, or other statute, law, code, ordinance, act, rule or regulation of any Governmental Entity, and any Orders.

(u) “Legal Actions” means actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions, examinations, investigations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings before or by a Governmental Entity

(v) “Liability” means any liabilities, Liens or obligations of any kind, whether known or unknown, accrued, contingent, absolute, inchoate or otherwise.

(w) “Lien” means any pledges, claims, liens, charges, options, security interests or other encumbrances of any kind or nature whatsoever.

(x) “Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission (each, an “Effect”) that, alone or together with any other Effects, (i) materially and adversely affects the business, assets, liabilities, properties, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impedes or materially delays the consummation by the Company of the Equity Investment or the other transactions contemplated by this Agreement; provided, that, with respect to clause (i) above, none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect on the Company: (A) changes after the date hereof in general legal, market, economic or political conditions affecting the industry in which the Company operates, provided that such Effects do not disproportionately affect the Company or its Subsidiaries in relation to other companies in the industry or geographic areas in which the Company or such Subsidiaries operate, (B) changes after the date hereof affecting general worldwide economic or capital market conditions (including changes in interest or exchange rates), provided that such Effects do not disproportionately affect the Company or its Subsidiaries in relation to other companies in the industry or geographic areas in which the Company or such Subsidiaries operate; (C) the pendency or announcement of this Agreement or the anticipated consummation of the Equity Investment, including any reaction of any customer, employee, supplier, service provider, partner or other constituency to the identity of the Investors or any of the transactions contemplated by this Agreement (provided that the exception in this clause (C) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of or performance under this Agreement or the consummation of the transactions contemplated hereby); (D) any decrease in and of itself in the market price or trading volume of the Company Common Stock (it being understood that the underlying cause or causes of any such decrease may be deemed to constitute, in and of itself or themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect); (E) the Company’s failure to meet any internal or published projections, forecasts or other predictions or published industry analyst expectations of financial performance (it being understood that the underlying cause or causes of any such failure may be deemed to constitute, in and of itself and themselves, a Material Adverse Effect and may be taken into consideration when determining whether there has occurred a Material Adverse Effect); (F) any change after the date hereof in GAAP; (G) actions or omissions of the Company or any of its Subsidiaries taken with the express prior written consent of the Principal Investor; and (H) any natural disaster or the commencement or escalation of any war, material armed hostilities or other material international or national calamity or act of terrorism, provided that such Effects do not disproportionately affect the Company or its Subsidiaries in relation to other companies in the industry or geographic areas in which the Company or such Subsidiaries operate.

(y) “Meller Employment Agreement” means the Amended and Restated Employment Agreement, dated as of February 4, 2016 by and between SilverSun Technologies, Inc. and Mark Meller.

(z) “Nasdaq” means The Nasdaq Stock Market LLC or such other Nasdaq market tier as may be appropriate.

(aa) “Orders” means any orders, decisions, judgments, writs, injunctions, or decrees issued by any court, agency or other Governmental Entity.

(bb) “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in the Company’s financial statements in accordance with GAAP, (ii) Liens for assessments and other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, repairmen’s, workers’ or similar Liens incurred in the ordinary course of business consistent with past practice, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, (iii) Liens incurred in the ordinary course of business consistent with past practice, in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations and (iv) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use of properties encumbered thereby.

(cc) “person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

(dd) “Representatives” means, when used with respect to any person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such person.

(ee) “Reverse Split” means the 8:1 reverse stock split to be effected pursuant to the Fifth A&R Certificate of Incorporation.

(ff) “Sanctioned Person” means any person who is the target of Sanctions, including by virtue of being (i) listed on any Sanctions-related list of designated or blocked persons; (ii) a Governmental Entity of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine); or (iii) fifty percent (50%) or more owned or controlled by any of the foregoing.

(gg) “Sanctions” means trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures, including those administered, enacted or enforced by (i) the United States (including the Department of the Treasury, Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations or (iv) His Majesty’s Treasury.

(hh) “Software” means all computer software (in object code or source code format), libraries, data and databases, and related specifications, documentation and materials.

(ii) a “Subsidiary” of any person means any other person (i) more than fifty percent (50%) of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other person are, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such other person is, now or hereafter, owned or controlled, directly or indirectly, by such first person, but such other person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

(jj) “Tax” means all taxes, fees, duties, charges, levies, governmental charges or assessments of any kind whatsoever imposed by any Governmental Entity, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

(kk) “Tax Return” means any return, form, declaration, report, election, claim for refund, information return, statement or other document filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

(ll) “Taxing Authority” means any Governmental Entity responsible for the assessment, collection or administration of Taxes.

Section 8.04. Exhibits; Interpretation. The headings contained in this Agreement or in any Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section, Subsection or Exhibit, such reference shall be to a Section or Article of, or an Exhibit to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include,” “includes” and “including” shall be deemed followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The words “made available to the Principal Investor” and words of similar import refer to documents (a) posted to a diligence website by or on behalf of the Company and made available to the Principal Investor and its representatives or (b) delivered in person or electronically to the Principal Investor and its representatives, in each case at least two (2) business days prior to the date hereof. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 8.05. Counterparts. This Agreement may be executed in one or more counterparts (including by any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Exhibits hereto and the Company Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, except for the Nondisclosure Agreement, and is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns, and including any Investor made a party hereto in accordance with Section 8.08) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

Section 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary in this Section 8.08, the Principal Investor may assign a portion of its purchase obligation with respect to the shares of Preferred Stock and the Warrants otherwise allocable to it as set forth on Schedule I hereto to one or more additional Investors made party hereto following the date hereof pursuant to joinders in form and substance reasonably satisfactory to the Company, and, upon execution and delivery of any such joinder, Schedule I hereto shall be amended to reflect such assignment; provided that the purchase obligation of any such Investor made a party hereto in accordance with this sentence shall in all events be subject to Section 2.04.

Section 8.09. Amendment. This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approvals have been obtained; provided, that after the Stockholder Approvals have been obtained, there shall be made no amendment that by Law requires further approval by stockholders of the Company without the further approval of such stockholders. Except as set forth in Section 8.08, this Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Investors (or, if permitted by Section 1.02(a), the Company and the Principal Investor).

Section 8.10. Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the Equity Investment or any other transaction contemplated by this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Equity Investment or any of the other transactions contemplated by this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.

Section 8.12. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this Agreement is breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief, without proof of actual damages, on the basis that (a) any party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no other party or any other person shall be required to obtain, furnish, secure or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing, securing or posting of any such bond or similar instrument.

Section 8.13. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and executed and delivered to the other parties by a person duly authorized by such party to do so.

Section 8.14. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

JACOBS PRIVATE EQUITY II, LLC,

By:	/s/ Bradley S. Jacobs
	Name:	Bradley S. Jacobs
	Title:	Managing Member

SILVERSUN TECHNOLOGIES, INC.

By:	/s/ Mark Meller
	Name:	Mark Meller
	Title:	Chief Executive Officer

OTHER INVESTORS:

[Other Investors’ signature pages on file with the Company.]

[Signature Page to the Investment Agreement]

SCHEDULE I

INVESTORS

Investor	Number of Shares of Preferred Stock[1]	Number of Shares of Common Stock Subject to Warrants[2]	Number of Shares of Common Stock Subject to Warrants[3]	Aggregate Purchase Price
Jacobs Private Equity II, LLC	900,000	1,576,853,100.00	197,106,637.50		$900,000,000
[Intentionally omitted; on file with the Company.]				$
Total	1,000,000	1,752,059,000.00	219,007,375.00		$1,000,000,000

[1]	Shares of Preferred Stock shall have an initial conversion price of $0.571 per share of Company Common Stock; without giving effect to the 8:1 Reverse Split. Giving effect to the 8:1 Reverse Split, shares of Preferred Stock shall have an initial conversion price of $4.566 per share of Company Common Stock.

[2]	Share numbers in this column do not give effect to the 8:1 Reverse Split. The initial exercise price of 50% of the Warrants shall be $0.571 per share of Company Common Stock, without giving effect to the 8:1 Reverse Split. The initial exercise price of 25% of the Warrants shall be $0.856 per share of Company Common Stock, without giving effect to the 8:1 Reverse Split. The initial exercise price of 25% of the Warrants shall be $1.712 per share of Company Common Stock, without giving effect to the 8:1 Reverse Split.

[3]	Share numbers in this column give effect to the 8:1 Reverse Split. Giving effect to the 8:1 Reverse Split, the aggregate number of shares of Company Common Stock initially subject to the Warrants shall be 219,007,375 shares, and the initial exercise price of 50% of the Warrants shall be $4.566 per share of Company Common Stock, the initial exercise price of 25% of the Warrants shall be $6.849 per share of Company Common Stock and the initial exercise price of 25% of the Warrants shall be $13.698 per share of Company Common Stock.

Exhibit A

FORM OF CERTIFICATE OF DESIGNATION OF
CONVERTIBLE PERPETUAL PREFERRED STOCK OF
SILVERSUN TECHNOLOGIES, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

SilverSun Technologies, Inc., a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in its Fifth Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company (the “Board of Directors”), by resolution adopted by unanimous written consent pursuant to Section 141(f) of the DGCL, on [●],1 duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of the Company’s preferred stock, par value $0.001 per share, with an initial liquidation preference of $1,000 per share (the “Initial Liquidation Preference”), subject to accretion and adjustment as provided in Section 2(c) and Section 15(a) of this Certificate of Designation, which shall be designated as Convertible Perpetual Preferred Stock (the “Convertible Preferred Stock”), consisting of 10,000,000 shares, no shares of which have heretofore been issued by the Company, having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

Certain defined terms used in this Certificate of Designation have the meanings assigned thereto in Section 13.

Section 1. Ranking. The Convertible Preferred Stock shall rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company, (a) senior to the common stock, par value $0.00001 per share, of the Company (the “Common Stock”), whether now outstanding or hereafter issued, and to each other class or series of stock of the Company (including any series of preferred stock established after [●]2 (the “Issue Date”) by the Board of Directors) the terms of which do not expressly provide that such class or series ranks senior to or pari passu with the Convertible Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Junior Stock”), (b) pari passu with each class or series of stock of the Company (including any series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks pari passu with the Convertible Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Parity Stock”); and (c) junior to each other class or series of stock of the Company (including any series of preferred stock established after the Issue Date by the Board of Directors) the terms of which expressly provide that such class or series ranks senior to the Convertible Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (collectively referred to as “Senior Stock”). The Company’s ability to issue Capital Stock that ranks pari passu with or senior to the Convertible Preferred Stock shall be subject to the provisions of Section 4.

1 To be one day prior to the Closing Date of the Equity Investment (as defined in the Investment Agreement).

2 To be the Closing Date of the Equity Investment.

Section 2. Dividends. (a) General. Dividends on the Convertible Preferred Stock shall be payable quarterly, when, as and if declared by the Board of Directors or a duly authorized committee thereof, out of the assets of the Company legally available therefor, on the 15th calendar day (or the following Business Day if the 15th is not a Business Day) of January, April, July and October of each year (each such date being referred to herein as a “Dividend Payment Date”) at the rate per annum of 9% per share on the Accreted Liquidation Preference in effect at such time (subject to the following paragraph), which Accreted Liquidation Preference is subject to adjustment as provided in Section 15(a). The initial dividend on the Convertible Preferred Stock for the dividend period commencing on the Issue Date to but excluding [●],3 will be $[●]4 per share (subject to the following paragraph), and shall be payable, when, as and if declared, on [●].5 The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

In the event that dividends are paid on shares of Common Stock in any dividend period with respect to the Convertible Preferred Stock, then the dividend payable in respect of each share of Convertible Preferred Stock for such period shall be equal to the greater of (i) the amount otherwise payable in respect of such share of Convertible Preferred Stock in accordance with the foregoing paragraph and (ii) the product of (A) the aggregate dividends payable per share of Common Stock in such dividend period times (B) the number of shares of Common Stock into which such share of Convertible Preferred Stock is then convertible.

A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date or, if none, the Issue Date, and ending on the day immediately prior to the next Dividend Payment Date. Dividends payable on a Dividend Payment Date shall be payable to Holders of record on the later of (x) the close of business on the first calendar day (or the following Business Day if such first calendar day is not a Business Day) of the calendar month in which the applicable Dividend Payment Date falls and (y) the close of business on the day on which the Board of Directors or a duly authorized committee thereof declares the dividend payable (each, a “Dividend Record Date”).

The Company shall make each dividend payment on the Convertible Preferred Stock in cash.

3 To be the first date after the closing of the Equity Investment on which the Convertible Preferred Stock would be entitled to a dividend payment in accordance with this Section 2.

4 To be an amount calculated at Closing in accordance with this Section 2.

5 To be the first date after the closing of the Equity Investment on which the Convertible Preferred Stock would be entitled to a dividend payment in accordance with this Section 2.

All references in this Certificate of Designation to dividends or to a dividend rate or accretion rate shall be deemed to reflect any adjustment to the dividend rate or accretion rate pursuant to this Certificate of Designation.

(b) Payment Restrictions. No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accrued and unpaid dividends (including any accrued and unpaid dividends that have accreted pursuant to Section 2(c) and are reflected in the Accreted Liquidation Preference) shall have been or contemporaneously are declared and paid in cash, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Convertible Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full dividends have not been paid on the Convertible Preferred Stock and any Parity Stock, dividends may be declared and paid on the Convertible Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the aggregate amounts of dividends declared per share on, and the amounts of such dividends declared in cash per share on, the Convertible Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Convertible Preferred Stock and such other Parity Stock bear to each other.

(c) Accretion. If the Company is unable to, or otherwise fails (for any reason) to, pay dividends in cash and in full on the Convertible Preferred Stock on any Dividend Payment Date as described above in Section 2(a), the Accreted Liquidation Preference of each share of Convertible Preferred Stock will be increased automatically as of the first day of the immediately succeeding dividend period by the Accretion Amount in respect of the unpaid dividends. If the Company pays a portion of the dividends payable on the Convertible Preferred Stock on a Dividend Payment Date and accretes the unpaid portion, the Company will pay the current portion equally and ratably to the Holders. The amount of dividends payable for any dividend period following a non-payment of dividends will be calculated on the basis of the Accreted Liquidation Preference of each share of Convertible Preferred Stock as of the first day of the relevant dividend period.

The Company may pay all or a portion of the amount by which the Accreted Liquidation Preference of a share of Convertible Preferred Stock exceeds the Initial Liquidation Preference of a share of Convertible Preferred Stock on (i) any Dividend Payment Date or (ii) any other date fixed by the Board of Directors or a duly authorized committee thereof. The Company shall make any such payment in cash and any such payment shall be made equally and ratably to the Holders. The Accreted Liquidation Preference of each share of Convertible Preferred Stock will be reduced as of the first day following the date of such payment by the amount of such payment (the “Paydown Amount”) and the amount of dividends will be calculated on the basis of the reduced Accreted Liquidation Preference for the period of time from the date of such reduction until the applicable Dividend Payment Date.

Section 3. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each Holder shall be entitled to receive out of the assets of the Company available for distribution to stockholders of the Company, before any distribution of assets is made on the Common Stock or any other Junior Stock, an amount equal to the greater of (a) the aggregate Accreted Liquidation Preference attributable to shares of Convertible Preferred Stock held by such Holder, subject to adjustment as provided in Section 15(a), plus an amount equal to the sum of all accrued and unpaid dividends (whether or not declared) for the then-current dividend period, and (b) the product of (i) the amount per share that would have been payable upon such liquidation, dissolution or winding-up to the holders of shares of Common Stock or such other class or series of securities into which the Convertible Preferred Stock is then convertible (assuming the conversion of each share of Convertible Preferred Stock and without deduction for the Accreted Liquidation Preference otherwise payable pursuant to clause (a)), multiplied by (ii) the number of shares of Common Stock or such other securities into which the shares of Convertible Preferred Stock held by such Holder are then convertible.

None of (A) the sale of all or substantially all of the property or business of the Company (other than in connection with the voluntary or involuntary liquidation, dissolution or winding-up of the Company), (B) the merger, conversion or consolidation of the Company into or with any other Person or (C) the merger, conversion or consolidation of any other Person into or with the Company, shall constitute a voluntary or involuntary liquidation, dissolution or winding-up of the Company for the purposes of the immediately preceding paragraph.

In the event the assets of the Company available for distribution to Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 3, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Convertible Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accrued and unpaid dividends to which each series is entitled.

Section 4. Voting Rights. (a) The Holders shall be entitled to vote along with the holders of Common Stock on all matters on which holders of Common Stock are entitled to vote. The Holders shall participate in such votes as if the shares of Convertible Preferred Stock were converted into shares of Common Stock in accordance with this Certificate of Designation as of the record date for the determination of holders of Common Stock entitled to vote. In addition, each Holder shall have one vote for each share of Convertible Preferred Stock held by such Holder on all matters voted upon by the holders of Convertible Preferred Stock as a separate class, as well as voting rights specifically required by the DGCL from time to time.

(b) So long as any Convertible Preferred Stock is outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of the Convertible Preferred Stock, voting separately as a single class, will be required (i) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of this Certificate of Designation, (ii) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation or the bylaws of the Company if such amendment, alteration or repeal would have an adverse effect on the powers, preferences, privileges or rights of the Holders, (iii) to authorize, create, issue or increase the authorized amount of any Parity Stock or Senior Stock or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any Parity Stock or Senior Stock, (iv) to reclassify any authorized stock of the Company into any Parity Stock or Senior Stock, or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any Parity Stock or Senior Stock, or (v) for any increase or decrease in the authorized number of shares of Convertible Preferred Stock or issuance of shares of Convertible Preferred Stock after the Issue Date, provided that, for avoidance of doubt, no such vote shall be required for the Company to authorize, create, issue or increase the authorized amount of any Junior Stock or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any Junior Stock.

Section 5. Conversion at the Option of the Holder. (a) Each share of Convertible Preferred Stock is convertible, in whole or in part, at the option of the Holder thereof (“Optional Conversion”), into the number of shares of Common Stock (the “Conversion Rate”) obtained by dividing (i) the Accreted Liquidation Preference by (ii) the Conversion Price then in effect.

(b) Holders who convert their shares of Convertible Preferred Stock on a day other than a Dividend Payment Date will not be entitled to any accrued dividends for the dividend period in which they convert their shares, as provided in the following sentence. Accordingly, shares of Convertible Preferred Stock surrendered for Optional Conversion after the close of business on a Dividend Record Date and before the opening of business on the immediately succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Such Holders will be entitled to receive the dividend payment on those shares on that Dividend Payment Date. A Holder on a Dividend Record Date who (or whose transferee) surrenders any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Company on the Convertible Preferred Stock on that date (and if the Company fails to pay such dividend, such Holder’s shares converted on such date will be converted at a Conversion Rate that reflects the Accreted Liquidation Preference after giving effect to such failure), and the converting Holder shall not be required to include payment in the amount of such dividend upon surrender of shares of Convertible Preferred Stock for conversion. Except as provided above, upon any Optional Conversion of shares of Convertible Preferred Stock, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on such shares of Convertible Preferred Stock as to which Optional Conversion has been effected.

(c) The conversion right of a Holder shall be exercised by the Holder by the surrender to the Company of the certificates representing shares of Convertible Preferred Stock to be converted at any time during usual business hours at its principal place of business or the offices of the Transfer Agent, accompanied by written notice to the Company that the Holder elects to convert all or a portion of the shares of Convertible Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates or other appropriate evidence of ownership representing shares of Common Stock are to be issued and (if so required by the Company or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Transfer Agent duly executed by the Holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 15(f). The date on which a Holder satisfies the foregoing requirements for conversion is referred to herein as the “Conversion Date.” The Company will deliver shares of Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible) due upon conversion, together with any cash in lieu of fractional shares in accordance with Section 14 hereof, in accordance with Section 6. Immediately prior to the close of business on the Conversion Date, each converting Holder shall be deemed to be the holder of record of the shares of Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible) issuable upon conversion of such Holder’s Convertible Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates or other appropriate evidence of ownership representing such Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible) shall not then be actually delivered to such Holder. On the Conversion Date, all rights with respect to the shares of Convertible Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to (i) receive certificates or other appropriate evidence of ownership representing the number of whole shares of Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible) into which such shares of Convertible Preferred Stock have been converted and cash in lieu of any fractional shares, in accordance with Section 14 hereof and (ii) exercise the rights to which they are entitled as holders of Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible).

Section 6. Settlement upon Conversion. The Company shall satisfy its obligation to deliver shares of Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible) upon conversion of Convertible Preferred Stock by delivering to Holders surrendering shares for conversion a number of shares of Common Stock (or such other class or series of securities into which the Convertible Preferred Stock is then convertible) equal to the product of (a) the aggregate number of shares of Convertible Preferred Stock to be converted multiplied by (b) the Conversion Rate then in effect (provided that the Company will deliver cash in lieu of fractional shares in accordance with Section 14), as soon as practicable after the third Trading Day (but in no event later than the fifth Business Day) following the Conversion Date.

Section 7. Anti-dilution Adjustments. (a) The Conversion Price shall be subject to the following adjustments from time to time:

(i) Stock Dividends. In case the Company shall pay or make a dividend or other distribution on the Common Stock in Common Stock, the Conversion Price, as in effect at the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or other distribution, shall be adjusted by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such adjustment to become effective immediately after the opening of business on the day following the date fixed for such determination.

(ii) Stock Purchase Rights. In case the Company shall issue to all holders of its Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Common Stock less than the Market Value on the date fixed for the determination of stockholders of the Company entitled to receive such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, such adjustment to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, that no such adjustment to the Conversion Price shall be made if the Holders would be entitled to receive such options, warrants or other rights upon conversion at any time of shares of Convertible Preferred Stock into Common Stock; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of a Triggering Event, then the Conversion Price will not be adjusted until such Triggering Event occurs or, if earlier, the applicable Conversion Date.

(iii) Stock Splits, Reverse Splits and Combinations. In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined or reclassified into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split, reclassification or combination becomes effective.

(iv) Debt, Asset or Security Distributions. (A) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to in paragraph (ii) of this Section 7(a), any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a Spin-off referred to in the next subparagraph, or any dividend or distribution referred to in paragraph (i) of this Section 7(a)), the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be the Market Value on the date fixed for such determination and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets, securities or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such distribution. In any case in which this subparagraph (iv)(A) is applicable, subparagraph (iv)(B) of this Section 7(a) shall not be applicable.

(B) In the case of a Spin-off, the Conversion Price in effect immediately prior to the close of business on the record date fixed for determination of stockholders of the Company entitled to receive such distribution shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the Spin-off Market Value of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one share of Common Stock. Any adjustment to the Conversion Price under this subparagraph (iv)(B) will occur on the date that is the earlier of (1) the close of business on the tenth Trading Day from, and including, the effective date of the Spin-off and (2) the date of the Initial Public Offering (if any) of the securities being distributed in the Spin-off, if that Initial Public Offering is effected simultaneously with the Spin-off.

(v) Tender Offers. In the case that a tender or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) per share of Common Stock that exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Conversion Price shall be reduced by multiplying the Conversion Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (1) the Market Value on the date of the Expiration Time and (2) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (1) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (2) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

(b) Calculation of Adjustments. Notwithstanding anything herein to the contrary, no adjustment under this Section 7 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Rate then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of such Conversion Rate; provided that any such adjustment of less than 1.0% that has not been made shall be made upon any Conversion Date. No adjustment under this Section 7 shall be made if such adjustment will result in a Conversion Price that is less than the par value of the Common Stock. All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Price pursuant to this Section 7 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 7 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(c) Stockholder Rights Plans. Upon conversion of the Convertible Preferred Stock, to the extent that the Holders receive Common Stock, such Holders shall receive, in addition to the shares of Common Stock and any cash for fractional shares in accordance with Section 14, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Common Stock prior to conversion. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the Conversion Price pursuant to Section 7(a)(ii) or Section 7(a)(iv); provided that the Company has provided for the Holders to receive such rights upon conversion; provided, further, that the Holders shall not be permitted to receive such rights to the extent that any of the Holders or their respective Affiliates is the “Acquiring Person” under such stockholder rights plan.

(d) Notice of Adjustment. Whenever the Conversion Price is adjusted in accordance with this Section 7, the Company shall (i) compute the Conversion Price in accordance with this Section 7 and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based and (ii) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to this Section 7 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Transfer Agent shall provide a written notice to the Holders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.

(e) Reversal of Adjustment. If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

(f) Exceptions to Adjustment. Notwithstanding the foregoing, the applicable Conversion Price shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(iv) in connection with (A) the issuance of the Convertible Preferred Stock or the Warrants to the Holders or their Affiliates pursuant to the terms of the Investment Agreement, (B) the issuance of shares of Common Stock to the Holders upon the exercise of the Warrants or the conversion of the Convertible Preferred Stock, or (C) any other transactions contemplated by and consummated in accordance with the Investment Agreement (including the Cash Dividend and the Spin-Off (as such terms are defined in the Investment Agreement) and the reverse stock split of the Common Stock that became effective prior to the Issue Date (the “Reverse Stock Split”));

(v) for a change in the par value of the Common Stock; or

(vi) for accrued and unpaid dividends on the Convertible Preferred Stock.

Section 8. Recapitalizations, Reclassifications and Changes in the Company’s Stock. In the event of any reclassification of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value and other than the Reverse Stock Split), or any consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (other than a consolidation or merger in which the Company is the resulting or surviving Person and that does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another Person of all or substantially all of the assets of the Company (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon conversion of its shares of Convertible Preferred Stock, a Holder will be entitled to receive the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such shares of Convertible Preferred Stock were convertible immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of the Common Stock, and, prior to or at the effective time of such Transaction, the Company or the successor or purchasing person, as the case may be, shall (and the Company shall cause such successor or purchasing person to) execute with the Holders an amendment to this Agreement providing for such change in the right to convert the shares of Convertible Preferred Stock. In the event that at any time, as a result of an adjustment made pursuant to this Certificate of Designation, the Holders shall become entitled upon conversion to any securities other than, or in addition to, shares of Common Stock, thereafter the number or amount of such other securities so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock set forth in this Certificate of Designation.

Section 9. Consolidation, Merger and Sale of Assets. (a) The Company, without the consent of the Holders (but subject, for avoidance of doubt, to the right of the Holders to vote on any such transaction in accordance with the first two sentences of Section 4(a)), may consolidate with or merge into any other Person or convey, transfer or lease all or substantially all its assets to any Person or may permit any Person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, the Company; provided, that (i) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (ii) the shares of Convertible Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Convertible Preferred Stock had immediately prior to such transaction; and (iii) the Company delivers to the Transfer Agent an Officer’s Certificate and an Opinion of Counsel, acceptable to the Transfer Agent, stating that such transaction complies with this Certificate of Designation.

(b) Upon any consolidation by the Company with, or merger by the Company into, any other Person or any conveyance, transfer or lease of all or substantially all the assets of the Company as described in Section 9(a), the successor resulting from such consolidation or into which the Company is merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, the Company under the shares of Convertible Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Convertible Preferred Stock.

Section 10. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at 5 American Lane, Greenwich, CT 06831 (Attention: Chief Executive Officer), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 11. Transfer of Securities. (a) The shares of Convertible Preferred Stock and the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock (collectively, the “Securities”) have not been registered under the Securities Act or any other applicable securities laws and may not be offered or sold except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws, or in a transaction not subject to such laws. The Securities will have the benefit of certain registration rights under the Securities Act pursuant to a Registration Rights Agreement entered into by the Company and the Holders on the Issue Date, a copy of which may be obtained from the Company by writing to it at SilverSun Technologies, Inc., 5 American Lane, Greenwich, CT 06831, Attention: Chief Executive Officer.

(b) Except in connection with a registration statement relating to the Securities, if shares of Convertible Preferred Stock in certificated form are delivered upon the transfer, exchange or replacement of shares of Convertible Preferred Stock bearing the Restricted Stock Legend, or if a request is made to remove such Restricted Stock Legend on shares of Convertible Preferred Stock, the shares of Convertible Preferred Stock so issued shall bear the Restricted Stock Legend and the Restricted Stock Legend shall not be removed unless there is delivered to the Company and the Transfer Agent such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Company, that such shares of Convertible Preferred Stock are not “restricted securities” within the meaning of Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Transfer Agent, at the direction of the Company, shall countersign and deliver shares of Convertible Preferred Stock that do not bear the Restricted Stock Legend.

(c) Shares of Common Stock issued upon a conversion of the shares of Convertible Preferred Stock bearing the Restricted Stock Legend, prior to the first anniversary of the Issue Date, shall be in global form and bear a restricted common stock legend that corresponds to the Restricted Stock Legend (the “Restricted Common Stock Legend”).

Section 12. Tax Treatment. The Company and the Holders agree that (i) it is intended that the Convertible Preferred Stock not constitute “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations promulgated thereunder and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither the Company nor any Holder shall treat the Convertible Preferred Stock as such for U.S. federal income tax or withholding tax purposes or otherwise take any position inconsistent with such treatment on any tax return, in any tax audit, investigation, examination, claim, suit, inquiry or other proceeding or otherwise.

Section 13. Definitions. (a) “Accretion Amount” per share of Convertible Preferred Stock for any Dividend Payment Date on which accrued dividends are not paid in full, means the product of (i) the accretion rate of 9% per annum, calculated on a quarterly basis, as such may be adjusted pursuant to Section 2(a), (ii) the Accreted Liquidation Preference as of the first day of the relevant dividend period and (iii) the fraction of the accrued dividends for that dividend period that were not paid in cash on the Dividend Payment Date.

(b) “Accreted Liquidation Preference” per share of Convertible Preferred Stock means, as of any date, the Initial Liquidation Preference increased by the sum of the Accretion Amounts, if any, for all prior Dividend Payment Dates, and decreased by the sum of the Paydown Amounts, if any, for all prior Dividend Payment Dates or other dates on which Paydown Amounts were paid.

(c) “Board of Directors” has the meaning set forth in the first paragraph of this Certificate of Designation.

(d) “Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

(e) “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in the City of New York are authorized or required by law or executive order to close.

(f) “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

(g) “Certificate of Incorporation” has the meaning set forth in the first paragraph of this Certificate of Designation.

(h) “Closing Sale Price” of a security on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the over-the-counter “Pink Sheets” market or, if the security is listed on a national securities exchange, the principal national securities exchange on which the security is traded. In the absence of such a quotation, the Closing Sale Price of the security will be an amount determined in good faith by the Board of Directors to be the fair market value of such security, and such determination shall be conclusive.

(i) “Code” has the meaning set forth in Section 12.

(j) “Common Stock” has the meaning set forth in Section 1.

(k) “Company” has the meaning set forth in the first paragraph of this Certificate of Designation.

(l) “Conversion Date” has the meaning set forth in Section 5(c).

(m) “Conversion Price” shall initially equal $4.566 per share of Common Stock, and shall be subject to adjustment as set forth in Section 7. For the avoidance of doubt, the Conversion Price takes into account the 8:1 reverse stock split of the Common Stock that became effective on [●].6

(n) “Conversion Rate” has the meaning set forth in Section 5(a).

(o) “Convertible Preferred Stock” has the meaning set forth in the first paragraph of this Certificate of Designation.

(p) “DGCL” has the meaning set forth in the first paragraph of this Certificate of Designation.

6 To be the date that is two days prior to the closing of the Equity Investment.

(q) “Dividend Payment Date” has the meaning set forth in Section 2(a).

(r) “Dividend Record Date” has the meaning set forth in Section 2(a).

(s) “Expiration Time” has the meaning set forth in Section 7(a)(v).

(t) “Holder” means the Person in whose name a share of Convertible Preferred Stock is registered, in such Person’s capacity as a holder of such share of Convertible Preferred Stock.

(u) “including” means “including, without limitation.”

(v) “Initial Liquidation Preference” has the meaning set forth in the first paragraph of this Certificate of Designation.

(w) “Initial Public Offering” means, in the event of a Spin-off, the first time securities of the same class or type as the securities being distributed in the Spin-off are bona fide offered to the public for cash.

(x) “Investment Agreement” means the Investment Agreement, dated as of December 3, 2023, by and among the Company, Jacobs Private Equity II, LLC, and the other “Investors” party thereto.

(y) “Issue Date” has the meaning set forth in Section 1.

(z) “Junior Stock” has the meaning set forth in Section 1.

(aa) “Market Value” means, with respect to any date of determination, the average Closing Sale Price of the Common Stock for a five consecutive Trading Day period preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation; provided that, solely for purposes of Section 7(a)(iv)(B), the Market Value means the average of the daily Closing Sale Price of the Common Stock for the first 10 consecutive Trading Days after the effective date of the Spin-off (provided, further, that if an Initial Public Offering of the securities being distributed in the Spin-off is to be effected simultaneously with the Spin-off, the Market Value of the Common Stock means the Closing Sale Price of the Common Stock on the Trading Day on which the Initial Public Offering price of the securities being distributed in the Spin-off is determined). For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded at that time, without the right to receive the issuance or distribution.

(bb) “Officer” means the Chairman of the Board, President, Chief Executive Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Company.

(cc) “Officer’s Certificate” means a certificate signed by two Officers.

(dd) “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Company or the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

(ee) “Optional Conversion” has the meaning set forth in Section 5(a).

(ff) “Parity Stock” has the meaning set forth in Section 1.

(gg) “Paydown Amount” has the meaning set forth in Section 2(c).

(hh) “Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, governmental entity or other entity.

(ii) “Purchased Shares” has the meaning set forth in Section 7(a)(v).

(jj) “Restricted Common Stock Legend” has the meaning set forth in Section 11(c).

(kk) “Restricted Stock Legend” means a legend to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”

(ll) “Securities” has the meaning set forth in Section 11(a).

(mm) “Securities Act” means the Securities Act of 1933, as amended.

(nn) “Senior Stock” has the meaning set forth in Section 1.

(oo) “Spin-off” means a dividend or other distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company.

(pp) “Spin-off Market Value” means (a) in the case of securities to be distributed to the holders of the Common Stock in connection with a Spin-off that is not effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-off and where such securities are listed or quoted (or will be listed or quoted upon consummation of the Spin-off) on a U.S. national securities exchange, the average of the Closing Sale Price of those securities over the first 10 consecutive Trading Days after the effective date of the Spin-off, (b) in the case of securities being distributed in any Spin-off that is effected simultaneously with an Initial Public Offering, the Initial Public Offering price and (c) in the case of securities being distributed in any Spin-off not involving any Initial Public Offering of such securities and where such securities are not and will not be listed or quoted on a U.S. national securities exchange, the fair market value (on a per share basis) of such securities (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution).

(qq) “Subsidiary” of any Person means any other Person (i) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

(rr) “Trading Day” means a day during which trading in securities generally occurs on the over-the-counter “Pink Sheets” market or, if the Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Common Stock is traded.

(ss) “Transaction” has the meaning set forth in Section 8.

(tt) “Transfer Agent” means Pacific Stock Transfer, Inc. unless and until a successor is selected by the Company, and then such successor.

(uu) “Triggering Event” means a specified event the occurrence of which entitles the holders of rights, options or warrants to exercise such rights, options or warrants.

(vv) “Warrants” has the meaning set forth in the Investment Agreement.

Section 14. Fractional Shares. No fractional shares of Common Stock shall be issued to Holders. In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of the Convertible Preferred Stock surrendered by a Holder upon a conversion, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Sale Price of the Common Stock on the Trading Day next preceding the date of conversion.

Section 15. Miscellaneous. (a) The Accreted Liquidation Preference and the annual dividend rate and accretion rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

(b) For the purposes of Section 7, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(c) If the Company shall take any action affecting the Common Stock, other than any action described in Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders, then the Conversion Price for the Convertible Preferred Stock may be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

(d) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock not theretofore converted. For purposes of this Section 15(d), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(e) The Company covenants that any shares of Common Stock issued upon conversion of the Convertible Preferred Stock shall be duly and validly issued and fully paid and nonassessable, free from preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof, except for transfer restrictions imposed by applicable securities laws.

(f) The Company shall pay all transfer, stamp, documentary, issue and other similar taxes due with respect to the issuance or delivery of shares of the Convertible Preferred Stock or shares of the Common Stock or other securities or property upon conversion of the Convertible Preferred Stock.

(g) The Convertible Preferred Stock is not redeemable.

(h) The Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

(i) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(j) Convertible Preferred Stock may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders.

(k) Subject to applicable escheat laws, any monies set aside by the Company in respect of any payment with respect to shares of the Convertible Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the Holders of such shares shall look only to the general funds of the Company for the payment thereof. Any interest accumulated on funds so deposited shall be paid to the Company from time to time.

(l) Except as may otherwise be required by law, the shares of Convertible Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation or the Certificate of Incorporation.

(m) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(n) If any of the voting powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(o) Shares of Convertible Preferred Stock that (i) have not been issued on or before the Issue Date or (ii) have been issued and reacquired in any manner, including shares of Convertible Preferred Stock purchased or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Convertible Preferred Stock must be in compliance with the terms hereof.

(p) If any of the Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Convertible Preferred Stock certificate, or in lieu of and substitution for the Convertible Preferred Stock certificate lost, stolen or destroyed, a new Convertible Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Company and the Transfer Agent.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed on this ___ day of ___________, 20__.

SILVERSUN TECHNOLOGIES, INC.

By:
	Name:	Mark Meller
	Title:	Chief Executive Officer

Exhibit B

THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

FORM OF WARRANTS TO PURCHASE COMMON STOCK OF
SILVERSUN TECHNOLOGIES, INC.

No. [●]	Certificate for [●] Warrants[1]

This Warrant Certificate (“Warrant Certificate”) certifies that [INSERT NAME OF HOLDER], or registered assigns, is the registered holder of the number of Warrants set forth above. Each warrant represented hereby (a “Warrant”) entitles the holder thereof (the “Holder”), subject to the provisions contained herein, to purchase from SilverSun Technologies, Inc., a Delaware corporation (the “Company”), one share of the Company’s common stock, par value $0.00001 per share (“Company Common Stock”), subject to adjustment upon the occurrence of certain events specified herein, at the exercise price of [$4.566]2[$6.849]3[$13.698]4 per share (the “Exercise Price”), subject to adjustment upon the occurrence of certain events specified herein.

This Warrant Certificate is issued under and in accordance with the Investment Agreement, dated as of December 3, 2023 (the “Investment Agreement”), by and among Jacobs Private Equity II, LLC, the other Investors party thereto and the Company, and is subject to the terms and provisions contained in the Investment Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Investment Agreement.

ARTICLE I

Exercise Price; Exercise of Warrants and Expiration of Warrants

SECTION 1.01 Exercise Price. This Warrant Certificate shall entitle the Holder hereof, subject to the provisions of this Warrant Certificate, to purchase one share of Company Common Stock for each Warrant represented hereby, at the Exercise Price, in each case subject to all adjustments made on or prior to the date of exercise thereof as herein provided.

[1]	Total number of warrants to be equal (subject to the immediately following sentence) to the number of shares of Common Stock that the Investors would be entitled to receive if the Investors converted all of their respective shares of Preferred Stock immediately following the closing. Warrants to be apportioned among the Investors in accordance with Schedule I to the Investment Agreement. For each Investor, three Warrant certificates will be issued, one certificate for 50% of such Investor’s Warrants, one certificate for 25% of such Investor’s Warrants and one certificate for 25% of such Investor’s Warrants, with each certificate providing for different Exercise Prices as specified below.
[2]	Exercise Price of $4.566 to be applicable for 50% of the Warrants.
[3]	Exercise Price of $6.849 to be applicable for 25% of the Warrants.
[4]	Exercise Price of $13.698 to be applicable for 25% of the Warrants.

SECTION 1.02 Exercise of Warrants. The Warrants shall be exercisable in whole or in part from time to time on any Business Day beginning on the Issuance Date and ending on the Expiration Date in the manner provided for herein.

SECTION 1.03 Expiration of Warrants. Any unexercised Warrants shall expire and the rights of the Holder of such Warrants to purchase Company Common Stock shall terminate at the close of business on the Expiration Date.

SECTION 1.04 Method of Exercise; Payment of Exercise Price. (a) In order to exercise a Warrant, the Holder hereof must (i) surrender this Warrant Certificate to the Company, with the Exercise Subscription Form attached hereto as Annex I duly completed and executed, and (ii) unless the cashless exercise procedure specified in Section 1.04(d) below is specified in the applicable Exercise Subscription Form, pay in full the Exercise Price then in effect for the shares of Company Common Stock as to which this Warrant Certificate is submitted for exercise in the manner provided in paragraph (b) of this Section 1.04.

(b) Simultaneously with the exercise of each Warrant, payment in full of the Exercise Price shall be delivered to the Company, unless the cashless exercise procedure specified in Section 1.04(d) below is specified in the applicable Exercise Subscription Form. Such payment (if applicable) shall be made in cash, by bank wire transfer in immediately available funds to an account designated by the Company.

(c) If fewer than all the Warrants represented by this Warrant Certificate are surrendered, this Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants that were not surrendered shall promptly be executed and delivered to the Person or Persons as may be directed in writing by the Holder (subject to the terms hereof), and the Company shall register any new Warrant Certificate in the name of such Person or Persons. Any new Warrant Certificate shall be executed on behalf of the Company by its President, Chief Executive Officer, Chief Financial Officer or Secretary, either manually or by facsimile signature printed thereon. In case any Officer of the Company whose signature shall have been placed upon any Warrant Certificate shall cease to be such Officer of the Company before issue and delivery thereof, such Warrant Certificate may, nevertheless, be issued and delivered with the same force and effect as though such person had not ceased to be such Officer of the Company.

(d) Notwithstanding anything contained herein to the contrary, each Warrant may be exercised, in whole or in part, at any time or times on or after the Issuance Date and on or before the Expiration Date at the election of the Holder (in such Holder’s sole discretion) by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of shares of Company Common Stock equal to the quotient obtained by dividing ((A-B) * (X)) by (A), where:

(A) = the Closing Sale Price of a share of Company Common Stock on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Exercise Subscription Form;

(B) = the Exercise Price, as adjusted hereunder; and

(X) = the number of shares of Company Common Stock that would be issuable upon exercise of such Warrant in accordance with the terms of this Warrant Certificate if such exercise were by means of a cash exercise rather than a cashless exercise.

(e) Upon surrender of this Warrant Certificate in accordance with the foregoing provisions, the Company shall instruct the Transfer Agent to transfer to the Holder appropriate evidence of ownership of any shares of Company Common Stock or other securities or property (including cash) to which the Holder is entitled, registered or otherwise placed in, or payable to the order of, such name or names as may be directed in writing by the Holder (subject to the terms hereof), and shall deliver such evidence of ownership and any other securities or property (including cash) to the Person or Persons entitled to receive the same, together with an amount in cash in lieu of any fraction of a share as provided in Section 2.03. Upon payment of the Exercise Price therefor (or in accordance with the cashless exercise procedure specified in Section 1.04(d)), the Holder (or its designee) shall be deemed to own and have all of the rights associated with any Company Common Stock or other securities or property (including cash) to which it is entitled pursuant to this Warrant Certificate upon the surrender of this Warrant Certificate in accordance with the terms of this Warrant Certificate.

SECTION 1.05 Compliance with the Securities Act. (a) No Warrants or shares of Company Common Stock issued upon exercise thereof may be sold, transferred or otherwise disposed of (any such sale, transfer or other disposition, a “Sale”), except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or an exemption from registration under the Securities Act and any other applicable securities laws, or in a transaction not subject to such laws. The Warrants and the shares of Company Common Stock issuable upon exercise of the Warrants will have the benefit of certain registration rights under the Securities Act pursuant to a Registration Rights Agreement entered into by the Company on the Issuance Date.

(b) Shares of Company Common Stock issued upon exercise of Warrants under a Warrant Certificate while such Warrant Certificate bears the legend set forth on the first page of this Warrant Certificate as of the Issuance Date shall, subject to Section 6.04, be in global form and bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION STATEMENT RELATING THERETO IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

ARTICLE II

Adjustments; Changes upon Certain Other Transactions

SECTION 2.01 Anti-dilution Adjustments. (a) The number of shares issuable upon exercise of the Warrants and the Exercise Price shall be subject to the following adjustments from time to time:

(i) Stock Dividends. In case the Company shall pay or make a dividend or other distribution on the Company Common Stock in Company Common Stock, the number of shares of Company Common Stock issuable upon exercise of each Warrant, as in effect at the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or distribution, shall be adjusted so that the Holder shall thereafter be entitled to receive the number of shares of Company Common Stock that the Holder would have owned or have been entitled to receive after the happening of the dividend or other distribution, had such Warrant been exercised immediately prior to the date fixed for such determination; and, in the event of any such adjustment, the Exercise Price, as in effect at the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or other distribution, shall be adjusted by multiplying such Exercise Price by a fraction of which the numerator shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution. Such adjustments shall become effective immediately after the opening of business on the day following the date fixed for such determination.

(ii) Stock Purchase Rights. In case the Company shall issue to all holders of Company Common Stock options, warrants or other rights entitling them to subscribe for or purchase shares of Company Common Stock for a period expiring within 60 days from the date of issuance of such options, warrants or other rights at a price per share of Company Common Stock less than the Market Value on the date fixed for the determination of stockholders of the Company entitled to receive such options, warrants or other rights (other than pursuant to a dividend reinvestment, share purchase or similar plan), the number of shares of Company Common Stock issuable upon the exercise of each Warrant shall be adjusted by multiplying the number of shares of Company Common Stock issuable upon exercise of each Warrant, as in effect at the opening of business on the day following the date fixed for such determination, by a fraction, the numerator of which shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Company Common Stock so offered for subscription or purchase, either directly or indirectly, and the denominator of which shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Company Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value; and, in the event of any such adjustment, the Exercise Price in effect at the opening of business on the day following the date fixed for such determination shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Company Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such options, warrants or other rights (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Company Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Company Common Stock so offered for subscription or purchase, either directly or indirectly. Such adjustments shall become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, that no such adjustments shall be made if the Holder would be entitled to receive such options, warrants or other rights upon exercise at any time of the Warrants; provided, further, however, that if any of the foregoing options, warrants or other rights are only exercisable upon the occurrence of a Triggering Event, then no such adjustments shall be made until such Triggering Event occurs or, if earlier, the applicable date of exercise.

(iii) Stock Splits, Reverse Splits and Combinations. In case outstanding shares of Company Common Stock shall be subdivided, split or reclassified into a greater number of shares of Company Common Stock, then the number of shares of Company Common Stock issuable upon exercise of each Warrant in effect at the opening of business on the day following the date upon which such subdivision, split or reclassification becomes effective shall be adjusted so that the Holder shall thereafter be entitled to receive the number of shares of Company Common Stock that the Holder would have owned or would have been entitled to receive had such Warrant been exercised immediately prior to such subdivision, split or reclassification becoming effective; and, in the event of any such adjustment, the Exercise Price in effect at the opening of business on the day following the date upon which such subdivision, split or reclassification becomes effective shall be proportionately reduced. Conversely, in case outstanding shares of Company Common Stock shall be combined or reclassified into a smaller number of shares of Company Common Stock, then the number of shares of Company Common Stock issuable upon exercise of each Warrant in effect at the opening of business on the day following the date upon which such combination or reclassification becomes effective shall be adjusted so that the Holder shall thereafter be entitled to receive the number of shares of Company Common Stock that the Holder would have owned or would have been entitled to receive had such Warrant been exercised immediately prior to such combination or reclassification becoming effective; and, in the event of any such adjustment, the Exercise Price in effect at the opening of business on the day following the date upon which such combination or reclassification becomes effective shall be proportionately increased. Such adjustments shall become effective immediately after the opening of business on the day following the date upon which such subdivision, split, reclassification or combination becomes effective.

(iv) Debt, Asset or Security Distributions. (A) In case the Company shall, by dividend or otherwise, distribute to all holders of Company Common Stock evidences of its indebtedness, assets or securities (but excluding any dividend or distribution of options, warrants or other rights referred to in paragraph (ii) of this Section 2.01(a), any dividend or distribution paid exclusively in cash, any dividend or distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a Spin-off referred to in the next subparagraph, or any dividend or distribution referred to in paragraph (i) of this Section 2.01(a)), then the number of shares of Company Common Stock issuable upon the exercise of each Warrant immediately prior to the close of business on the record date fixed for the determination of stockholders of the Company entitled to receive such distribution shall be increased to a number determined by multiplying the number of shares of Company Common Stock issuable upon the exercise of such Warrant immediately prior to the date fixed for such determination by a fraction, the numerator of which shall be the Market Value on the date fixed for such determination plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Company Common Stock and the denominator of which shall be the Market Value on the date fixed for such determination; and, in the event of any such adjustment, the Exercise Price shall be reduced by multiplying the Exercise Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be the Market Value on the date fixed for such determination and the denominator of which shall be such Market Value plus the fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets, securities or evidences of indebtedness so distributed applicable to one share of Company Common Stock. Such adjustments shall become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders of the Company entitled to receive such distribution. In any case in which this subparagraph (iv)(A) is applicable, subparagraph (iv)(B) of this Section 2.01(a)(iv) shall not be applicable.

(B) In the case of a Spin-off, the number of shares of Company Common Stock issuable upon the exercise of each Warrant immediately prior to the close of business on the record date fixed for determination of stockholders of the Company entitled to receive such distribution shall be increased to a number determined by multiplying the number of shares of Company Common Stock issuable upon the exercise of such Warrant immediately before the close of business on such date by a fraction, the numerator of which shall be the Market Value plus the Spin-off Market Value of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one share of Company Common Stock, and the denominator of which shall be the Market Value; and, in the event of any such adjustment, the Exercise Price in effect immediately prior to the close of business on the date fixed for determination of stockholders of the Company entitled to receive such distribution shall be reduced by multiplying the Exercise Price by a fraction, the numerator of which shall be the Market Value and the denominator of which shall be the Market Value plus the Spin-off Market Value of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one share of Company Common Stock. Any adjustments under this subparagraph (iv)(B) will occur on the date that is the earlier of (1) the close of business on the tenth Trading Day from, and including, the effective date of the Spin-off and (2) the date of the Initial Public Offering (if any) of the securities being distributed in the Spin-off, if that Initial Public Offering is effected simultaneously with the Spin-off.

(v) Tender Offers. In the case that a tender or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Company Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares) of aggregate consideration having a fair market value (as determined in good faith by the Board, whose determination shall be conclusive and described in a Board Resolution) per share of Company Common Stock that exceeds the Closing Sale Price of the Company Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the day after the date of the last time (the “Expiration Time”) tenders or exchanges could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the number of shares of Company Common Stock issuable upon the exercise of each Warrant immediately prior to the close of business on the date of the Expiration Time shall be increased to a number determined by multiplying the number of shares of Company Common Stock issuable upon exercise of each Warrant immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (1) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of all shares validly tendered or exchanged, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered or exchanged shares, up to any such maximum, being referred to as the “Purchased Shares”) plus (2) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (1) the Market Value on the date of the Expiration Time and (2) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time; and, in the event of any such adjustment, the Exercise Price shall be reduced by multiplying the Exercise Price immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to the product of (1) the Market Value on the date of the Expiration Time and (2) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time, and (B) the denominator of which shall be equal to (1) the product of (I) the Market Value on the date of the Expiration Time and (II) the number of shares of Company Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less the number of Purchased Shares plus (2) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares).

(b) Calculation of Adjustments. Notwithstanding anything herein to the contrary, no adjustment under this Section 2.01 need be made to the number of shares issuable upon exercise of a Warrant or the Exercise Price unless such adjustment would require an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of the Warrants or the Exercise Price immediately prior to the making of such adjustment. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall result in an increase or decrease of at least 1.0% of the number of shares issuable upon exercise of a Warrant or the Exercise Price immediately prior to the making of such adjustment; provided that any such adjustment of less than 1.0% that has not been made shall be made upon any exercise of the Warrants. No adjustment to the Exercise Price under this Section 2.01 shall be made if such adjustment will result in an Exercise Price that is less than the par value of the Company Common Stock. All adjustments to the number of shares issuable upon exercise of the Warrants or the Exercise Price shall be calculated to the nearest 1/10,000th of a share of Company Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share) or the nearest $0.0001 (or if there is not a nearest $0.0001 to the next lower $0.0001), as the case may be. For the avoidance of doubt, if an event occurs that would trigger an adjustment pursuant to this Section 2.01 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 2.01 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(c) Stockholder Rights Plans. Upon exercise of the Warrants, to the extent that the Holder receives Company Common Stock, the Holder shall receive, in addition to the shares of Company Common Stock and any cash for fractional shares in accordance with Section 2.03, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Company Common Stock prior to exercise. A distribution of rights pursuant to any stockholder rights plan will not result in an adjustment to the number of shares issuable upon exercise of the Warrants or the Exercise Price pursuant to Section 2.01(a)(ii) or Section 2.01(a)(iv), provided that the Company has provided for the Holder to receive such rights upon exercise; provided, further, that the Holders shall not be permitted to receive such rights to the extent that any of the Holders or their respective Affiliates is the “Acquiring Person” under such stockholder rights plan.

(d) Reversal of Adjustment. If the Company shall take a record of the holders of Company Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of shares issuable upon exercise of the Warrants or the Exercise Price then in effect shall be required by reason of the taking of such record.

(e) Exceptions to Adjustment. Notwithstanding the foregoing, the applicable number of shares issuable upon exercise of the Warrants and the Exercise Price shall not be adjusted:

(i) upon the issuance of any shares of Company Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Company Common Stock under any such plan;

(ii) upon the issuance of any shares of Company Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(iii) upon the issuance of any shares of Company Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issuance Date;

(iv) in connection with (A) the issuance of the Warrants or the Preferred Stock to the Holders or their Affiliates pursuant to the terms of the Investment Agreement, (B) the issuance of shares of Common Stock to the Holders upon the exercise of the Warrants or the conversion of the Preferred Stock, or (C) any other transactions contemplated by and consummated in accordance with the Investment Agreement (including the Cash Dividend and the Spin-Off (as such terms are defined in the Investment Agreement) and the reverse stock split of the Common Stock that became effective prior to the Issuance Date (the “Reverse Stock Split”));

(v) for a change in the par value of the Company Common Stock; or

(vi) for accrued and unpaid dividends on the Preferred Stock.

SECTION 2.02 Recapitalizations, Reclassifications and Changes in the Company’s Stock. In the event of any reclassification of outstanding shares of Company Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value and other than the Reverse Stock Split), or any consolidation or merger of the Company with or into another Person or any merger of another Person with or into the Company (other than a consolidation or merger in which the Company is the resulting or surviving Person and that does not result in any reclassification or change of outstanding Company Common Stock), or any sale or other disposition to another Person of all or substantially all of the assets of the Company (computed on a consolidated basis) (any of the foregoing, a “Transaction”), upon exercise of the Warrants, the Holder will be entitled to receive the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Company Common Stock issuable upon exercise of the Warrants immediately prior to such Transaction, after giving effect to any adjustment event or, in the event holders of Company Common Stock have the opportunity to elect the form of consideration to be received in any Transaction, the weighted average of the forms and amounts of consideration received by the holders of Company Common Stock, and, prior to or at the effective time of such Transaction, the Company or the successor or purchasing person, as the case may be, shall (and the Company shall cause such successor or purchasing person to) execute with the Holder an amendment to this Agreement providing for such change in the rights to exercise the Warrants. In the event that at any time, as a result of an adjustment made pursuant to this Warrant Certificate, the Holder shall become entitled upon exercise to any securities other than, or in addition to, shares of Company Common Stock, thereafter the number or amount of such other securities so receivable upon exercise and the Exercise Price therefor shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Company Common Stock set forth in this Warrant Certificate.

SECTION 2.03 Fractional Shares. No fractional shares of Company Common Stock shall be issued to the Holder upon exercise of any Warrant. In lieu of any fraction of a share of Company Common Stock that would otherwise be issuable upon exercise of the aggregate number of Warrants exercised by the Holder, the Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Sale Price of a share of Company Common Stock on the Trading Day next preceding the date of exercise.

SECTION 2.04 Notice of Adjustment. Whenever the number of shares of Company Common Stock or other stock or property issuable upon the exercise of each Warrant or the Exercise Price is adjusted, as herein provided, the Company shall (a) compute such adjustment in accordance with this Article II and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the adjustment, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based and (b) as soon as practicable following the occurrence of an event that requires an adjustment pursuant to this Article II (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Transfer Agent shall provide a written notice to the holders of Warrants (including the Holder) of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment was determined and setting forth the adjusted amount.

ARTICLE III

Warrant Transfer Books

SECTION 3.01 Warrant Transfer Books. (a) The Company shall keep at its principal place of business a register in which the Company shall provide for the registration of Warrant Certificates and of any exchanges of Warrant Certificates as herein provided.

(b) At the option of the Holder, Warrant Certificates may be exchanged at such office and upon payment of the charges hereinafter provided. Whenever any Warrant Certificates are so surrendered for exchange, the Company shall execute and deliver the Warrant Certificates that the Holder is entitled to receive.

(c) All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits, as the Warrant Certificates surrendered for such registration of transfer or exchange.

(d) Every Warrant Certificate surrendered for registration of exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company, duly executed by the Holder or his attorney duly authorized in writing.

(e) No service charge shall be payable by the Holder for any registration of transfer or exchange of this Warrant Certificate, and the Company shall pay any taxes or other governmental charges that may be imposed in connection with any registration of exchange of Warrant Certificates.

(f) This Warrant Certificate when duly endorsed in blank shall be deemed negotiable and when this Warrant Certificate shall have been so endorsed, the Holder hereof may be treated by the Company and all other Persons dealing therewith as the absolute owner hereof for any purpose and as the Person entitled to exercise the rights represented hereby.

ARTICLE IV

Voting

SECTION 4.01 No Voting Rights. Prior to the exercise of the Warrants, the Holder, in its capacity as such, shall not be entitled to any rights of a stockholder of the Company, including the right to vote or to consent with respect to any matter.

ARTICLE V

Covenants

SECTION 5.01 Reservation of Company Common Stock for Issuance on Exercise of Warrants. The Company covenants that it will at all times reserve and keep available, free from preemptive rights and solely for the purpose of issue upon exercise of the Warrants as herein provided, out of its authorized but unissued Company Common Stock, such number of shares of Company Common Stock as shall then be issuable upon the exercise of all Warrants issuable hereunder and all other Warrant Certificates. The Company covenants that all shares of Company Common Stock issuable upon exercise of the Warrants shall, upon such issue, be duly and validly issued and fully paid and non-assessable, free from preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

SECTION 5.02 Notice of Dividends. At any time when the Company declares any dividend or other distribution on the Company Common Stock, it shall give notice to the holders of all the then outstanding Warrants (including the Holder) of any such declaration not less than 15 days prior to the related record date for such dividend or distribution.

SECTION 5.03 HSR Act Compliance. If the Holder determines that a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), is required in connection with the exercise of the Warrants represented by this Warrant Certificate, the Company shall reasonably cooperate with the Holder by (a) promptly effecting all necessary notifications and other filings under the HSR Act that are required to be made by the Company and (b) responding as promptly as reasonably practicable to all inquiries or requests received from the United States Federal Trade Commission (the “FTC”), the Department of Justice (the “DOJ”) or any other governmental authority in connection with such notifications and other filings. For the avoidance of doubt, nothing in this Section 5.03 shall require that the Company or any of its Subsidiaries commit to any divestiture, license or hold separate or similar arrangement with respect to the business, assets or properties of the Company or any of its Subsidiaries. Any such notifications and responses by the Company will be in full compliance with the requirements of the HSR Act. The Company shall, to the extent legally permissible, keep the Holder reasonably apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or such other governmental authority. The Company shall pay the filing fees in connection with the above filings, and shall otherwise each bear its costs and expenses in connection with the preparation of such filings and responses to inquires or requests.

SECTION 5.04 Certain Other Events. If any event occurs as to which the provisions of Article II are not strictly applicable or, if strictly applicable, would not fairly protect the rights of the holders of the Warrants in accordance with the essential intent and principles of such provisions, then the Board shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith judgment of the Board, to protect such purchase rights as aforesaid; provided that no adjustments shall be made pursuant to this Section 5.04 if such adjustment would adversely affect the Holder.

ARTICLE VI

Miscellaneous

SECTION 6.01 Tax Matters. The Company shall pay all transfer, stamp, documentary, issue and other similar taxes due with respect to the issuance or delivery of the Warrants or shares of Company Common Stock or other securities or property upon exercise of the Warrants.

SECTION 6.02 Surrender of Warrant Certificate. This Warrant Certificate, if surrendered for exercise or purchase, shall be promptly canceled by the Company and shall not be reissued by the Company. The Company shall destroy such canceled Warrant Certificate.

SECTION 6.03 Mutilated, Destroyed, Lost or Stolen Warrant Certificate. (a) If (i) this Warrant Certificate is mutilated and surrendered to the Company or (ii) the Company receives evidence to its satisfaction of the destruction, loss or theft of this Warrant Certificate, and there is delivered to the Company such appropriate affidavit of loss, applicable processing fee and indemnity as may be reasonably required by the Company to save it harmless, then, in the absence of notice to the Company that this Warrant Certificate has been acquired by a bona fide purchaser, the Company shall execute and deliver, in exchange for this Warrant Certificate if mutilated or in lieu of this Warrant Certificate if destroyed, lost or stolen, a new Warrant Certificate of like tenor and for a like aggregate number of Warrants.

(b) Upon the issuance of any new Warrant Certificate under this Section 6.03, the Company shall pay any taxes or other governmental charges that may be imposed in relation thereto and other expenses in connection therewith.

(c) Every new Warrant Certificate executed and delivered pursuant to this Section 6.03 in lieu of any destroyed, lost or stolen Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the destroyed, lost or stolen Warrant Certificate shall be at any time enforceable by anyone.

(d) The provisions of this Section 6.03 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of a mutilated, destroyed, lost or stolen Warrant Certificate.

SECTION 6.04 Removal of Legends. (a) In the event (i) the transfer of the Warrants or the shares of Company Common Stock issued upon exercise of the Warrants is registered under the Securities Act or (ii) there is delivered to the Company such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Company, that such Warrants or shares are not “restricted securities” within the meaning of Rule 144 under the Securities Act, the Company shall, or shall direct the Transfer Agent to, and the Transfer Agent shall, upon surrender by the Holder of this Warrant Certificate or certificates evidencing such shares of Company Common Stock, as applicable, to the Company or the Transfer Agent, exchange such certificates for certificates without the legend set forth on the first page of this Warrant Certificate as of the Issuance Date or referred to in Section 1.05(b), as applicable.

(b) In order to effect a Sale of Warrants or shares of Company Common Stock issued upon exercise of the Warrants (other than pursuant to an effective registration statement under the Securities Act), the Holder shall (i) give written notice to the Company of its intention to effect such Sale, which notice shall describe the manner and circumstances of the proposed transaction in reasonable detail and shall include a certification by the Holder to the effect that such proposed Sale may be effected without registration under the Securities Act or under applicable state securities laws, and (ii) provide such additional certifications of the Holder or its transferee or Opinions of Counsel (which shall be reasonably satisfactory to the Company) as the Company may reasonably request solely in order to confirm the availability of the applicable exemption from the registration requirements of applicable securities laws.

SECTION 6.05 Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at 5 American Lane, Greenwich, CT 06831 (Attention: Chief Executive Officer), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

SECTION 6.06 Applicable Law. This Warrant Certificate and each Warrant represented hereby and all rights arising hereunder shall be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 6.07 Persons Benefiting. This Warrant Certificate shall be binding upon and inure to the benefit of the Company and its successors, assigns, beneficiaries, executors and administrators, and the Holder from time to time of the Warrants represented hereby. Except as otherwise expressly provided herein, nothing in this Warrant Certificate is intended or shall be construed to confer upon any Person, other than the Company and the Holder from time to time of the Warrants represented hereby, any right, remedy or claim under or by reason of this Warrant Certificate or any part hereof.

SECTION 6.08 Supplements or Amendments. This Warrant Certificate may not be supplemented or amended without the written approval of both the Holder and the Company.

SECTION 6.09 Headings. The descriptive headings of the several Articles and Sections of this Warrant Certificate are inserted for convenience and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 6.10 Copies of Agreements. Copies of the Investment Agreement and the Registration Rights Agreement referred to herein are on file at the principal place of business of the Company and may be obtained by writing to the Company at the address set forth in Section 6.05.

ARTICLE VII

Definitions.

As used in this Warrant Certificate, the following terms shall have the following meanings:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Board” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

“Business Day” means any day other than a Saturday or Sunday or any other day on which banks in the City of New York are authorized or required by law or executive order to close.

“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

The “Closing Sale Price” of a security on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the over-the-counter “Pink Sheets” market or, if the security is listed on a national securities exchange, the principal national securities exchange on which the security is traded. In the absence of such a quotation, the Closing Sale Price of the security will be an amount determined in good faith by the Board to be the fair market value of such security, and such determination shall be conclusive.

“Company” has the meaning set forth in the introduction to this Warrant Certificate, and its successors and assigns.

“Company Common Stock” has the meaning set forth in the introduction to this Warrant Certificate.

“DOJ” has the meaning set forth in Section 5.03.

“Exercise Price” has the meaning set forth in the introduction to this Warrant Certificate.

“Expiration Date” means the tenth anniversary of the Issuance Date.

“Expiration Time” has the meaning set forth in Section 2.01(a)(v).

“FTC” has the meaning set forth in Section 5.03.

“Holder” means the initial Holder of this Warrant Certificate and any permitted assignee or transferee thereof, in such Person’s capacity as a holder of Warrants.

“HSR Act” has the meaning set forth in Section 5.03.

“including” means “including, without limitation.”

“Initial Public Offering” means, in the event of a Spin-off, the first time securities of the same class or type as the securities being distributed in the Spin-off are bona fide offered to the public for cash.

“Investment Agreement” has the meaning set forth in the introduction to this Warrant Certificate.

“Issuance Date” means [●].5

“Market Value” means, with respect to any date of determination, the average Closing Sale Price of the Company Common Stock for a five consecutive Trading Day period preceding the earlier of (a) the day preceding the date of determination and (b) the day before the “ex date” with respect to the issuance or distribution requiring such computation; provided that, solely for purposes of Section 2.01(a)(iv)(B), the Market Value means the average of the daily Closing Sale Price of the Company Common Stock for the first 10 consecutive Trading Days after the effective date of the Spin-off (provided, further, that if an Initial Public Offering of the securities being distributed in the Spin-off is to be effected simultaneously with the Spin-off, the Market Value of the Company Common Stock means the Closing Sale Price of the Company Common Stock on the Trading Day on which the Initial Public Offering price of the securities being distributed in the Spin-off is determined). For purposes of this definition, the term “ex date,” when used with respect to any issuance or distribution, means the first date on which the Company Common Stock trades, regular way, on the over-the-counter “Pink Sheets” market or, if the Company Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Company Common Stock is traded at that time, without the right to receive the issuance or distribution.

“Officer” means the Chairman of the Board, President, Chief Executive Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Company.

“Officer’s Certificate” means a certificate signed by two Officers.

[5]	Note to Draft: To be the Closing Date of the Equity Investment.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Company or the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, governmental entity or other entity.

“Preferred Stock” has the meaning set forth in the Investment Agreement.

“Purchased Shares” has the meaning set forth in Section 2.01(a)(v).

“Sale” has the meaning set forth in Section 1.05(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Spin-off” means a dividend or other distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company.

“Spin-off Market Value” means (a) in the case of securities to be distributed to the holders of the Common Stock in connection with a Spin-off that is not effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-off and where such securities are listed or quoted (or will be listed or quoted upon consummation of the Spin-off) on a U.S. national securities exchange, the average of the Closing Sale Price of those securities over the first 10 consecutive Trading Days after the effective date of the Spin-off, (b) in the case of securities being distributed in any Spin-off that is effected simultaneously with an Initial Public Offering, the Initial Public Offering price and (c) in the case of securities being distributed in any Spin-off not involving any Initial Public Offering of such securities and where such securities are not and will not be listed or quoted on a U.S. national securities exchange, the fair market value (on a per share basis) of such securities (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution).

“Subsidiary” of any Person means any other Person (a) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (b) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.

“Trading Day” means a day during which trading in securities generally occurs on the over-the-counter “Pink Sheets” market or, if the Company Common Stock is listed on a national securities exchange, the principal national securities exchange on which the Company Common Stock is traded.

“Transaction” has the meaning set forth in Section 2.02.

“Transfer Agent” means Pacific Stock Transfer Company unless and until a successor is selected by the Company, and then such successor.

“Triggering Event” means a specified event the occurrence of which entitles the holders of rights, options or warrants to exercise such rights, options or warrants.

“Warrants” has the meaning set forth in the introduction to this Warrant Certificate.

SILVERSUN TECHNOLOGIES, INC.

By
Name:
Title:

ANNEX I

EXERCISE SUBSCRIPTION FORM

(To be executed only upon exercise of Warrant)

To: SilverSun Technologies, Inc. (the “Company”)

The undersigned irrevocably exercises the Warrants represented by the Warrant Certificate for the purchase of one share (subject to adjustment in accordance with the Warrant Certificate) of Company Common Stock, par value $0.00001 per share, for each such Warrant.

The undersigned:

☐ herewith makes payment of $_______ (such payment being by bank wire transfer in immediately available funds), all at the Exercise Price and on the terms and conditions specified in the Warrant Certificate.

☐ hereby elects the cancellation of such number of shares of Company Common Stock as is necessary, in accordance with the formula set forth in Section 1.04(d) of the Warrant Certificate, to exercise this Warrant with respect to the number of shares of Company Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 1.04(d) of the Warrant Certificate.

The undersigned surrenders this Warrant Certificate and all right, title and interest therein to the Company and directs that the shares of Company Common Stock deliverable upon the exercise of such Warrants be registered in the name and delivered at the address specified below.

Date:

(Signature of Owner)*

(Street Address)

(City) (State) (Zip Code)

Securities to be issued to:

Please insert social security or identifying number:

Name:

Street Address:

City, State and Zip Code:

*	The signature must correspond with the name as written upon the face of the Warrant Certificate in every particular, without alteration or any change whatsoever.

EXHIBIT C

SUMMARY OF PRINCIPAL REGISTRATION RIGHTS PROVISIONS

Parties:	SilverSun Technologies, Inc. (“Issuer” or the “Company”), Jacobs Private Equity II, LLC and the other Investors listed on Schedule I to the Investment Agreement.[1]
Registrable Securities:	“Registrable Securities” means shares of Preferred Stock, Warrants and shares of Company Common Stock issued or issuable upon conversion of the Preferred Stock or upon exercise of the Warrants, in each case other than any such securities that are then freely transferable without registration by the Holder thereof pursuant to Rule 144 under the Securities Act without limitation as to volume, manner of sale or other restrictions under Rule 144.
Demand Registration Rights:

At any time on or after the Closing Date, Investors or transferees thereof who are affiliates of the transferor Investor (including any pledgee holding any of the following as collateral or temporarily upon foreclosure of the underlying obligation) (each, a “Holder”) holding Registrable Securities representing no less than a majority of the Company Common Stock constituting Registrable Securities or issuable upon conversion of Preferred Stock or exercise of Warrants constituting Registrable Securities (the “Majority Holders”) may request registration, by giving written notice thereof to the Company, of the sale of the Registrable Securities held by the Holders.

The Company shall then use reasonable best efforts to (a) file a registration statement (or amend an existing registration statement) registering such Registrable Securities (including for purposes of underwritten offerings, shelf takedowns and block trades) as promptly as reasonably practicable and in any event within 30 days (if on Form S-3) or 45 days (if on Form S-1) and (b) have such registration statement declared effective as promptly as reasonably practicable thereafter (subject to customary exceptions). The Majority Holders may request a total of ten demand registrations (“Demand Registration”).

Piggyback Registration Rights:	If the Company registers its securities on a registration statement that permits the inclusion of the Registrable Securities, the Company shall give the Principal Investor prompt written notice thereof. The Company shall then include on such registration statement all Registrable Securities requested to be included therein (subject to certain exceptions to be agreed).

[1]	Capitalized terms used but not defined herein shall have the respective meanings set forth in the Investment Agreement.

C-1

Selection of Underwriters:	Managing underwriter(s) to be selected by Holder representing a majority of the Registrable Securities included in any Demand Registration, subject to the Issuer’s approval, not to be unreasonably withheld.
Expenses of Registration and Selling:	All expenses incurred in connection with the registration or sale of the Registrable Securities shall be borne by the Company, with the exception of brokers’ discounts or commissions on the sale of the Registrable Securities.
Suspension of Sales:	The Holders shall discontinue selling Registrable Securities during regularly scheduled black-out periods or upon request of the Company for the purpose of avoiding certain adverse disclosures in customary circumstances (which requests shall not be made (a) more than three times during any one-year period or (b) for any period exceeding 45 days individually or 90 days in the aggregate for any fiscal year). In all events the Company shall permit resumption of such sales as promptly as reasonably practicable.
Indemnification:	The Company shall indemnify the Holders against losses related to material misstatements and omissions. Each Holder shall indemnify the Company against losses related to material misstatements and omissions made in reliance on information furnished by such Holder expressly for use in a registration statement.
Obligations of the Company:	The Company shall have certain other customary obligations, including requirements to file necessary amendments and supplements with the SEC, notify the Investor Representative of certain events relating to registration statements, enter into customary underwriting agreements, facilitate delivery of other documentation and deliverables, cause Company Common Stock to be listed on a national securities exchange and make management available for a customary “road show.”
Holder Information:	The Holders shall furnish certain information (regarding themselves, the Registrable Securities and the intended method of disposition) to the Company to effect each registered offering.
Rule 144 Reporting:	The Company shall use its reasonable best efforts to maintain compliance with the periodic reporting requirements of the Exchange Act.
Other Registration Rights:	The Company will not grant any person any registration rights with respect to its securities that are prior in right, in conflict or inconsistent with (including rights that would reduce the number of securities a Holder may include in any registration noted above) the rights of the Holders pursuant to the registration rights agreement, or that would allow for a holder to demand registration without providing the Holders piggyback rights.

C-2

Exhibit d

FoRM OF

FIFTH AMENDED and restated

CERTIFICATE OF INCORPORATION
OF
SILVERSUN TECHNOLOGIES, INC.

SilverSun Technologies, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as it may be amended (the “DGCL”), hereby certifies as follows:

1.	The name of this Corporation is SilverSun Technologies, Inc. The original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on October 3, 2002 under the name iVoice Acquisition 1, Inc.

2.	A Certificate of Amendment to the original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on April 24, 2003 under the name Trey Industries, Inc.

3.	A second Certificate of Amendment to the original Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on September 5, 2003 under the name Trey Resources, Inc.

4.	A Second Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on September 5, 2003.

5.	A Third Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on February 11, 2004.

6.	A Fourth Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on June 22, 2011 under the name SilverSun Technologies, Inc.

7.	A Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation was filed with the office of the Secretary of State of the State of Delaware on January 29, 2015.

8.	Certificates of Elimination with respect to the Corporation’s previously issued Series A Preferred Stock and the Corporation’s previously issued Series B Preferred Stock were filed with the office of the Secretary of State of the State of Delaware on November 30, 2023 and September 9, 2019, respectively.

9.	In connection with the transactions contemplated by the Investment Agreement by and among the Corporation, Jacobs Private Equity II, LLC and the other parties thereto, dated as of December 3, 2023 (the “Investment Agreement”), this Fifth Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of Sections 242 and 245 of the DGCL, and by the affirmative vote of a majority of its stockholders at a special meeting in accordance with Section 211 of the DGCL, and is to become effective as of 11:59 p.m., Eastern time, on [●].[1]

[1]	Fifth A&R Certificate of Incorporation to be filed on the date that is two days prior to the Closing (as defined in the Investment Agreement) (or the business day prior to this date), and to be effective as of 11:59 p.m. on the date that is two days prior to the Closing.

10.	This Amended and Restated Certificate of Incorporation restates and amends the Fourth Amended and Restated Certificate of Incorporation (as amended) to read in its entirety as follows:

ARTICLE 1
NAME OF CORPORATION

The name of the Corporation is SilverSun Technologies, Inc.

ARTICLE 2
REGISTERED OFFICE; REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company. The Corporation may have such other offices, either inside or outside of the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

ARTICLE 3
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE 4
STOCK

Section 1. Authorized Stock. The total number of authorized shares of capital stock of the Corporation shall be 2,010,000,000 shares, consisting of (i) 2,000,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). For the avoidance of doubt, this Section 1 gives effect to, and will not be affected by, the reverse stock split contemplated by Section 4 of this ARTICLE 4.

Section 2. Common Stock.

(a) Except as otherwise provided by law, by this Amended and Restated Certificate of Incorporation, or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the right to vote on all matters, including the election of directors, to the exclusion of all other stockholders, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote (except where otherwise provided in the certificate of designations governing such series). Each holder of record of Common Stock shall be entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.

(b) Subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 3. Preferred Stock. Shares of Preferred Stock may be authorized and issued in one (1) or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this ARTICLE 4) is hereby empowered, by resolution or resolutions, to authorize the issuance from time to time of shares of Preferred Stock in one (1) or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Amended and Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designations governing such series) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates at which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund provided for purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) the restrictions on the issuance of shares of the same series or of any other class or series; and

(j) the voting rights, if any, of the holders of shares of the series.

Section 4. Reverse Stock Split. Upon effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”), each eight (8) shares of the Common Stock then issued and outstanding or held by the Corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, without increasing or decreasing the par value of each share of Common Stock. No fractional shares shall be issued in connection with the foregoing combination and conversion and, in lieu thereof, any holder of Common Stock otherwise entitled to a fraction of a share of Common Stock shall, (i) in the case of a registered holder who holds Common Stock in book-entry form with the Corporation’s transfer agent, without further action on the part of such holder, and (ii) in the case of a registered holder who holds Common Stock in certificated form, upon delivery of a properly completed and duly executed transmittal letter from such holder and the surrender of such holder’s stock certificates, be entitled to receive cash for such holder’s fractional share based upon the net proceeds attributable to the sale of such fractional share following the aggregation and sale by the Corporation’s exchange agent of all fractional shares otherwise issuable. Each certificate and book-entry notation that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of whole shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional share interests as described above.

ARTICLE 5
TERM

The term of existence of the Corporation shall be perpetual.

ARTICLE 6
BOARD OF DIRECTORS

Section 1. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies (the “Whole Board”).

Section 2. Term; Election of Directors. Subject to the rights of the holders of any series of Preferred Stock to appoint directors in specified circumstances provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (such directors, if any, the “Preferred Stock Directors”), at each annual meeting of stockholders, the directors shall be elected for terms expiring at the next annual meeting of stockholders. Each director shall hold office for the term for which he or she is elected or appointed and until his or her successor shall be elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal from office. Unless and except to the extent that the Amended and Restated Bylaws of the Corporation (as may hereafter be amended, the “Bylaws”) shall so require, the election of directors of the Corporation need not be by written ballot. Advance notice of stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws.

Section 3. Newly Created Directorships and Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, or by a sole remaining director, and directors so chosen shall hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

Section 4. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock, any director(s) of the Corporation may be removed from office, with or without cause, at any time by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (the “Voting Stock”).

Section 5. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this ARTICLE 6, whenever the holders of one (1) or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

Section 6. No Cumulative Voting. Except as may otherwise be set forth in the resolution or resolutions of the Board of Directors providing the issuance of a series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE 7
STOCKHOLDER ACTION

Section 1. Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided that, if the Investors and their Affiliates (as such terms are defined in the Investment Agreement) collectively beneficially own at least 30% of the voting power of the outstanding shares of Voting Stock, then stockholders of the Corporation may act by written consent in lieu of a meeting to the extent permitted by the DGCL and in the manner provided in the Bylaws.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders may only be called by or at the direction of (1) the Chair of the Board of Directors, (2) the Lead Independent Director (if one has been appointed), or (3) the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board, and any power of stockholders to call a special meeting is specifically denied. At any special meeting of stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE 8
DIRECTOR AND OFFICER LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, will be limited to the fullest extent permitted by that law, as so amended. Any repeal or modification of this ARTICLE 8 by the stockholders of the Corporation will be prospective only and will not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of that repeal or modification.

ARTICLE 9
INDEMNIFICATION

Section 1. In General. Each person who was or is a party or is otherwise threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this ARTICLE 9 is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, a “Covered Person”), shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with such Proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or ceased serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation, and shall inure to the benefit of his or her heirs, executors and administrators; provided that, except as provided in Section 3 of this ARTICLE 9, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

Section 2. Mandatory Advancement of Expenses. To the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each Covered Person shall have (and shall be deemed to have a contractual right to have) the right, without the need for any action by the Board of Directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in connection with any Proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not, except to the extent specifically required by applicable law, in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this ARTICLE 9 or otherwise.

Section 3. Claims. If a claim for indemnification under this ARTICLE 9 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, or if a request for advancement of expenses under Section 2 of this ARTICLE 9 is not paid in full by the Corporation within twenty (20) days after a statement pursuant to Section 2 of this ARTICLE 9 and the required Undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action that, under the DGCL, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Disinterested Directors (as defined in the Bylaws of the Corporation), Independent Counsel (as defined in the Bylaws of the Corporation) or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 4. Contract Rights; Amendment and Repeal; Non-Exclusivity of Rights.

(a) All of the rights conferred in this ARTICLE 9, as to indemnification, advancement of expenses and otherwise, shall be contract rights between the Corporation and each Covered Person to whom such rights are extended that vest at the commencement of such Covered Person’s service to or at the request of the Corporation and: (x) any amendment or modification of this ARTICLE 9 that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to such person; and (y) all of such rights shall continue as to any such Covered Person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such Covered Person’s heirs, executors and administrators.

(b) All of the rights conferred in this ARTICLE 9, as to indemnification, advancement of expenses and otherwise: (i) shall not be exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding such office; and (ii) cannot be terminated or impaired by the Corporation, the Board of Directors or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.

Section 5. Insurance, Other Indemnification and Advancement of Expenses.

(a) The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(b) The Corporation may, to the extent authorized from time to time by the Board of Directors or the Chief Executive Officer, grant rights to indemnification and rights to advancement of expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former officer, employee or agent of the Corporation to the fullest extent permitted by applicable law.

Section 6. Severability. If any provision or provisions of this ARTICLE 9 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this ARTICLE 9 (including, without limitation, each portion of any paragraph of this ARTICLE 9 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this ARTICLE 9 (including, without limitation, each such portion of any paragraph of this ARTICLE 9 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE 10
AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights herein are granted subject to this reservation.

ARTICLE 11
AMENDMENTS TO BYLAWS

In furtherance and not in limitation of the powers conferred by applicable law, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation, without the assent or vote of stockholders of the Corporation.

ARTICLE 12
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), (d) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. This exclusive forum provision does not apply to claims arising under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation, this [●] day of [●].

By:
Name:	[●]
Title:	[●]

Exhibit F

FORM OF VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of December 3, 2023 (this “Agreement”), is by and between Jacobs Private Equity II, LLC, a Delaware limited liability company (the “Principal Investor”) and each of the other parties set forth on the signature pages hereto (each a “Stockholder” and together, the “Stockholders”). The Principal Investor and the Stockholders are each sometimes referred to herein as a “Party,” and collectively, as the “Parties.”

RECITALS:

WHEREAS, concurrently with the execution and delivery of this Agreement, the Principal Investor, SilverSun Technologies, Inc., a Delaware corporation (the “Company”), and each of the other Investors (as defined in the Investment Agreement) listed on Schedule I thereto including the Principal Investor (each an “Investor,” and together, the “Investors”) are entering into an Investment Agreement (as may be amended from time to time, the “Investment Agreement”);

WHEREAS, as a condition and an inducement to the Principal Investor’s willingness to enter into the Investment Agreement, the Principal Investor has required that the Stockholders agree to, and the Stockholders have agreed to, enter into this Agreement with respect to all shares of the Company’s common stock, par value $0.00001 per share (the “Company Common Stock”) that the Stockholders Beneficially Own;

WHEREAS, the Board of Directors of the Company has, prior to the execution and delivery of this Agreement, unanimously (a) approved, adopted and declared advisable the Investment Agreement and the transactions contemplated by the Investment Agreement, including the Equity Investment, the Fifth A&R Certificate of Incorporation, the A&R Bylaws, the Spin-Off and the Cash Dividend, (b) declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Investment Agreement and consummate the Equity Investment, the Fifth A&R Certificate of Incorporation, adopt the A&R Bylaws, and consummate the Spin-Off and the Cash Dividend, on the terms and subject to the conditions set forth in the Investment Agreement, and (c) recommended to the stockholders of the Company that they vote in favor of the approval of (i) the Equity Investment and all of the other transactions contemplated by the Investment Agreement, (ii) the Fifth A&R Certificate of Incorporation (including the Reverse Split contemplated by the Fifth A&R Certificate of Incorporation) and (iii) any equity incentive plan proposed by the Principal Investor pursuant to the Investment Agreement;

WHEREAS, each Stockholder is the Beneficial Owner, and has either sole or shared voting power over, such number of shares of Company Common Stock as is indicated opposite each such Stockholder’s name on Schedule A attached hereto; and

WHEREAS, the Principal Investor desires that the Stockholders agree, and the Stockholders are willing to agree, not to Transfer any of their Subject Securities (other than Permitted Transfers), and to vote their Subject Securities in favor of the approval of (a) the Equity Investment and all of the other transactions contemplated by the Investment Agreement, (b) the Fifth A&R Certificate of Incorporation (including the Reverse Split contemplated by the Fifth A&R Certificate of Incorporation) and (c) any equity incentive plan proposed by the Principal Investor pursuant to the Investment Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Investment Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Adverse Amendment” shall mean an amendment or modification to the Investment Agreement in the form as it exists as of the time of the execution of the Investment Agreement in a manner that alters or changes the amount or form of consideration to be paid to the Company or the Company’s stockholders in connection with the transactions contemplated by the Investment Agreement, including the Equity Investment, the Spin-Off and the Cash Dividend or otherwise amends or modifies the Investment Agreement in a manner adverse in any material respect to the Stockholders.

“Affiliates” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934.

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Expiration Time” shall mean the earliest to occur of (i) the time that the Investment Agreement has been approved by stockholders of the Company and all of the other Stockholder Approvals have been obtained, (ii) the delivery of written notice of termination by the Stockholders to the Principal Investor following any Adverse Amendment made without the prior written consent of the Stockholders, (iii) such date and time as the Investment Agreement shall have been validly terminated pursuant to its terms and (iv) the termination of this Agreement by mutual written consent of the Parties.

“Permitted Transfer” shall mean, in each case, with respect to each Stockholder, any Transfer of Subject Securities by the Stockholder to another Stockholder or to an Affiliate of such Stockholder (as applicable, a “Permitted Transferee”), so long as (i) such Transfer is in accordance with applicable Law, (ii) such Stockholder is, and at all times has been, in compliance with this Agreement, and (iii) such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to the Principal Investor, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Stockholder and otherwise become a party for all purposes of this Agreement; provided that, notwithstanding the foregoing, no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement. In addition, the Stockholders, collectively, may sell and transfer up to fifty percent (50%) of the Subject Securities Beneficially Owned, collectively, by the Stockholders and any such sale and transfer shall be deemed to be a “Permitted Transfer” and each purchaser shall be a “Permitted Transferee” hereunder, so long as (A) such sale and transfer is in accordance with applicable Law, (B) each purchaser of such Subject Securities, in connection with, and prior to, such sale and transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to the Principal Investor, pursuant to which such purchaser agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to such Stockholder and otherwise become a party for all purposes of this Agreement, (C) such sale and transfer is effected as a private sale, pursuant to a private sale exception from the registration requirements of the securities laws and (D) such sale and transfer does not and would not reasonably be expected to prevent, impair, materially delay or materially adversely affect the consummation of the Equity Investment or any of the other transactions contemplated by the Investment Agreement.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

“Subject Securities” shall mean, collectively, shares of Company Common Stock and New Company Common Stock.

“Transfer” shall mean (i) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person, or (ii) in respect of any capital stock or interest in any capital stock, entry into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.

2. Agreement to Retain Subject Securities.

2.1 Transfer of Subject Securities. Other than a Permitted Transfer, from the date of this Agreement until the Expiration Time, no Stockholder shall, with respect to any Subject Securities Beneficially Owned by such Stockholder, Transfer any such Subject Securities.

2.2 Additional Purchases; Adjustments. Each Stockholder agrees that any shares of Company Common Stock and any other shares of capital stock or other equity securities of the Company that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires voting power (or with respect to which the Stockholders collectively acquire voting power) after the execution of this Agreement and prior to the Expiration Time (the “New Company Common Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Company Common Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. If any involuntary Transfer of any of such Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

3. Agreement to Vote and Approve. From the date of this Agreement until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Stockholder shall, and shall cause each holder of record on any applicable record date to (including via proxy), vote the Subject Securities: (a) in favor of (i) the approval of (A) the Equity Investment and all of the other transactions contemplated by the Investment Agreement, (B) the Fifth A&R Certificate of Incorporation (including the Reverse Split contemplated by the Fifth A&R Certificate of Incorporation) and (C) any equity incentive plan proposed by the Principal Investor pursuant to the Investment Agreement and (ii) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to approve the adoption of the Investment Agreement or to obtain the Stockholder Approvals; and (b) against (i) any action or agreement that would reasonably be expected to result in any condition set forth in Article VI of the Investment Agreement not being fulfilled, (ii) any Takeover Proposal, Alternative Acquisition Agreement or any of the transactions contemplated thereby, (iii) any action which would reasonably be expected to prevent, impair, materially delay or materially adversely affect the consummation of the Equity Investment or any of the other transactions contemplated by the Investment Agreement and (iv) any action which would reasonably be expected to result in a material breach of any representation, warranty, covenant or agreement of the Company in the Investment Agreement.

4. Representations and Warranties of the Stockholders. Each Stockholder, on behalf of itself and each other Stockholder, hereby severally, and not jointly and severally, represents and warrants to the Principal Investor as follows:

4.1 Due Authority. Such Stockholder has the full power and authority or capacity, as applicable to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due and valid execution and delivery hereof by the Principal Investor, constitutes a valid and binding agreement of such Stockholder enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

4.2 Ownership of the Company Common Stock. As of the date hereof, such Stockholder (a) Beneficially Owns the shares of the Company Common Stock indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by (i) this Agreement and (ii) any applicable restrictions on transfers under the Securities Act or any applicable state securities law, and (b) has sole voting power over all of the shares of Company Common Stock Beneficially Owned by such Stockholder. As of the date hereof, such Stockholder does not Beneficially Own any capital stock or other securities of the Company other than the shares of Company Common Stock set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not Beneficially Own any rights to purchase or acquire any shares of voting stock or other voting securities of the Company except as set forth on Schedule A opposite such Stockholder’s name.

4.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any Laws applicable to such Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Company Common Stock Beneficially Owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder is bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the performance by such Stockholder of its obligations hereunder.

4.4 Absence of Litigation. There is no action, suit, investigation or Proceeding (whether judicial, arbitral, administrative or other) (each an “Action”) pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder that would reasonably be expected to prevent, impair, materially delay or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.5 Reliance by the Principal Investor. Each Stockholder understands and acknowledges that the Principal Investor is entering into the Investment Agreement in reliance upon such Stockholder’s execution, and delivery of this Agreement and the performance of such Stockholder’s obligations hereunder.

5. Termination. This Agreement (except to the extent provided below in this Section 5) shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, that the provisions set forth in this Section 5, Section 7, Section 8 and Section 10 (other than Section 10.16) shall survive the termination of this Agreement unless the Investment Agreement is terminated prior to the Closing in accordance with its terms; provided, further, nothing herein shall relieve any Party for any breach of any provision of this Agreement prior to termination.

6. Notice of Certain Events. The Stockholders shall notify the Principal Investor in writing as promptly as reasonably practicable of any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholders under this Agreement; provided, that the delivery of any notice pursuant to this Section 6 shall not limit or otherwise affect the remedies available to any Party.

7. Waiver of Certain Actions. Each Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any Legal Action, derivative or otherwise, against the Principal Investor, the Company or any of their respective Subsidiaries or successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Investment Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under Law, alleging a breach of any duty of the Board of Directors of the Company in connection with the Investment Agreement, this Agreement or the transactions contemplated thereby or hereby; provided, that this Section 7 shall not be deemed a waiver of any rights of any Stockholder or any Permitted Transferee thereof for any breach of the Investment Agreement.

8. Release. Effective as of the Closing, each of the Stockholders, for itself and for each of its Affiliates, and each of their respective heirs, beneficiaries, trustees, executors, administrators, Representatives, successors and assigns, hereby generally, irrevocably, fully, unconditionally and completely releases, acquits and forever discharges, to the fullest extent permitted by Law, the Company, the Affiliates and Subsidiaries of the Company, the Principal Investor, its Affiliates and the past, present or future officers, agents, directors, supervisors, insurers, trustees, partners, attorneys, employees, administrators, executors, predecessors, successors and assigns of each of the Company, its Affiliates and Subsidiaries, the Principal Investor and the Affiliates of the Principal Investor (hereinafter, the “Released Parties”) from any and all Released Claims. Each of the Stockholders shall not, in any federal court, state court, arbitration, regulatory agency, or other tribunal or forum commence, file, initiate, institute, cause to be instituted, assist in instituting, or permit to be instituted on their, his, her, or its behalf, or on behalf of any other Person, any Released Claims against any Released Party or challenging the validity of the release set forth in this Section 8.

For the purposes of this Agreement, (a) “Claims” means any actual or potential, charges, complaints, claims, counterclaims, duties, actions, causes of action in law or in equity, suits, liens, liabilities, debts due, sums of money, demands, obligations, accountings, damages, punitive damages, losses, costs or expenses, attorneys’ fees of any nature whatsoever and liabilities of any kind or nature whatsoever and (b) “Released Claims” means all Claims, known or unknown, suspected or unsuspected, whether arising under state, federal or other Law, or based on common law, statutory law, regulations or otherwise, that a Stockholder or any of its Affiliates at any time had or claimed to have or may have or claim to have, in each case in such capacity, against any of the Released Parties relating to any matter, occurrence, action or activity on, or prior to, the Closing.

The Stockholders may after the date of this Agreement discover facts in addition to or different from those that any of them now knows or knows as of the date of this Agreement or believes to be true with respect to the subject matter of the Released Claims; however, each of the Stockholders fully, finally, and forever settles and releases any and all Released Claims released hereunder, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.  Each of the Stockholders and the Principal Investor acknowledges that the foregoing waiver was separately bargained for and a key element of this Agreement of which this release is a part.

9. Further Assurances. Each Stockholder agrees to execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Principal Investor may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

10. Miscellaneous.

10.1 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

10.2 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void; provided, that, for the avoidance of doubt, the Principal Investor’s consent shall not be required for any Permitted Transfer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

10.3 Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) the Principal Investor and (b) the Stockholders. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

10.4 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by email, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows (or at such other address for a Party as shall be specified by notice given in accordance with this Section 10.4):

(a)	If to any of the Stockholders, to:

The address or email address of such Stockholder as it appears on the signature page of such Stockholder hereto.

with copies (which shall not be considered notice) to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Email:	jlucosky@lucbro.com
chaunschild@lucbro.com
Attention:	Joseph Lucosky
Chris Haunschild

(b)	if to the Principal Investor, to:

Jacobs Private Equity II, LLC
5 American Lane
Greenwich, CT 06831

Email:	[Intentionally omitted]
Attention:	Austin Landow

and with a copy (which shall not be considered notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Email:	AOEmmerich@wlrk.com
VSapezhnikov@wlrk.com
Attention:	Adam O. Emmerich
Viktor Sapezhnikov

or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

10.6 Consent to Jurisdiction; Service of Process; Venue. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement. Each of the Parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.7 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching Party in the event that this Agreement is breached. It is accordingly agreed that the Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief, without proof of actual damages, on the basis that (a) any Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish, secure or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.7, and each Party irrevocably waives any right it may have to require the obtaining, furnishing, securing or posting of any such bond or similar instrument.

10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.8.

10.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Investment Agreement (including the documents and the instruments referred to herein and therein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and is not intended to confer upon any person other than the Parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise, except as otherwise set forth herein, except, from and after the Closing Date, for the provisions of Section 9 and the rights of the Released Parties set forth therein.

10.10 Counterparts. This Agreement may be executed in one or more counterparts (including by any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

10.11 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the Parties hereto, such consent or approval must be in writing and executed and delivered to the other Party by a person duly authorized by such Party to do so.

10.12 No Agreement Until Executed. Irrespective of negotiations among the Parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Investment Agreement is executed and delivered by all parties thereto, and (b) this Agreement is executed and delivered by the Parties.

10.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Equity Investment and the other transactions contemplated by the Investment Agreement are consummated.

10.14 Action in Stockholder Capacity Only. Notwithstanding anything to the contrary in this Agreement, (a) no Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director of the Company and (b) the Parties acknowledge and agree that this Agreement is entered into by the Stockholders solely in their capacity as the Beneficial Owner of shares of Company Common Stock and nothing in this Agreement shall restrict in any respect any actions taken by the Stockholders or their designees or Representatives who are a director of the Company solely in his or her capacity as a director of the Company. For the avoidance of doubt, nothing in this Section 10.14 shall in any way modify, alter or amend any of the terms of the Investment Agreement.

10.15 Documentation and Information. Except (a) for communications consistent with the final form of joint press release announcing the Investment Agreement and the investor presentation given to investors on the day of announcement of the Investment Agreement or (b) as may be required by applicable Law or stock exchange rule or regulation (provided that reasonable notice of any such disclosure will be provided to the Principal Investor), no Stockholder shall make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of the Principal Investor. Notwithstanding the foregoing, each Stockholder consents to the Principal Investor and the Company publishing and disclosing in all documents and schedules filed with the SEC, and any press release or other disclosure document that the Principal Investor or the Company reasonably determines to be necessary in connection with the transactions contemplated by the Investment Agreement, the existence and the terms of this Agreement (including filing a copy of this Agreement).

10.16 Obligation to Update Schedule A. The Stockholders agree that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by any Stockholder, the Stockholders will, as promptly as practicable following the completion of such acquisition or Transfer, notify the Principal Investor in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.

10.17 Non-Survival of Representations and Warranties. The respective representations and warranties of the Stockholders and the Principal Investor contained herein shall not survive the closing of the Equity Investment and the other transactions contemplated hereby and by the Investment Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

JACOBS PRIVATE EQUITY II, LLC

By:
	Name:	Bradley S. Jacobs
	Title:	Managing Member

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

By:
	Name:	Mark Meller

Stockholder’s Formal Notice Information:
(to be used for formal notice)

Address:

c/o SilverSun Technologies Holdings, Inc.
120 Eagle Rock Avenue
East Hanover, NJ 07936

Attention:

Mark M. Meller, Chief Executive Officer
Meller@silversuntech.com

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

SHARIEVE MELLER FAMILY TRUST

By:
	Name:	Mark Meller
	Title:	Trustee

Stockholder’s Formal Notice Information:
(to be used for formal notice)

Address:

c/o SilverSun Technologies Holdings, Inc.
120 Eagle Rock Avenue
East Hanover, NJ 07936

Attention:

Mark M. Meller, Chief Executive Officer
Meller@silversuntech.com

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.

MARK M. MELLER FAMILY TRUST

By:
	Name:	Sharieve Meller
	Title:	Trustee

Stockholder’s Formal Notice Information:
(to be used for formal notice)

c/o SilverSun Technologies Holdings, Inc.
120 Eagle Rock Avenue
East Hanover, NJ 07936

Attention:

Mark M. Meller, Chief Executive Officer
Meller@silversuntech.com

Exhibit g

FORM OF STOCKHOLDERS AGREEMENT

among

JACOBS PRIVATE EQUITY II, LLC,

and

THE INITIAL OTHER INVESTORS

Dated as of [●]

i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as the same may be amended from time to time in accordance with its terms, this “Agreement”) is entered into as of [●], by and among Jacobs Private Equity II, LLC, a Delaware limited liability company (the “Principal Investor”), and each of the other Investors listed on Schedule I hereto (collectively, the “Initial Other Investors” and, together with the Principal Investor, the “Investors”).

RECITALS

WHEREAS, the Investors entered into that certain Investment Agreement, dated as of December 3, 2023 (as may be amended from time to time, the “Investment Agreement”) by and among SilverSun Technologies, Inc., a Delaware corporation (the “Company”), and the Investors, pursuant to which each Investor purchased, and the Company issued and sold to each Investor, (a) that number of shares of Preferred Stock and (b) Warrants representing the right to purchase the number of shares of the Company’s common stock, par value $0.00001 per share (the “Company Common Stock”), in each case set forth opposite such Investor’s name in Schedule I to the Investment Agreement (the Preferred Stock and the Warrants, together with any shares of Company Common Stock issuable upon conversion of the Preferred Stock or exercise of the Warrants, collectively, the “Securities”);

WHEREAS, concurrently with and in connection with the Closing, the Investors desire to enter into this Agreement, effective upon the date hereof, to agree upon the respective rights and obligations after the Closing with respect to the securities of the Company now or hereafter issued and outstanding and held by the parties to this Agreement (including the Securities) and certain matters with respect to their investment in the Company; and

WHEREAS, prior to the Closing, the Board of Directors of the Company approved this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

Section 1. Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, when used with respect to any specified Person, a Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. As used herein, “control” (including, with correlative meanings, “controlled by” and “under common control by”), when used with respect to any such specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. Notwithstanding anything to the contrary set forth herein, none of the Initial Other Investors shall be an Affiliate of the Principal Investor, nor shall the Principal Investor be an Affiliate of any Initial Other Investor, in each case solely by virtue of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Beneficial Ownership” by a Person of any securities or other equity interests includes record and/or beneficial ownership of such securities or other equity interests, and includes ownership of such securities or other equity interests by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security or other equity interests; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security or other equity interests; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that (A) for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities or other equity interests which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities or other equity interests is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing) and (B) solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, none of the Initial Other Investors shall be deemed to have Beneficial Ownership of securities or other equity interests owned by the Principal Investor or by any other Initial Other Investor, nor shall the Principal Investor be deemed to have Beneficial Ownership of securities or other equity interests owned by any of the Initial Other Investors, in each case, solely by virtue of this Agreement. “Beneficially Own,” “Beneficially Owned” and “Beneficially Owning” shall have a correlative meaning.

“Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

“Closing” has the meaning set forth in the Investment Agreement.

“Closing Date” has the meaning set forth in the Investment Agreement.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any federal, state or local, domestic or foreign, government or any court, administrative agency or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign.

“Group” shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act; provided, that solely for purposes of this Agreement, notwithstanding anything to the contrary set forth herein, none of the Initial Other Investors nor the Principal Investor, or any of their respective Affiliates shall be deemed to be a member of a Group with each other or each other’s Affiliates, in each case solely by virtue of this Agreement.

“Initial Other Investors” has the meaning set forth in the Preamble.

“Investment Agreement” has the meaning set forth in the Recitals.

“Investors” has the meaning set forth in the Preamble.

“Laws” means any federal, state, local or municipal, domestic or foreign, or other statute, law, code, ordinance, act, rule or regulation of any Governmental Entity, and any Orders.

“Lock-Up Period” means the period beginning on the Closing Date and ending on the date that is the fifth (5th) anniversary of the Closing Date.

“Order” means any orders, decisions, judgments, writs, injunctions, or decrees issued by any court, agency or other Governmental Entity.

“Permitted Transferee” means any Person to whom an Initial Other Investor is expressly permitted to Transfer Securities prior to the expiration of the Lock-Up Period pursuant to Section 3(b), in each case that becomes a party to and fully subject to and bound by this Agreement to the same extent as the transferring party by executing and delivering a joinder agreement to this Agreement in the form attached hereto as Exhibit A.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, trust, business association, Governmental Entity or other entity.

“Preferred Stock” has the meaning set forth in the Investment Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof.

“Termination Date” has the meaning set forth in Section 6(m).

“Transfer” means any direct or indirect (including voluntary or involuntary) sale, disposition, conveyance, hypothecation, mortgage, encumbrance, gift, pledge, assignment, attachment or other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest), whether by merger, testamentary disposition, pursuant to a judicial process, operation of law or otherwise, and including the entry into a definitive agreement with respect to any of the foregoing. “Transfer” shall also include, with respect to any Person that is a corporation, partnership, limited liability company or other legal entity whose primary assets are Securities, any event that causes such Person to cease to be controlled by the Person controlling such Person prior to such event.

“Voting Securities” means, at any time, shares of any class of Capital Stock or other securities of the Company, including shares of the Company Common Stock and shares of the Preferred Stock, which are entitled to vote generally in the election of directors of the Company.

“Warrants” has the meaning set forth in the Investment Agreement.

(b) In addition to the above definitions, unless the context requires otherwise:

(i) the headings contained in this Agreement or in any Schedule or Exhibit hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement;

(ii) any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement;

(iii) when a reference is made in this Agreement to an Article, Section, Subsection or Schedule or Exhibit, such reference shall be to a Section or Article of, or a Schedule or an Exhibit to, this Agreement unless otherwise indicated;

(iv) for all purposes hereof, the terms “include,” “includes” and “including” shall be deemed followed by the words “without limitation”;

(v) the words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vi) the term “or” is not exclusive;

(vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(viii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(ix) any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented;

(x) “business day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed;

(xi) references to a person are also to its permitted successors and assigns; and

(xii) when calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 2. Voting Agreement. Each Initial Other Investor agrees that:

(a) such Initial Other Investor shall (i) appear in person or by proxy at any Stockholder Meeting and (ii) vote, or cause to be voted, or execute written consents with respect to, as applicable, all Voting Securities that it Beneficially Owns (A) in favor of the election of each candidate designated or nominated for election by the Principal Investor, (B) in favor of removal of each Person designated for removal by the Principal Investor and (C) except with respect to matters that would adversely affect such Initial Other Investor in a manner disproportionate to any other Investor, in accordance with the Principal Investor’s written direction with respect to any other matter presented at such Stockholder Meeting; and

(b) such Initial Other Investor shall take all other necessary or desirable actions within its control to effectuate the provisions of this Section 2.

Section 3. Lock-Up.

(a) Subject to Section 3(b) and Section 3(c), except with the prior written consent of the Principal Investor, each Initial Other Investor hereby acknowledges and agrees that it shall not, and shall cause its Affiliates not to, Transfer all or any portion of the Securities Beneficially Owned by such Person until the end of the Lock-Up Period.

(b) Notwithstanding the provisions set forth in Section 3(a), each Initial Other Investor or its respective Permitted Transferees may Transfer the Securities it Beneficially Owns during the Lock-Up Period (i) to Affiliates of such Initial Other Investor; (ii) in the case of an individual, to a member of such individual’s immediate family; (iii) in connection with a pledge to a financial institution pursuant to a bona fide financing, including the enforcement of any such pledge by a financial institution; or (iv) to any Person approved in writing by the Principal Investor; provided that, in the case of clauses (i) through (iv), no Initial Other Investor or its respective Permitted Transferee shall Transfer any Securities Beneficially Owned by it or them to any Permitted Transferee unless such Permitted Transferee becomes a party to and fully subject to and bound by this Agreement, to the same extent as the transferring party, by executing and delivering a joinder agreement to this Agreement in the form attached hereto as Exhibit A.

(c) Notwithstanding the provisions set forth in Section 3(a), (i) nothing in Section 3(a) shall apply to forfeitures of any Warrants pursuant to a “net” or “cashless” exercise thereof and (ii) if the Principal Investor Transfers (other than to an Affiliate) all or any portion of the Principal Investor’s Securities, then the restrictions set forth in Section 3(a) shall not apply solely with respect to the percentage of Securities Beneficially Owned by each such Initial Other Investor equal to (A) the amount of shares of Securities Transferred by the Principal Investor (other than to an Affiliate) divided by (B) the amount of shares of Securities Beneficially Owned by the Principal Investor as of the Closing Date. For illustrative purposes, if the Principal Investor Transfers five percent (5%) of the Securities that the Principal Investor Beneficially Owned as of the Closing Date, then notwithstanding anything to the contrary in Section 3(a), each Initial Other Investor may Transfer up to five percent (5%) of the Securities that such Initial Other Investor Beneficially Owned as of the Closing Date.

(d) The right of each Initial Other Investor or any of its respective Affiliates to Transfer Securities Beneficially Owned by such Person is subject to the restrictions set forth in this Section 3, and no Transfer by such Initial Other Investor or any of its Affiliates of Securities Beneficially Owned by such Person may be effected except in compliance with this Section 3. Any attempted Transfer in violation of this Agreement shall be of no effect and be null and void ab initio, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement.

(e) Any additional Securities of which any Initial Other Investor acquires Beneficial Ownership following the date hereof shall be subject to the restrictions and commitments contained in this Agreement as fully as if such Securities, as applicable, were Beneficially Owned by such Person as of the date hereof.

Section 4. Representations and Warranties of the Investors. Each Investor (and, in the case of an Initial Other Investor, its Permitted Transferees as of the date of the joinder agreement pursuant to which such Permitted Transferee became a party to this Agreement) hereby represents, warrants and covenants to the other Investors as follows:

(a) If such Investor is an entity, such Investor is duly organized and validly formed under the Laws of the jurisdiction of its organization.

(b) Such Investor has the right, power and authority (or capacity in the case of individuals) to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c) The execution and delivery by such Investor of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part and does not require any corporate or other action by such Investor, other than those which have been obtained prior to the date hereof and are in full force and effect.

(d) This Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the other Investors, constitutes a legal, valid and binding obligation of it, enforceable against such Investor in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(e) The execution and delivery by such Investor of this Agreement and the performance by such Investor of its obligations under this Agreement do not and will not conflict with, result in a breach of or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained), or require any filing, under applicable Law, any trust instrument, organizational document, or any contract or agreement to which it is a party.

Section 5. Representations and Warranties of the Initial Other Investors. Each Initial Other Investor (and its Permitted Transferees as of the date of the joinder agreement pursuant to which such Permitted Transferee became a party to this Agreement) hereby represents, warrants and covenants to the Principal Investor that other than this Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which such Initial Other Investor has a contractual obligation with respect to the voting or Transfer of any Securities or which are otherwise inconsistent with or conflict with any provision of this Agreement.

Section 6. Miscellaneous.

(a) Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or sent by email, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows (or at such other address for a party as shall be specified by notice given in accordance with this Section 6(a)):

if to the Principal Investor:

Jacobs Private Equity II, LLC
5 American Lane
Greenwich, CT 06831
Email:	[Intentionally omitted]
Attention:	Austin Landow

With a copy (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Email:	AOEmmerich@wlrk.com
VSapezhnikov@wlrk.com
Attention:	Adam O. Emmerich
Viktor Sapezhnikov

If to any of the Initial Other Investors:

The address or email address of such Initial Other Investor as it appears on the signature page of such Initial Other Investor hereto.

If to any Permitted Transferee, to such address as is designated by such Permitted Transferee in such Permitted Transferee’s joinder to this Agreement.

(b) Counterparts. This Agreement may be executed in one or more counterparts (including by any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

(c) Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Investment Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights (legal, equitable or otherwise) or remedies, whether as third party beneficiaries or otherwise.

(d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(e) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

(f) Amendment; Waiver. This Agreement may not be amended or otherwise modified, except by an instrument in writing signed on behalf of (i) the Principal Investor, on the one hand, and (ii) the Initial Other Investors, on the other hand. By an instrument in writing, the Principal Investor, on the one hand, or any of Initial Other Investors, on the other hand, may waive compliance by the other (but solely with respect to such Initial Other Investor) with any term or provision of this Agreement that the other party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(g) Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement (and agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Subsidiaries except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(h) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 6(h).

(i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party in the event that this Agreement is breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief, without proof of actual damages, on the basis that (i) any party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no other party or any other Person shall be required to obtain, furnish, secure or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6(i), and each Party irrevocably waives any right it may have to require the obtaining, furnishing, securing or posting of any such bond or similar instrument.

(j) Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(k) Inconsistent Agreements. No Initial Other Investor shall enter into any agreement or side letter with, or grant any proxy to, any other Person (whether or not such proxy, agreements or side letters are with other Investors, holders of Shares that are not parties to this Agreement or otherwise) that conflicts with the provisions of this Agreement or which would obligate such Person to breach any provision of this Agreement.

(l) Further Assurances. Each party to this Agreement shall cooperate and take such action as may be reasonably requested by another party to this Agreement in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

(m) Term and Termination. This Agreement will be effective as of the date hereof and shall terminate on the earlier of (i) the dissolution or liquidation of the Company or (ii) upon the written election of the Principal Investor specifically terminating this Agreement (such date of termination, the “Termination Date”). This Agreement shall automatically terminate with respect to each Initial Other Investor on such date as such Initial Other Investor ceases to Beneficially Own any Securities and Voting Securities, so long as such Initial Other Investor has complied with the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

JACOBS PRIVATE EQUITY II, LLC,

By:
	Name:	Bradley S. Jacobs
	Title:	Managing Member

INITIAL OTHER INVESTORS:

By:
	Name:	[●]

Initial Other Investor’s Formal Notice Information: (to be used for formal notice)

Address:

Attention:
E-mail:

[Signature Page to Stockholders Agreement]

SCHEDULE I

INITIAL OTHER INVESTORS

EXHIBIT A

FORM OF JOINDER

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Stockholders Agreement, dated as of [●] (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Stockholders Agreement”), by and among Jacobs Private Equity II, LLC, a Delaware limited liability company, and certain other parties named therein, and any Permitted Transferee that becomes a party to the Stockholders Agreement in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Stockholders Agreement.

By executing and delivering this Joinder Agreement to the Stockholders Agreement, the undersigned hereby adopts and approves the Stockholders Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned’s becoming an Initial Other Investor, to become a party to, and to be bound by and comply with the provisions of, the Stockholders Agreement applicable to the Initial Other Investor, in the same manner as if the undersigned were an original signatory to the Stockholders Agreement as an Initial Other Investor.

The undersigned hereby represents and warrants that, pursuant to this Joinder Agreement and the Stockholders Agreement, it is a Permitted Transferee of [Insert Name of the Transferring Initial Other Investor].

The undersigned acknowledges and agrees that the provisions of the Stockholders Agreement are incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

Accordingly, the undersigned have executed and delivered this Joinder Agreement as of the ___ day of ___________, ____.

TRANSFEREE

Name:

Notice Information

Address:
Email:

[Signature Page to Joinder Agreement]

AGREED AND ACCEPTED
as of the ____ day of _______________, _______.

JACOBS PRIVATE EQUITY II, LLC,

By:
	Name:	Bradley S. Jacobs
	Title:	Managing Member

[TRANSFEROR]

By:
Name:
Title:

Exhibit I

FORM OF SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

SILVERSUN TECHNOLOGIES, INC.,

AND

SILVERSUN TECHNOLOGIES HOLDINGS, INC.

DATED AS OF [●]1

1 Note to Draft: To be the date one day prior to the Distribution Date (as defined in the Investment Agreement).

i

ii

SCHEDULES

Schedule 1.1(a)	Transferred Entities
Schedule 1.1(b)	Parent Retained Assets
Schedule 1.1(c)	Parent Retained Liabilities
Schedule 1.1(d)	Plan of Reorganization
Schedule 5.2	Information Provided by the Principal Investor

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This Separation and Distribution Agreement (this “Agreement”), dated as of [●] is by and between SilverSun Technologies, Inc., a Delaware corporation (“Parent”), and SilverSun Technologies Holdings, Inc., a Nevada corporation and direct wholly owned subsidiary of Parent (“SpinCo” and, together with Parent, the “Parties”).

RECITALS:

WHEREAS, Parent entered into that certain Investment Agreement, dated as of December 3, 2023 (the “Investment Agreement”), by and among Parent and the Investors (as defined in the Investment Agreement) thereto, pursuant to which Parent issued and sold to each Investor (as defined in the Investment Agreement) (a) that number of shares of Preferred Stock (as defined in the Investment Agreement) and (b) that number of Warrants (as defined in the Investment Agreement), in each case set forth opposite such Investor’s name in Schedule I to the Investment Agreement;

WHEREAS, Parent, acting through itself and its Subsidiaries, currently conducts the SpinCo Business;

WHEREAS, the board of directors of Parent (“Parent Board”) has determined that it is appropriate and desirable and in the best interests of Parent and its stockholders (a) to separate the SpinCo Business from Parent (the “Separation”) in accordance with the Plan of Reorganization, (b) subject to the terms and conditions set forth in this Agreement, at the Effective Time, to make a distribution to the holders of issued and outstanding shares of common stock, par value $0.00001 per share, of Parent (the “Parent Common Stock”) as of the Distribution Record Date, of all of the issued and outstanding shares of common stock, par value $0.0001 per share, of SpinCo (each such share is individually referred to as a “SpinCo Share” and collectively referred to as the “SpinCo Common Stock”), respectively, on the basis of the Distribution Ratio (the “Distribution”), and (c) subject to the terms and conditions set forth in this Agreement, at the Effective Time, to make a distribution to the holders of issued and outstanding shares of Parent Common Stock as of the Distribution Record Date, of the Cash Dividend (as defined below);

WHEREAS, in connection with declaring the Distribution and prior to the date hereof, Parent has declared a cash dividend, in an amount per share of Parent Common Stock equal to $[●] per share, which was calculated by dividing two million five hundred thousand U.S. dollars ($2,500,000) by the number of shares of Parent Common Stock issued and outstanding as of the Distribution Record Date, to the Record Holders (the “Cash Dividend”), to be paid on the Distribution Date;

WHEREAS, SpinCo is as of the date hereof, and prior to the Distribution will be, a direct wholly owned subsidiary of Parent;

WHEREAS, prior to the Distribution, in accordance with the Plan of Reorganization, Parent will contribute all of the issued and outstanding stock of the Subsidiaries of Parent, including those set forth on Schedule 1.1(a) (the “Transferred Entities”), to SpinCo, resulting in such entities being direct wholly owned Subsidiaries of SpinCo (the “Internal Contribution”);

WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Registration Statement, which sets forth certain disclosures concerning SpinCo, the Separation and the Distribution;

WHEREAS, the Parent Board and the board of directors of SpinCo have each determined that the Internal Contribution, the Separation, the Distribution, the Cash Dividend and the other transactions contemplated by this Agreement, including the Ancillary Agreements (collectively, the “Transactions”) are in the best interests of their respective companies and stockholders, as applicable, and have approved this Agreement, the Transactions and each of the Ancillary Agreements;

WHEREAS, the Parties have determined to set forth the principal corporate and other transactions required to effect the Distribution and to set forth other agreements that will govern certain other matters prior to and following the completion of the Distribution; and

WHEREAS, the Parties acknowledge that this Agreement and the Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Transactions, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, arbitration, inquiry, subpoena, proceeding or investigation, audit, counter suit, hearing or litigation of any nature whether administrative, civil, criminal, regulatory, legislative, prosecutorial or otherwise, by or before any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to any specified Person, a Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. As used herein, “control” (including, with correlative meanings, “controlled by” and “under common control by”), when used with respect to any such specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. Unless expressly provided herein to the contrary, for purposes of this Agreement, at and after the Effective Time, no Parent Entity shall be deemed to be an Affiliate of any SpinCo Entity, and no SpinCo Entity shall be deemed to be an Affiliate of any Parent Entity.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Agent” shall have the meaning set forth in Section 4.2(a).

“Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties or any other members of their respective Groups (but only agreements as to which no Third-Party is a party) in connection with the Transactions, including the Employee Matters Agreement, the Transition Services Agreement (if any), the Tax Matters Agreement and the Transfer Documents.

“Applicable Rate” shall mean five percent (5%) over the Prime Rate (including any surcharge) as established from time to time, compounded quarterly.

“Arbitration Request” shall have the meaning set forth in Section 9.3.

“Asset” shall mean all rights, properties or other assets (including all claims, intellectual property rights and goodwill), in each case, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books and records or financial statements of the applicable Person.

“Assume” or “Assumption” shall have the meaning set forth in Section 3.1(b)(i).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banking institutions located in the City of New York are authorized or obligated by Law to be closed.

“Cash Dividend” shall have the meaning set forth in the Recitals.

“CEO Negotiation Request” shall have the meaning set forth in Section 9.2.

“Closing” has the meaning set forth in the Investment Agreement.

“Closing Date” has the meaning set forth in the Investment Agreement.

“Contract” shall mean any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“Corporate Policies” shall have the meaning set forth in Section 8.1.

“Dispute” shall have the meaning set forth in Section 9.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean [●], which is the date of the consummation of the Distribution, and which shall be seven (7) days after the Distribution Record Date.

“Distribution Ratio” shall mean a number equal to eight (8).

“Distribution Record Date” shall mean the close of business on [●], which is the record date for determining holders of Parent Common Stock as of the Distribution Record Date entitled to receive SpinCo Shares pursuant to the Distribution. This date is one day prior to the Closing Date of the Equity Investment (as defined in the Investment Agreement).

“Effective Time” shall mean 12:01 a.m., New York City time, on the Distribution Date.

“e-mail” shall have the meaning set forth in Section 10.7.

“Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Parent and SpinCo, which agreement shall be entered into prior to or on the Distribution Date, as may be amended from time to time.

“Entities” shall mean, as applicable, SpinCo and/or Parent (each, an “Entity”).

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, principles of common law, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq.), whether now or hereafter in existence, relating to the environment, natural resources, human health or safety, endangered or threatened species of fish, wildlife and plants, or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation indoor or outdoor air, surface water, groundwater and surface or subsurface soils), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the investigation, cleanup or other remediation thereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment.

“Governmental Authority” shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, securities exchange (including the Nasdaq) or other regulatory, administrative or governmental or similar authority.

“Governmental Authorization” shall mean any authorization, approval, consent, waiver, license, registration, certificate or permit issued, granted or otherwise made available under the authority of any Governmental Authority.

“Group” shall mean either the SpinCo Entities, taken as a whole, or the Parent Entities, taken as a whole, as the context requires.

“Indemnifying Party” shall have the meaning set forth in Section 5.4(a)(i).

“Indemnitee” shall have the meaning set forth in Section 5.4(a)(i).

“Information Statement” shall mean the information statement, attached as an exhibit to the Registration Statement, and any related documentation to be provided to holders of Parent Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Insurance Policy” shall mean any insurance policies and insurance Contracts, including general liability, property and casualty, workers’ compensation, automobile, marine, directors & officers liability, errors and omissions, employee dishonesty and fiduciary liability policies, whether, in each case, in the nature of primary, excess, umbrella or self-insurance overage, together with all rights, benefits and privileges thereunder.

“Insurance Proceeds” shall mean those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured.

“Internal Contribution” shall have the meaning set forth in the Recitals.

“Investment Agreement” shall have the meaning set forth in the Recitals.

“JAMS Streamlined Rules” shall have the meaning set forth in Section 9.3(a).

“Law” shall mean any national, supranational, federal, state, territorial, provincial, local or similar laws (including common law), statutes, codes, orders, ordinances, regulations, rules, treaties (including tax treaties), licenses, permits, authorizations, approvals, consents, decrees, injunctions, binding judicial or administrative interpretations or other requirements or pronouncements, in each case enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive or treble), remediations, deficiencies, fines, penalties, settlements, sanctions, costs, expenses and interest of any nature or kind, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, reserved or unreserved, or determined or determinable, whenever arising, including those arising under or in connection with any Law (including any Environmental Law), Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursement and expense of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Losses” shall mean all losses (including any diminution in value), liabilities, obligations, damages, claims, demands, penalties, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise as such costs are incurred, including costs of investigation and litigation).

“Nasdaq” shall mean the Nasdaq Stock Market LLC.

“Officer Negotiation Request” shall have the meaning set forth in Section 9.1.

“Parent” shall have the meaning set forth in the Preamble to this Agreement.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent Entities” shall mean Parent and each Person that is a Subsidiary of Parent (other than SpinCo and any other SpinCo Entity).

“Parent Indemnitees” shall mean:

(a) Parent and each Affiliate thereof after giving effect to the Distribution (including each Parent Entity);

(b) each of the respective Representatives of any of the entities described in the immediately preceding clause (a) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clause (a) and this clause (b), the SpinCo Indemnitees; provided, that a Person who was a Representative of Parent or an Affiliate thereof may be a Parent Indemnitee in that capacity notwithstanding that such Person may also be a SpinCo Indemnitee; and

(c) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of SpinCo or a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of SpinCo or another SpinCo Entity.

“Parent Retained Assets” shall mean any and all Assets listed or described on Schedule 1.1(b). Notwithstanding the foregoing, the Parent Retained Assets shall not include any Assets related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the proceeds received by Parent from the transactions contemplated by the Investment Agreement shall be Parent Retained Assets.

“Parent Retained Liabilities” shall mean any and all Liabilities listed on Schedule 1.1(c). Notwithstanding the foregoing, the Parent Retained Liabilities shall not include any Liabilities to the extent related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

“Parties” shall have the meaning set forth in the Preamble to this Agreement.

“Person” shall mean any natural person, corporation, business trust, limited liability entity, joint venture, association, company, general or limited partnership, trust, unincorporated organization, any other entity, or government, or any agency or political subdivision thereof.

“Plan of Reorganization” shall mean the steps plan set forth on Schedule 1.1(d) to transfer or assign, as applicable, all Assets and Liabilities in accordance with the terms of this Agreement.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate by Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.

“Principal Investor” shall mean Jacobs Private Equity II, LLC, a Delaware limited liability company.

“Record Holders” shall mean the holders of record of shares of Parent Common Stock on the Distribution Record Date.

“Records” shall have the meaning set forth in Section 7.1.

“Registration Statement” shall mean the registration statement on Form 10 filed by SpinCo with the SEC, which includes the Information Statement, to effect the registration of the SpinCo Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“SEC” shall mean the United Stated Securities and Exchange Commission.

“Separation” shall have the meaning set forth in the Recitals.

“SpinCo” shall have the meaning set forth in the Preamble to this Agreement.

“SpinCo Action” shall mean any current or future Action relating to the SpinCo Business or any SpinCo Liabilities in which one or more Parent Entities is a defendant or the party against whom a claim or investigation is directed.

“SpinCo Assets” shall mean (a) all issued and outstanding capital stock or other equity interests of the Transferred Entities and (b) all other Assets owned by Parent and its Subsidiaries immediately prior to the Effective Time, excluding the Parent Retained Assets. Notwithstanding the foregoing, the SpinCo Assets shall not include any assets related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

“SpinCo Business” shall mean (a) the business conducted by Parent or any of its Subsidiaries prior to the Closing (as defined in the Investment Agreement) and (b) the business conducted by Parent or any of its Subsidiaries following the Closing and prior to the Effective Time (other than, in the case of this clause (b), the business of Parent that Parent conducts at the direction of the Parent Board from and after the Closing (other than the business described in the foregoing clause (a))). For the avoidance of doubt, the SpinCo Business includes the business application, technology and consulting businesses of Parent and its Subsidiaries (including the business of providing business management applications and technologies and professional consulting services and cyber defense products and security services business).

“SpinCo Common Stock” shall have the meaning set forth in the Recitals.

“SpinCo Entities” shall mean (a) prior to the Effective Time, SpinCo and each Person that will be a Subsidiary of SpinCo as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of SpinCo; and (b) on and after the Effective Time, SpinCo and each Person that is a Subsidiary of SpinCo.

“SpinCo Indemnitees” shall mean:

(a) SpinCo and each of the other SpinCo Entities; and

(b) each of the respective Representatives of any of the entities described in the immediately preceding clause (a) and each of the heirs, executors, successors and assigns of any of such Representatives, except in the case of clause (a) and this clause (b), the Parent Indemnitees; provided, that a Person who was a Representative of SpinCo or an Affiliate thereof may be a SpinCo Indemnitee in that capacity notwithstanding that such Person may also be a Parent Indemnitee.

“SpinCo Liabilities” shall mean (a) any and all Liabilities of Parent and/or its Subsidiaries that were Liabilities as of immediately prior to (or were incurred prior to or related to any period prior to) the Effective Time, including any and all Liabilities of Parent and/or its Subsidiaries related to the SpinCo Assets or the SpinCo Business, excluding only the Parent Retained Liabilities, and (b) any and all Liabilities arising out of claims made by any Third-Party (including Parent’s or SpinCo’s respective directors, officers, stockholders, employees and agents) against any Parent Entity or SpinCo Entity to the extent relating to, arising out of or resulting from this Agreement or the Investment Agreement or the transactions contemplated hereby or thereby or the SpinCo Business or the SpinCo Assets. Notwithstanding the foregoing, the SpinCo Liabilities shall not include any Liabilities to the extent related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement.

“SpinCo Share” shall have the meaning set forth in the Recitals.

“Spin-Off Expenses” shall have the meaning set forth in Section 10.6.

“Subsidiary” shall mean with respect to any specified Person, any corporation, limited liability company, joint venture, partnership or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests entitled to vote on the election of members to the board of directors or similar governing body or, in the case of a Person with no governing body, more than fifty percent (50%) of the equity or voting interests.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Parent and SpinCo, which agreement shall be entered into prior to or on the Distribution Date, as may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Third-Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 5.4(a)(i).

“Transactions” shall have the meaning set forth in the Recitals.

“Transfer” shall have the meaning set forth in Section 3.1(a)(i).

“Transfer Documents” shall have the meaning set forth in Section 3.1(c).

“Transferred Entities” shall have the meaning set forth in the Recitals.

“Transition Services Agreement” shall mean the Transition Services Agreement (as it may be amended from time to time) which may be entered into by Parent and SpinCo in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, pursuant to Section 5.14 of the Investment Agreement.

Section 1.2 Reference; Interpretation. References in this Agreement and in any Ancillary Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement and in any Ancillary Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement and in any Ancillary Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement (or the applicable Ancillary Agreement), unless otherwise specified. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement and in any Ancillary Agreement refer to this Agreement (or such Ancillary Agreement) in its entirety and not to any particular Article, Section or provision of this Agreement (or such Ancillary Agreement). Unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement. The word “or” when used in this Agreement and in any Ancillary Agreement shall not be exclusive. Unless otherwise specified in a particular case, the word “days” when used in this Agreement and in any Ancillary Agreement refers to calendar days. References herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified. Unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [●].2 This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and neither this Agreement nor any Ancillary Agreement shall be construed against either Party as the principal draftsperson hereof or thereof.

2 Note to Draft: To be the date of signing this Agreement.

Article II
TAX MATTERS

Section 2.1 Tax Matters. The Tax Matters Agreement, together with this Agreement, will govern Parent’s and SpinCo’s respective rights, responsibilities and obligations after the Distribution with respect to Taxes, including ordinary course of business Taxes and Taxes, if any, incurred as a result of the Distribution. The Tax Matters Agreement sets forth the respective obligations of Parent and SpinCo with respect to the filing of Tax Returns, the administration of Tax contests, cooperation and other matters. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes in connection with the Transactions shall be governed exclusively by the Tax Matters Agreement.

Article III
THE SEPARATION

Section 3.1 Transfer of Assets; Assumptions of Liabilities.

(a) Transfer and Assignment of Assets. On or prior to the Effective Time, but in any case prior to the Distribution, in accordance with the Plan of Reorganization:

(i) Transfer and Assignment of SpinCo Assets. Parent shall, and shall cause the applicable members of its Group to, transfer, contribute, assign, convey and deliver, or cause to be transferred, contributed, assigned, conveyed and delivered (“Transfer”), to SpinCo or the applicable SpinCo Entity, and SpinCo or such SpinCo Entity shall accept from Parent or the applicable other Parent Entities, all of Parent’s and the Parent Entities’ respective direct or indirect right, title and interest in and to all of the SpinCo Assets (it being understood that if any SpinCo Asset shall be held by a Transferred Entity, such SpinCo Asset shall be deemed transferred, contributed, assigned, conveyed and delivered to SpinCo as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable other Parent Entities to SpinCo or the other applicable SpinCo Entities); and

(ii) Transfer and Assignment of Parent Retained Assets. SpinCo shall, and shall cause the other applicable SpinCo Entities to, Transfer to Parent, and Parent shall accept from SpinCo and the other applicable SpinCo Entities, all of SpinCo’s and such other SpinCo Entities’ respective direct or indirect right, title and interest in and to all of the Parent Retained Assets. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, Parent shall retain, and neither SpinCo nor any other SpinCo Entity shall acquire or be allowed to retain, any and all rights, title and interest in and to all of the Parent Retained Assets.

(b) Acceptance and Assumption of Liabilities. Except as otherwise specifically set forth in any Ancillary Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, in accordance with the Plan of Reorganization:

(i) Acceptance and Assumption of Parent Retained Liabilities. Parent shall accept, assume (or, as applicable, retain) and agrees to faithfully perform, discharge and fulfill (“Assume” or “Assumption”) all of the Parent Retained Liabilities and Parent shall be responsible for all Parent Retained Liabilities in accordance with their respective terms, regardless of (A) when or where such Liabilities arose or arise (so long as they arose after the Closing), (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time (so long as such facts occurred after the Closing), and (C) where or against whom such Liabilities are asserted or determined; and

(ii) Acceptance and Assumption of SpinCo Liabilities. SpinCo shall, and shall cause the other applicable SpinCo Entities to, Assume all the SpinCo Liabilities and SpinCo and the other SpinCo Entities shall be responsible for all SpinCo Liabilities in accordance with their respective terms regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined and (D) regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any Parent Entity or SpinCo Entity, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(c) Transfer Documents. In furtherance of the Transfer of the Assets in accordance with Section 3.1(a) and the Assumption of the Liabilities in accordance with Section 3.1(b), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 3.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 3.1(b). All of the foregoing documents contemplated by this Section 3.1(c) shall be referred to collectively herein as the “Transfer Documents.”

(d) Consents. The Parties shall use their commercially reasonable efforts to obtain, at SpinCo’s sole cost and expense, the required consents to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Authority or parts thereof, as contemplated by this Agreement, prior to the Effective Time, or, pursuant to Section 4.14, following the Effective Time.

(e) Waiver of Bulk-Sale and Bulk-Transfer Laws. To the extent permissible under applicable Law, SpinCo hereby waives compliance by each Parent Entity with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets. To the extent permissible under applicable Law, Parent hereby waives compliance by each SpinCo Entity with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Parent Retained Assets.

Section 3.2 Transfers Not Effected on or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers of Assets (including any entity) or Assumption of Liabilities contemplated by this Article III or any other Ancillary Agreement shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers or Assumptions as promptly following the Effective Time as shall be practicable.

(b) In the event that any such Transfer of Assets (including any entity) or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause its applicable Subsidiary to, (A) pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability and (B) perform any non-monetary Liabilities in the place of the Party retaining such Liability to the extent such performance is commercially practicable, permitted under applicable Law and does not result in a breach or default (or give rise to any termination rights, penalties or other remedies for the benefit of any counterparty) under any applicable Contract. To the extent the foregoing applies to any Contracts to be assigned for which any necessary consents or Governmental Authorizations are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 4.14, to the extent applicable.

(c) If and when the consents, Governmental Authorizations and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 3.2(a), are obtained or satisfied, as applicable, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement, and shall be deemed to be effective as of the Effective Time.

(d) Except as otherwise stated herein or in any Ancillary Agreement, the Party retaining any Asset (including any entity) or Liability shall not be obligated to expend any money to Transfer such Asset to such other Party unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(e) On and prior to the eighteen (18)-month anniversary following the Effective Time, if any Party owns any Asset, that, although not Transferred pursuant to this Agreement, is mutually agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly (given the intention of this Agreement) belongs to the other Party or a Subsidiary of the other Party (other than (for the avoidance of doubt) any Asset acquired from an unaffiliated third party by a Parent Entity or SpinCo Entity following the Effective Time), then the Party owning such Asset shall, as applicable (i) Transfer any such Asset to the other Party or the Subsidiary of the other Party identified as the appropriate transferee and following such Transfer, such Asset shall be a Parent Retained Asset or SpinCo Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement, including with respect to Assumption of associated Liabilities.

(f) The Parties acknowledge that after the Effective Time, each Party may receive mail, packages and other communications properly belonging to the other Party. Accordingly, at all times after the Effective Time, each Party authorizes the other Party to receive and open all mail, packages and other communications received by the other Party and not unambiguously intended for the other Party, any Parent Entity or SpinCo Entity or any of their respective officers or directors, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 10.7. The provisions of this Section 3.2(f) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of the other Party for service of process purposes.

Section 3.3 Termination of Affiliate Agreements.

(a) Except as set forth in Section 3.3(b), in furtherance of the releases and other provisions of Section 5.1, SpinCo and each of the other SpinCo Entities, on the one hand, and Parent and each other Parent Entity, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among SpinCo and/or any other SpinCo Entities, on the one hand, and Parent and/or any other Parent Entities, on the other hand, effective as of the Effective Time, and without any further obligation or liability thereunder. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) Notwithstanding anything to the contrary herein, the provisions of Section 3.3(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): this Agreement and the Ancillary Agreements and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time.

Article IV
THE DISTRIBUTION

Section 4.1 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC;

(ii) The Information Statement shall have been mailed or otherwise made available to the holders of Parent Common Stock on the Distribution Record Date;

(iii) The Transfer of the SpinCo Assets and Assumption of the SpinCo Liabilities contemplated to be transferred from Parent (or the applicable members of its Group) to SpinCo (or the applicable members of its Group) on or prior to the Distribution shall have occurred as contemplated by Section 3.1(a) and Section 3.1(b), and the Transfer of the Parent Retained Assets and Assumption of the Parent Retained Liabilities contemplated to be transferred from SpinCo (or the applicable members of its Group) to Parent (or the applicable members of its Group) on or prior to the Distribution Date shall have occurred as contemplated by Section 3.1(a) and Section 3.1(b), in each case pursuant to the Plan of Reorganization and in accordance with and subject to the terms of this Agreement;

(iv) Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto;

(v) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be pending or in effect; and

(vi) The SpinCo Shares to be distributed to the Record Holders in the Distribution shall have been approved for quotation on OTCQX, subject to official notice of distribution.

(b) The foregoing conditions are for the benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Section 10.12. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

Section 4.2 Distribution.

(a) Subject to Section 4.1 and Section 4.4, on or prior to the Distribution Date, Parent shall deliver to Pacific Stock Transfer, Inc. (the “Agent”) a stock ledger representing all of the issued and outstanding SpinCo Shares, in each case, endorsed by Parent, for the benefit of the Record Holders, and Parent shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, such number of the SpinCo Shares to the Record Holders, all as further contemplated by the Registration Statement and hereby. SpinCo shall provide any share certificates that the Agent shall require in order to effect the Distribution. The Distribution shall be effective at the Effective Time. SpinCo and Parent, as the case may be, will provide to the Agent any information required in order to complete the Distribution. The Distribution shall be effective as of the Effective Time.

(b) The SpinCo Shares issued in the Distribution are intended to be distributed only pursuant to a book entry system. Parent shall instruct the Agent to deliver the SpinCo Shares previously delivered to the Agent to a depositary and to mail to each Record Holder a statement of the SpinCo Common Stock credited to such holder’s account.

(c) Subject to Section 4.1(a) and Section 4.2(d), each Record Holder will be entitled to receive in the Distribution a number of whole SpinCo Shares equal to (A) the number of shares of Parent Common Stock held on the Distribution Record Date by such Record Holder multiplied by (B) the Distribution Ratio.

(d) For the avoidance of doubt, no fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution.

Section 4.3 Cash Dividend. On the Distribution Date, the Cash Dividend shall be paid to the Record Holders.

Section 4.4 Cooperation. SpinCo shall cooperate with Parent in all respects to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution.

Section 4.5 Internal Contribution; Plan of Reorganization. Prior to the Distribution, Parent, SpinCo and each of their Subsidiaries shall take all necessary actions so that the Internal Contribution and the Plan of Reorganization shall have been completed prior to the Effective Time.

Section 4.6 Charter; Bylaws. On or prior to the Distribution Date, SpinCo and Parent shall take all necessary actions to adopt, as of the Effective Time, the forms of certificate of incorporation and bylaws of SpinCo in substantially the form filed by SpinCo with the SEC as exhibits to the Registration Statement.

Section 4.7 SpinCo Directors and Officers. On or prior to the Distribution Date, Parent and SpinCo shall take all necessary actions so that as of the Effective Time: (a) the directors and executive officers of SpinCo shall be those set forth in the Information Statement mailed or otherwise made available, prior to the Distribution Date, to the Record Holders, unless otherwise agreed by the Parties and (b) SpinCo shall have such other officers as SpinCo shall appoint.

Section 4.8 Securities Laws Matters. SpinCo shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws. Parent and SpinCo shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

Section 4.9 Stock-Based Employee Benefit Plans. Parent and SpinCo shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent Common Stock) and SpinCo (in respect of SpinCo Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

Section 4.10 OTCQX Application; Notice to OTC Markets.

(a) Prior to the Distribution Date, Parent and SpinCo shall prepare and file with OTC Markets an application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause OTC Markets to quote SpinCo Shares on the OTCQX market tier on or prior to the Distribution Date, subject to official notice of issuance.

(b) Prior to the Distribution, Parent shall, to the extent possible, give Nasdaq not less than ten (10) days’ advance notice of the Distribution Record Date in compliance with Rule 10b-17 under the Exchange Act.

Section 4.11 Removal of Certain Guarantees; Releases from Liabilities.

(a) Prior to the Effective Time, SpinCo shall, and shall cause the respective members of its Group to, (i) fully and unconditionally release and discharge Parent and each other Parent Entity from all SpinCo Liabilities and (ii) obtain, or cause to be obtained, any consent, substitution or amendment required to novate, assign or extinguish all SpinCo Liabilities (with respect to the Parent Entities) of any nature whatsoever transferred under this Agreement or any Ancillary Agreement, or to obtain in writing the unconditional release of the assignor so that SpinCo (or an appropriate SpinCo Entity) shall be solely responsible for the SpinCo Liabilities. Whether or not any such consent, substitution, amendment or release is obtained, nothing in this Section 4.11 shall in any way limit the obligations of the Parties under Article V. If, as and when it becomes possible to delegate, assign, novate or extinguish any SpinCo Liabilities in accordance with the terms hereof, the Parties shall promptly sign all such documents and perform all such other acts as may be necessary to give effect to such delegation, novation, extinction or other release.

(b) In the event that at any time after the Effective Time, Parent or SpinCo identifies any SpinCo Liability for which any Parent Entity is a guarantor or obligor, SpinCo shall remove such Entity removed as a guarantor of or obligor for any such SpinCo Liability as expeditiously as possible.

(c) If (i) SpinCo is unable to obtain, or to cause to be obtained, any such required removal as set forth in Section 4.11(a), or (ii) SpinCo Liabilities arise from and after the Effective Time but before the applicable Parent Entity, if such Parent Entity is a guarantor or obligor with reference to any such SpinCo Liability, is removed pursuant to Section 4.11(b), then, in either case, SpinCo shall indemnify each Parent Entity for all Liabilities incurred by any of them in such Person’s capacity as guarantor or obligor. Without limiting the foregoing, SpinCo shall, or shall cause a SpinCo Entity to, reimburse Parent as soon as practicable (but in no event later than thirty (30) days) following delivery by Parent to SpinCo of notice of a payment made pursuant to this Section 4.11 in respect of SpinCo Liabilities.

Section 4.12 Ancillary Agreements. Prior to or on the Distribution Date and prior to the Distribution, each of Parent and SpinCo shall execute and deliver all Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the Transactions.

Section 4.13 Acknowledgment by SpinCo. SpinCo, on behalf of itself and all SpinCo Entities, acknowledges, understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, (a) none of Parent or any other Person has, in this Agreement or in any other agreement or document, or otherwise made any representation or warranty of any kind whatsoever, express or implied, to SpinCo or any SpinCo Entity or to any director, officer, employee or agent thereof in any way with respect to any of the Transactions or the business, Assets, condition or prospects (financial or otherwise) of, or any other matter involving, the Assets, Liabilities or businesses of Parent or any Parent Entity, SpinCo or any SpinCo Entity, any SpinCo Assets, any SpinCo Liabilities or the SpinCo Business and (b) none of Parent or any other Person has made or makes any representation or warranty with respect to the Distribution or the entering into of this Agreement or the Ancillary Agreements or the Transactions. All such Assets are being Transferred on an “as is,” “where is” basis (and, in the case of any real property, by means of a quitclaim or similar form of deed or conveyance) and except as expressly set forth herein or in any other Ancillary Agreement, SpinCo and each SpinCo Entity shall bear the economic and legal risk that the SpinCo Assets shall prove to be insufficient, that the title to any SpinCo Assets shall be other than good and marketable and free from encumbrances or that any necessary approvals or notifications are not obtained or made or that any requirements of Laws or judgments are not complied with. The provisions of any related assignment agreement or other related documents are expressly subject to this Section 4.13 and Section 5.1.

Section 4.14 Further Assurances. If at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, take all such necessary action and do and perform all such acts and things, and execute and deliver all such agreements, assurances to the extent reasonably requested to do so by the other Party, each Party agrees to execute and deliver such documents, in a form reasonably satisfactory to such Party, as may be reasonably necessary to evidence the Transfers of the SpinCo Assets and Parent Retained Assets and the assignment and Assumption of the SpinCo Liabilities and the Parent Retained Liabilities hereunder. Without limiting the foregoing, each Party shall, at SpinCo’s sole cost and expense, use its commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all agreements and to make all filings and applications that may be required for the consummation of the Transactions, including all applicable Governmental Authorizations. On or prior to the Effective Time, Parent and SpinCo, in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Parent, SpinCo or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.15 Assumption of Certain Liabilities under Indemnification Agreements. Notwithstanding any provision to the contrary, SpinCo agrees that SpinCo Liabilities includes all Liabilities of the Parent Entities to any former director or officer of the Parent Entities under any indemnification agreement with such director or officer, solely to the extent that such Liabilities arise out of, or relate to, the SpinCo Assets, serving as a director or officer of the Parent Entities or SpinCo Entities, or the operation of the SpinCo Business prior to the Distribution Date.

Article V
RELEASES; INDEMNIFICATION

Section 5.1 Release.

(a) SpinCo Release of Parent. Except as provided in Section 5.1(c) and Section 5.1(d), effective as of the Effective Time, SpinCo does hereby, on behalf of itself and each other SpinCo Entity, and their respective successors and assigns, remise, release and forever discharge each Parent Indemnitee, in each case from: (i) all SpinCo Liabilities, (ii) all Liabilities arising from or in connection with the transactions contemplated by this Agreement and all other activities to implement the Separation and the Distribution and (iii) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the SpinCo Business, the SpinCo Assets or the SpinCo Liabilities.

(b) Parent Release of SpinCo. Except as provided in Section 5.1(c) and Section 5.1(d), effective as of the Effective Time, Parent does hereby, for itself and each other Parent Entity and their respective successors and assigns, remise, release and forever discharge each SpinCo Indemnitee, in each case from (i) all Parent Retained Liabilities and (ii) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case after the Closing), in each case to the extent relating to, arising out of or resulting from the Parent Retained Assets or the Parent Retained Liabilities.

(c) Obligations Not Affected. Nothing contained in this Section 5.1 shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement or any Ancillary Agreement. Without limiting the foregoing, nothing contained in this Section 5.1 shall release any Person from:

(i) any Liability assumed, transferred, assigned or allocated to such Person or any Entity affiliated with such Person in accordance with, or any other Liability of such Person or any Entity affiliated with such Person under, this Agreement or any Ancillary Agreement; and

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought by Third-Parties, which Liability shall be governed by the provisions of this Article V, Section 8.1 and, if applicable, the appropriate provisions of the Ancillary Agreements; and

(iii) any Liability the release of which would result in the release of any Person other than a Parent Indemnitee (in the case of the release by the SpinCo Entities) or a SpinCo Indemnitee (in the case of the release by the Parent Entities); provided that each Party agrees not to bring suit, or permit any Entity affiliated with such Party to bring suit, against any such Parent Indemnitee or SpinCo Indemnitee (as applicable) with respect to such Liability.

(d) No Claims. SpinCo shall not make, and shall not permit any other SpinCo Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any Parent Indemnitee with respect to any Liabilities released pursuant to Section 5.1(a). Parent shall not make, and shall not permit any other Parent Entity to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any SpinCo Indemnitee with respect to any Liabilities released pursuant to Section 5.1(b).

(e) Execution of Further Releases. It is the intent of each of Parent and SpinCo by virtue of the provisions of this Section 5.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, between or among Parent or any other Parent Entity, on the one hand, and SpinCo or any other SpinCo Entity, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such Entity(ies) at or before the Effective Time), except as expressly set forth in Section 5.1(c). At any time, at the reasonable request of a Party, the other Party will cause each Entity affiliated with such Party to execute and deliver releases reflecting the provisions hereof.

Section 5.2 Indemnification by Parent. Except as otherwise specifically set forth in any provision of this Agreement or in any Ancillary Agreements, from and after the Distribution Date, Parent shall, and shall cause each other Parent Entity to, indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Losses of (or incurred by) the SpinCo Indemnitees to the extent arising out of, relating to or resulting from, directly or indirectly, (a) the Parent Retained Liabilities, (b) any breach by any Parent Entity of this Agreement, (c) any failure of Parent, any other Parent Entities or any other Person to pay, perform or otherwise promptly discharge any Parent Retained Liabilities in accordance with their terms, whether prior to, on or after the Effective Time or (d) solely with respect to information regarding the Investors (as defined in the Investment Agreement) provided by or on behalf of the Principal Investor in writing to Parent or SpinCo expressly for inclusion in the Registration Statement or the Information Statement, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.3 Indemnification by SpinCo. Except as otherwise specifically set forth in any provision of this Agreement or in any Ancillary Agreement, from and after the Distribution Date, SpinCo shall, and shall cause the other members of the SpinCo Entities to, indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Losses of (or incurred by) the Parent Indemnitees to the extent arising out of, relating to or resulting from, directly or indirectly, (a) the SpinCo Assets, the SpinCo Liabilities or the SpinCo Business, (b) any breach by any SpinCo Entity of this Agreement, (c) any failure of SpinCo, any other SpinCo Entity or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities in accordance with their terms, whether prior to, on or after the Effective Time, (d) any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any SpinCo Entity by any Parent Entity that survives following the Distribution or (e) all information contained in the Proxy Statement (as defined in the Investment Agreement), Registration Statement or the Information Statement or the documents incorporated by reference therein (other than any information provided by the Principal Investor and as expressly set forth on Schedule 5.2), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.4 Procedures for Indemnification.

(a) Third-Party Claims.

(i) If a claim or demand is made by a Third-Party against a SpinCo Indemnitee or a Parent Indemnitee (each, an “Indemnitee”) (a “Third-Party Claim”) as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to Section 5.2 or Section 5.3 hereof to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event prior to the date that is the thirtieth (30th) Business Day after receipt by such Indemnitee of written notice of the Third-Party Claim); provided that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(ii) Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days after the Indemnitee’s receipt thereof), copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notice under this Section 5.4 shall be provided in accordance with Section 10.7.

(iii) Subject to Section 5.4(a)(v), if a Third-Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and irrevocably acknowledges without condition or reservation its obligation to fully indemnify the Indemnitee therefor, to assume the defense thereof with counsel reasonably acceptable to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall, within thirty (30) days (or sooner if the nature of the Third-Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal defense expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ counsel (including local counsel) to represent such Indemnitee if, in such Indemnitee’s reasonable judgment, (A) an actual or a potential conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such Parties by one counsel inappropriate or (B) the Third-Party Claim involves substantially different defenses for the Indemnifying Party and the Indemnitee, and in such event the fees and expenses of such separate counsel (including local counsel) shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third-Party Claim as provided above). Additionally, the Indemnifying Party will lose his, her or its right to defend such Third-Party Claim if within thirty (30) days after receipt of written notice of such Third-Party Claim, it elects not to (or fails to elect to) defend such Third-Party Claim (or is not entitled to continue the defense of such Third-Party Claim) or it thereafter fails or ceases to defend such Third-Party Claim, diligently and in good faith, and in any such event, the Indemnitee will have the right to conduct and control the defense with counsel of his, her or its choice (the reasonable and documented out-of-pocket cost of which (including reasonable attorneys’ fees) will be an indemnifiable Loss) of such Third-Party Claim.

(iv) If the Indemnifying Party shall have assumed the defense of a Third-Party Claim as provided above, in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, that the Indemnitee shall have the right to settle, compromise or discharge such Third-Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third-Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. The Indemnifying Party shall not enter into any settlement, compromise or discharge of a Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the settlement (A) has the effect of permitting any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against the Indemnitee, (B) does not completely release the Indemnitee from all Liabilities and obligations with respect to such claim, (C) includes a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee, or (D) is otherwise prejudicial to the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third-Party Claim, fails to notify an Indemnitee of its election to do so as provided herein or is not permitted to assume such defense as provided herein, such Indemnitee may compromise, settle or defend such Third-Party Claim; provided that the Indemnitee shall not compromise or settle such Third-Party Claim without the consent of the Indemnifying Party, which consent is not to be unreasonably withheld, conditioned or delayed; provided, further, that the consent of the Indemnifying Party shall not be required if such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party.

(v) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third-Party Claim) if the Third-Party Claim (A) seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages or (B) alleges a criminal violation. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

(vi) Subrogation. In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

(vii) Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 5.4, and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(b) Remedies Cumulative. The remedies provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 5.5 Indemnification Payments.

(a) Indemnification payments required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss is incurred. If the Indemnifying Party fails to make an indemnification payment required by this Article V within thirty (30) days after receipt of a bill therefore or notice that a Loss has been incurred, the Indemnifying Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Loss to but not including the date of payment, at the Applicable Rate.

(b) The amount of any claim by an Indemnitee under this Agreement shall be reduced to reflect any Insurance Proceeds actually received (net of costs, expenses or any premium increases) by any Indemnitee that result from the Losses that gave rise to such indemnity. Notwithstanding the foregoing, no Indemnitee will be obligated to seek recovery for any Losses from any Third-Party before seeking indemnification under this Agreement and in no event will an Indemnifying Party’s obligation to indemnify and hold harmless any Indemnitee pursuant to this Agreement be conditioned upon the status of the recovery of any offsetting amounts from any such Third-Party.

(c) The provisions of this Article V (other than this Section 5.5(c)) shall not apply to Taxes and Tax matters. It is understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement. In the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

Section 5.6 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any SpinCo Liabilities by SpinCo or any other SpinCo Entity on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Retained Liabilities by Parent or any other Parent Entity on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article V are void or unenforceable for any reason.

Section 5.7 Survival of Indemnities. The rights and obligations of each of Parent and SpinCo and their respective Indemnitees under this Article V will survive (a) the sale or transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

Article VI
LITIGATION MATTERS

Section 6.1 Litigation Matters. As of and following the Distribution Date, SpinCo shall, and, as applicable, shall cause the other SpinCo Entities to (a) diligently conduct, at its sole cost and expense, the defense of the SpinCo Actions and any applicable future SpinCo Actions; (b) notify Parent of material litigation developments related to the SpinCo Actions in which Parent is a named Party; and (c) agree not to file any cross claim or institute separate legal proceedings against Parent or any Parent Entity in relation to the SpinCo Actions. Upon the settlement or judgment of any SpinCo Action, SpinCo shall be responsible for all Liabilities arising out of such settlement or judgment. Parent shall promptly (i) provide any documents or other correspondence received in connection with any pending SpinCo Actions to SpinCo and (ii) pay any amounts received in such settlement of any SpinCo Actions to SpinCo (net of any amounts due and owing to Parent or any of its Subsidiaries from SpinCo or any of its Subsidiaries). SpinCo agrees that at all times from and after the Effective Time, if an Action currently exists or is commenced by a Third-Party with respect to which Parent (or any Parent Entity) is a named defendant but such Action is otherwise not a Liability allocated to Parent under this Agreement or any Ancillary Agreement, then SpinCo shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action. Notwithstanding anything in this Section 6.1 to the contrary, Parent shall have the right to participate in the defense of any SpinCo Action from which it has not been removed, and to be represented by attorneys of its own choosing and at SpinCo’s sole cost and expense. SpinCo shall indemnify and hold harmless Parent and the other Parent Entities against SpinCo Liabilities arising in connection with any Action.

Article VII
ACCESS TO INFORMATION; CONFIDENTIALITY

Section 7.1 Access to Information. Subject to Section 7.2, from and after the Distribution Date through the fifth anniversary thereof, each of Parent and SpinCo shall afford to the other and its authorized Representatives reasonable access during normal business hours, subject to appropriate processes for classified, privileged or confidential information, to the Representatives, properties, and records (“Records”) of, in the possession of or in the control of the non-requesting Party and its Subsidiaries (a) insofar as such access is reasonably required by the requesting Party and relates to such other Party or the conduct of its business prior to the Effective Time, (b) if such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement or (c) such information is required by the requesting Party to comply with any laws or regulations or stock exchange rules or obligations imposed by any Governmental Authority, including the obligation to verify the accuracy of internal controls over information technology reporting of financial data and related processes employed in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002, in each case, at the requesting Party’s sole cost and expense. Notwithstanding the foregoing, neither Parent nor SpinCo shall be required to provide such access if it reasonably determines that it would (i) materially disrupt or impair the business or operations of Parent or SpinCo, as applicable, or any of its respective Subsidiaries, (ii) cause a violation of any Contract to which Parent or SpinCo is a party, (iii) constitute a violation of any applicable Law or (iv) cause a material risk of disclosure of any information that in the reasonable judgment of Parent or SpinCo, as applicable, would result in the disclosure of any trade secrets of Third-Parties. Nothing herein shall require Parent or SpinCo or any of their respective Subsidiaries to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such Party existing as of the date of this Agreement (provided that such Party shall use reasonable best efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable). Each Party shall cause its and its Subsidiaries’ employees to, and shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of any Party or its Subsidiaries, or when given access to any facilities, systems, infrastructure or personnel of the other Party or any members of its Group, conform to the policies and procedures of such Party and its Group concerning health, safety, conduct and security that are made known or provided to the accessing Party from time to time. Without limiting the generality of the foregoing, until the end of Parent’s fiscal year during which the Distribution Date occurs (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use commercially reasonable efforts to cooperate with the other Party’s information requests to enable (A) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act and (B) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

Section 7.2 Confidentiality.

(a) From and after the Effective Time until the five (5)-year anniversary of the Effective Time, except as provided herein or except as required to comply with applicable Law, Parent and the other Parent Entities, on the one hand, and SpinCo and the other SpinCo Entities, on the other hand, shall not use or permit the use of and shall keep, and shall cause their respective Representatives to keep, confidential all confidential and proprietary information concerning the other Party or any members of the other Party’s Group that is either in its possession, custody or control or is furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and each Party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other Person except such Party’s Representatives, except, in each case, to the extent that such confidential and proprietary information is required to be disclosed to comply with this Agreement or any Ancillary Agreement or has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any confidential or proprietary information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

(c) Each Party shall be deemed to have satisfied its obligation to hold confidential any information concerning or owned by the other Party or any Entity affiliated with the other Party, if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 7.3 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Person. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 7.4 Retention of Records. Except (a) as provided in the Tax Matters Agreement or (b) when a longer retention period is otherwise required by Law or agreed to in writing by Parent and SpinCo, the Parent Entities and the SpinCo Entities shall use commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own Records, to retain all Records in their respective possession or control at the Effective Time for the periods of time provided in each Party’s record retention policy (with respect to the documents of such Party and without regard to the Distribution or its effects) as in effect on the Distribution Date or such other policies as may be adopted by Parent after the Effective Time. Notwithstanding the foregoing, in lieu of retaining any specific Records, Parent or SpinCo may offer in writing to deliver such Records to the other and, if such offer is not accepted within ninety (90) days, the offered Records may be destroyed or otherwise disposed of at any time. If a recipient of such offer shall request in writing prior to the scheduled date for such destruction or disposal that any of Records proposed to be destroyed or disposed of be delivered to such requesting Party, the Party proposing the destruction or disposal shall promptly arrange for delivery of such of the Records as was requested (at the cost of the requesting Party). Notwithstanding the foregoing, each Party shall preserve and keep all documents subject to a litigation hold as of the date of this Agreement until such Party has been notified that such litigation hold is no longer applicable.

Article VIII
CERTAIN OTHER MATTERS

Section 8.1 Insurance. Parent and SpinCo acknowledge that the Insurance Policies and insurance coverage maintained in favor of the SpinCo Entities, are part of the corporate insurance program maintained by the SpinCo Entities and their respective Affiliates (such policies, the “Corporate Policies”), and such coverage will not be available or transferred to any other Parent Entity for any occurrence arising following the Distribution Date. In no event shall Parent or any other Parent Entities or any Parent Indemnitee have any Liability or obligation whatsoever to any SpinCo Entity in the event that any Corporate Policies or other Corporate Policy-related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any SpinCo Entity for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

Section 8.2 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article V) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Section 8.3 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days after receipt of such bill, invoice or other demand) shall accrue interest at the Applicable Rate.

Section 8.4 Inducement. SpinCo acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by SpinCo’s covenants and agreements in this Agreement and the Ancillary Agreements, including SpinCo’s assumption of the SpinCo Liabilities pursuant to the Separation and the provisions of this Agreement and SpinCo’s covenants and agreements contained in Article V.

Article IX
DISPUTE RESOLUTION

Section 9.1 Good Faith Officer Negotiation. Subject to Section 9.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are SpinCo Assets, any Liabilities are SpinCo Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Officer Negotiation Request”). Within ten (10) days after the delivery of the Officer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within ten (10) days after receipt of the Officer Negotiation Request, and such ten (10)-day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good faith negotiations in accordance with Section 9.2.

Section 9.2 CEO Negotiation. If any Dispute is not resolved pursuant to Section 9.1, the Party that delivered the Officer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within ten (10) days after receipt of a CEO Negotiation Request, and such ten (10)-day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 9.3.

Section 9.3 Arbitration.

(a) In the event that a Dispute has not been resolved within ten (10) days after the receipt of a CEO Negotiation Request in accordance with Section 9.2, or within such longer period as the Parties may agree in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”), be submitted to be finally resolved by binding arbitration. The JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the Parties. The arbitration shall be held in (i) New York City, New York or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 9.3 will be decided (x) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $500,000, or (y) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $500,000 or more.

(b) The panel of three (3) arbitrators will be chosen as follows: (i) within ten (10) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the two (2) Party-appointed arbitrators will thereafter, within ten (10) days from the date on which the second (2nd) of the two (2) arbitrators was named, name a third (3rd), independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within ten (10) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the JAMS Streamlined Rules. In the event that the two (2) Party-appointed arbitrators fail to appoint the third (3rd), then the third (3rd) independent arbitrator will be appointed pursuant to the JAMS Streamlined Rules. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within ten (10) days from the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such ten (10)-day period, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the JAMS Streamlined Rules.

(c) The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief that it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties. Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 9.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article IX will toll the applicable statute of limitations for the duration of any such proceedings. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

Section 9.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article IX, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 9.1, Section 9.2 and Section 9.3 if such action is reasonably necessary to avoid irreparable damage, and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 9.1, Section 9.2 and Section 9.3 if such Party has submitted an Officer Negotiation Request, a CEO Negotiation Request and/or an Arbitration Request and the other Party has failed to comply with Section 9.1, Section 9.2 and/or Section 9.3 in good faith with respect to such negotiation and/or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the provisions of the JAMS Streamlined Rules.

Section 9.5 Dispute Resolution Coordination. Except to the extent otherwise provided in the Tax Matters Agreement, the provisions of this Article IX (other than this Section 9.5) shall not apply with respect to the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters (it being understood and agreed that the resolution of any dispute, controversy or claim arising out of or relating to Taxes or Tax matters shall be governed by the Tax Matters Agreement).

Article X
MISCELLANEOUS

Section 10.1 Complete Agreement; Construction. This Agreement, including the Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, discussions, conversations, understandings, commitments and writings with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently.

Section 10.2 Ancillary Agreements. Except as may be expressly stated herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 10.3 Representations and Warranties. Each of Parent and SpinCo represents on behalf of itself, as follows: (a) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby and (b) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 10.4 Counterparts. This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 10.5 Survival of Agreements. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, all covenants, agreements, representations and warranties of the Parties contained in this Agreement and each Ancillary Agreement, and Liability for breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

Section 10.6 Expenses. Except as otherwise expressly set forth in this Agreement, the Investment Agreement, or any Ancillary Agreement, all costs and expenses incurred prior to the Closing Date by any of the Parent Entities (other than those costs and expenses incurred by the Principal Investor) or SpinCo Entities (whether or not paid on or prior to the Closing Date) relating to or in connection with the preparation, execution, delivery, printing and implementation of this Agreement and any Ancillary Agreement, the Registration Statement, the Internal Contribution, the Plan of Reorganization, the Separation, the Distribution and the consummation of the transactions contemplated thereby (the “Spin-Off Expenses”), shall be charged to and paid by SpinCo, and shall be a SpinCo Liability hereunder. All costs and expenses incurred on or after the Closing Date by any of the Parent Entities (other than any costs or expenses relating to SpinCo, SpinCo’s Subsidiaries, SpinCo’s and its Subsidiaries’ respective directors, officers, employees, advisors or other representatives, the SpinCo Business, the SpinCo Liabilities, the SpinCo Assets, the Separation, the Distribution, this Agreement, the other Ancillary Agreements or any of the other transactions contemplated hereby or thereby or any actions taken by or at the request or direction of or on behalf of SpinCo, SpinCo’s Subsidiaries or their respective directors, officers or employees) shall be borne by Parent, and shall be a Liability of Parent. For the avoidance of doubt, the termination payment in the maximum aggregate amount equal to $3,000,000 owed to Mark Meller as a result of the Closing under the Meller Employment Agreement (as defined in the Investment Agreement) (as modified by the Meller Letter Agreement (as defined in the Investment Agreement)), shall be a Liability of Parent. For the avoidance of doubt, any and all other Liabilities under the Meller Employment Agreement (as modified by the Meller Letter Agreement) shall be a SpinCo Liability.

Except as otherwise set forth in this Agreement or any Ancillary Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

Section 10.7 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested), or sent by electronic mail (“e-mail”), so long as no failure of delivery message is received, to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

If to Parent, then to:

SilverSun Technologies, Inc.

5 American Lane

Greenwich, CT 06831

Attention: Austin Landow

Email: [Intentionally omitted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Adam O. Emmerich
Viktor Sapezhnikov
E-mail:	AOEmmerich@wlrk.com
VSapezhnikov@wlrk.com

If to SpinCo (prior to the Effective Time), then to:

SilverSun Technologies Holdings, Inc.

120 Eagle Rock Avenue

East Hanover, NJ 07936

Attention:	Mark Meller, Chief Executive Officer
E-Mail:	meller@silversuntech.com

with copy to (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attention:	Joseph Lucosky Christopher Haunschild
E-mail:	jlucosky@lucbro.com chaunschild@lucbro.com

If to SpinCo (after the Effective Time), then to:

SilverSun Technologies Holdings, Inc.

120 Eagle Rock Avenue

East Hanover, NJ 07936

Attention:	Mark Meller, Chief Executive Officer
E-Mail:	meller@silversuntech.com

with copy to (which shall not constitute notice) to:

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attention:	Joseph Lucosky Christopher Haunschild
E-mail:	jlucosky@lucbro.com chaunschild@lucbro.com

Section 10.8 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 10.9 Amendments; Waiver. This Agreement may not be amended or otherwise modified, except by an instrument in writing signed on behalf of each of the Parties hereto. By an instrument in writing, Parent, on the one hand, or SpinCo, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. The waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.10 Assignment. Except as set forth in any Ancillary Agreement, neither Party may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable.

Section 10.11 Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.12 Termination. This Agreement and the Distribution can only be amended, terminated, modified, or abandoned, as applicable, by mutual agreement of the Parties. In the event of such termination, no Party shall have any Liability of any kind to the other Party or any other Person.

Section 10.13 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 10.14 Third-Party Beneficiaries. Except (a) as provided in Section 5.1 for the release of any Person provided thereunder, (b) as provided in Article V relating to Indemnitees, and (c) as specifically provided in any Ancillary Agreement, the provisions of this Agreement and the Ancillary Agreements are solely for the benefit of the Parties and their respective Subsidiaries and Affiliates (including, with respect to Parent, the Parent Entities) and are not intended, and shall not be deemed, to confer upon any other Person any remedy, claim, Liability, reimbursement, cause of action or other right hereunder or thereunder.

Section 10.15 Titles and Headings. Titles and headings to Articles and Sections in this Agreement and in the Ancillary Agreements are inserted for convenience of reference purposes only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 10.16 Schedules. The Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.17 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or Disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.18 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 10.19 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties.

Section 10.20 Severability. In the event any one or more of the provisions contained in this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired or invalidated thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, suitable and equitable provisions, the economic effect of which comes as close as possible to that of the original intent of the Parties with respect to such invalid, illegal or unenforceable provisions.

Section 10.21 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PARENT:

SilverSun Technologies, Inc.

By:
Name:	[●]
Title:	[●]

SPINCO:

SilverSun Technologies Holdings, Inc.

By:
Name:	[●]
Title:	[●]

[Signature Page to Separation and Distribution Agreement]

Exhibit J

FORM OF TAX MATTERS AGREEMENT

BY AND BETWEEN

SILVERSUN TECHNOLOGIES, INC.

AND

SILVERSUN TECHNOLOGIES HOLDINGS, INC.

DATED AS OF [●]1

[1]	Note to Draft: To be the date one day prior to the Distribution Date (as defined in the Investment Agreement).

i

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), is made and entered into as of [●], by and between SilverSun Technologies, Inc., a Delaware corporation (“Parent”), and SilverSun Technologies Holdings, Inc., a Nevada corporation (“SpinCo,” and each of Parent and SpinCo, a “Party” and collectively the “Parties”). All capitalized terms not otherwise defined shall have the meanings set forth in Article I.

RECITALS

WHEREAS, Parent entered into that certain Investment Agreement, dated as of December 3, 2023 (the “Investment Agreement”) by and among Parent and the Investors (as defined in the Investment Agreement) thereto, pursuant to which Parent issued and sold to each Investor (as defined in the Investment Agreement) (a) that number of shares of Preferred Stock (as defined in the Investment Agreement) and (b) that number of Warrants (as defined in the Investment Agreement), in each case set forth opposite such Investor’s name in Schedule I to the Investment Agreement;

WHEREAS, Parent and certain of its subsidiaries have joined in filing consolidated federal Income Tax Returns and certain consolidated, combined or unitary state or local Income Tax Returns;

WHEREAS, Parent and SpinCo are entering into that certain Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which, among other things, Parent will distribute all of the outstanding common stock of SpinCo to Parent’s stockholders as of the Distribution Record Date in connection with the Distribution;

WHEREAS, pursuant to the Distribution, SpinCo and its subsidiaries will leave the Pre-Spin Group;

WHEREAS, the Parties, on behalf of themselves and their Affiliates, wish to set forth their agreement regarding the rights and obligations of Parent, SpinCo and the members of the Parent Group and the SpinCo Group with respect to (a) the administration and allocation of federal, state, local and foreign Taxes incurred in the Tax Periods beginning prior to the Distribution Date; (b) Taxes resulting from the Distribution; and (c) certain related Tax matters;

WHEREAS, the Parties have agreed that (a) except as otherwise set forth in this Agreement, (i) all Tax liabilities for the Pre-Distribution Period and (ii) all Spin-Off Taxes in excess of one million five hundred thousand U.S. dollars ($1,500,000) shall be borne by SpinCo, and (b) except as otherwise set forth in this Agreement, (i) all Tax liabilities of Parent from the Post-Distribution Tax Period and (ii) Spin-Off Taxes up to one million five hundred thousand U.S. dollars ($1,500,000) shall be borne by Parent; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution and the other transactions contemplated by the Investment Agreement, are being entered into together and would not have been entered into independently.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, the Parties agree as follows:

Article I
DEFINITIONS

When used herein the following terms shall have the following meanings:

“Accounting Firm” means a nationally recognized firm of independent certified public accountants mutually acceptable to Parent and SpinCo.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Affiliated Group” means, with respect to a Tax Period, (a) an affiliated group of corporations within the meaning of Section 1504(a) of the Code or, for purposes of any state, local or foreign Tax matters, any consolidated, combined, unitary or similar group of corporations within the meaning of any similar provisions of Tax law for the jurisdiction in question, and (b) for purposes of any federal, state, local or foreign Income Tax matters, any entity owned by a corporation described in clause (a) that is disregarded as separate from its owner for such purposes under applicable law.

“Applicable Rate” has the meaning set forth in the Separation Agreement.

“Audit” means any audit, assessment or other examination by any Taxing Authority or any proceeding relating to Taxes or appeal of such a proceeding, whether judicial or administrative.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Record Date” has the meaning set forth in the Separation Agreement.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Final Determination” means (a) a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and unappealable; (b) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (c) any other final settlement with any Taxing Authority (including the execution of IRS Form 870 or 870-AD (or any successor forms thereto), or a comparable form under the laws of other jurisdictions, but excluding any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Taxing Authority to assert a further deficiency); (d) the expiration of an applicable statute of limitations; (e) the allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset); or (f) any other final disposition, including by mutual agreement of the Parties.

“Force Majeure” has the meaning set forth in the Separation Agreement.

“Income Tax” means any and all Taxes based upon or measured by net income (regardless of whether denominated as an “income tax,” a “franchise tax” or otherwise).

“Income Tax Return” means a Tax Return relating to an Income Tax.

“IRS” means the Internal Revenue Service or any successor thereto.

“Parent Affiliated Group” means, for any applicable Tax Period (or portion thereof), Parent and each entity that is a member of an Affiliated Group for such Tax Period (or portion thereof) with respect to which Parent is the common parent. For the avoidance of doubt, the Parent Affiliated Group shall include, for the portion of any Straddle Period that ends on the Distribution Date, SpinCo and other entities that will be members of the SpinCo Affiliated Group beginning on the day immediately after the Distribution Date.

“Parent Carryback” means any net operating loss, net capital loss, excess tax credit or other similar Tax Item of any Parent Member which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax law.

“Parent Group” has the meaning ascribed to the term “Parent Entities” in the Separation Agreement.

“Parent Member” means any entity that is a member of the Parent Group.

“Person” has the meaning set forth in the Separation Agreement.

“Plan of Reorganization” has the meaning set forth in the Separation Agreement.

“Post-Distribution Tax Period” means a Tax Period that begins after the Distribution Date.

“Pre-Distribution Tax Period” means a Tax Period that ends on or before the Distribution Date.

“Pre-Spin Group” means Parent and its Affiliates before the Distribution.

“Pre-Spin Member” means any entity that was a member of the Pre-Spin Group.

“Privilege” means any privilege that may be asserted under applicable law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Representative” means, with respect to any Person, any of such Person’s or entity’s directors, officers, employees, agents, consultants, accountants, attorneys and other advisors.

“Responsible Party” means the Party responsible for the preparation and filing of a Tax Return pursuant to Section 2.1.

“Separation” has the meaning set forth in the Separation Agreement.

“SpinCo Affiliated Group” means SpinCo and each entity that is a member of an Affiliated Group with respect to which SpinCo is the common parent for any Post-Distribution Tax Period. For purposes of this Agreement, the SpinCo Affiliated Group shall exist from and after the beginning of the day immediately after the Distribution Date.

“SpinCo Group” has the meaning ascribed to the term “SpinCo Entities” in the Separation Agreement.

“SpinCo Member” means any entity that is a member of the SpinCo Group.

“Spin-Off” has the meaning set forth in the Separation Agreement.

“Spin-Off Market Value” means the average of the closing public trading price (on a per share basis) of the common stock of SpinCo on the first three (3) trading days immediately after the Effective Time, multiplied by the number of issued and outstanding common shares of SpinCo.

“Spin-Off Taxes” means any Taxes imposed on the Parent Group (including the SpinCo Group) as a result of, in connection with or relating to the Spin-Off (including the Separation and the Distribution).

“Straddle Period” means a Tax Period that begins on or before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” means any federal, state, foreign or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, charge, fee, levy, duty or assessment of any kind whatsoever, including any interest, penalty or addition thereto.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Tax Period, and that could reduce a Tax in another Tax Period, including, but not limited to, a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, credit related to alternative minimum tax and any other Tax credit.

“Taxing Authority” means the IRS or any other governmental authority responsible for the determination, collection or administration of any Tax.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other attribute or item (including the adjusted basis of property) that may have the effect of increasing or decreasing any Tax.

“Tax Period” means any period prescribed by law or any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Practices” means the policies, procedures and practices customarily and consistently employed by the Pre-Spin Group in the preparation and filing of, and positions taken on, any Tax Returns of the Parent Affiliated Group or any Pre-Spin Member (or group thereof) for any Pre-Distribution Tax Period.

“Tax Refund” means any refund of Taxes, whether by payment, credit, offset, reduction in Tax or otherwise, plus any interest or other amounts received or payable with respect to such refund.

“Tax Return” means any return (including any information return), report, statement, declaration, notice, form, election, estimated Tax filing, claim for refund or other document (including any amendments thereof and attachments thereto) filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority with respect to any Tax.

“Treasury Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Article II
FILING OF TAX RETURNS AND PAYMENT OF TAXES

Section 2.1 Preparation and Filing of Tax Returns.

(a) Subject to Section 2.3, Parent shall prepare (or caused to be prepared) and timely file (or cause to be timely filed) (taking into account applicable extensions):

(i) all Tax Returns of the Parent Affiliated Group or any Pre-Spin Member (or group thereof) for any Straddle Period other than Tax Returns described in Section 2.1(b)(ii); and

(ii) all Tax Returns of the Parent Affiliated Group or any Parent Member (or group thereof) for all Post-Distribution Tax Periods.

(b) Subject to Section 2.3, SpinCo shall prepare (or caused to be prepared) and timely file (or cause to be timely filed) (taking into account applicable extensions):

(i) all Tax Returns of the Parent Affiliated Group or any Pre-Spin Member (or group thereof) for any Pre-Distribution Tax Period other than Tax Returns described in Section 2.1(a)(i);

(ii) all Tax Returns for any Straddle Period that relate solely to the SpinCo Group or any SpinCo Member (or group thereof); and

(iii) all Tax Returns of the SpinCo Affiliated Group or any SpinCo Member (or group thereof) for all Post-Distribution Tax Periods.

Section 2.2 Provision of Filing Information. Each Party shall cooperate with the Responsible Party in the preparation and filing of all Tax Returns relating to Pre-Distribution Tax Periods and Straddle Periods, including by providing the Responsible Party with (a) all necessary filing information in a manner consistent with past Tax Practices, (b) all other information reasonably requested in connection with the preparation of such Tax Returns, including permission to copy any applicable documents, and (c) such other assistance reasonably necessary or requested for the filing of such Tax Returns. Any information or documents required or reasonably requested by the Responsible Party to prepare any Tax Return shall be provided in such form as the Responsible Party reasonably requests and in sufficient time for such Tax Returns to be filed on a timely basis; provided, that, this Section 2.2 shall not apply to information governed by Section 2.11.

Section 2.3 Advance Review of Tax Returns.

(a) At least fifteen (15) business days, or such other reasonable time as mutually agreed to by Parent and SpinCo, prior to the filing of any Tax Return pursuant to Section 2.1(a)(i) that includes a SpinCo Member (each, a “Parent Prepared Tax Return”), Parent shall provide SpinCo for its review and comment a draft of the portion of such Tax Return that relates to the SpinCo Member.

(b) At least fifteen (15) business days, or such other reasonable time as mutually agreed to by Parent and SpinCo, prior to the filing of any Tax Return pursuant to Section 2.1(b)(i) or Section 2.1(b)(ii) (each, a “SpinCo Prepared Tax Return”), SpinCo shall provide Parent for its review and comment a draft of such Tax Return.

(c) In connection with SpinCo’s review of the applicable portion of a draft Parent Prepared Tax Return pursuant to Section 2.3(a), SpinCo and its Representatives shall have the right to review all work papers related to the portion of such Parent Prepared Tax Return relating to the applicable SpinCo Member prior to Parent’s filing of such Tax Return. SpinCo shall deliver to Parent reasonably promptly after SpinCo’s receipt of the applicable draft of the portion of the Parent Prepared Tax Return SpinCo’s written comments thereto. Parent shall consult in good faith with SpinCo and its Representatives regarding such comments and shall not file any such Parent Prepared Tax Return without SpinCo’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall not be obligated to consider (and SpinCo shall not be entitled to withhold consent as a result of) any comments the result of which would materially adversely affect (i) the amount of Spin-Off Taxes for which Parent is responsible pursuant to Section 2.7(b) or (ii) the Taxes of the Parent Affiliated Group (or any Parent Member) for any Straddle Period or Post-Distribution Tax Period, and Parent may condition the acceptance and incorporation of any such comments upon the receipt of appropriate indemnification from SpinCo for any increases in such Taxes that may result from the acceptance and incorporation of the applicable comment.

(d) In connection with Parent’s review of a draft SpinCo Prepared Tax Return pursuant to Section 2.3(b), Parent and its Representatives shall have the right to review all work papers related to such SpinCo Prepared Tax Return prior to SpinCo’s filing of such Tax Return. Parent shall deliver to SpinCo reasonably promptly after Parent’s receipt of the applicable draft SpinCo Prepared Tax Return Parent’s written comments thereto. SpinCo shall consult in good faith with Parent and its Representatives regarding such comments and shall not file any such SpinCo Prepared Tax Return without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that SpinCo shall not be obligated to consider (and Parent shall not be entitled to withhold consent as a result of) any comments the result of which would materially adversely affect (i) the amount of Spin-Off Taxes for which SpinCo is responsible pursuant to Section 2.7(a) or (ii) the Taxes of the SpinCo Affiliated Group (or any SpinCo Member) for any Straddle Period or Post-Distribution Tax Period, and SpinCo may condition the acceptance and incorporation of any such comment upon the receipt of appropriate indemnification from Parent for any increases in such Taxes that may result from the acceptance and incorporation of the applicable comment.

Section 2.4 Positions on Tax Returns. The Responsible Party shall prepare all Tax Returns for all Pre-Distribution Tax Periods and Straddle Periods in a manner consistent with past Tax Practices, except (a) as otherwise required by (i) changes in applicable law or material underlying facts or (ii) a Final Determination or (b) as consented by Parent and SpinCo in writing, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, the Tax Return that includes the Spin-Off shall use the Spin-off Market Value to determine the taxable fair market value of SpinCo.

Section 2.5 Execution of Returns Prepared by Other Party. In the case of any Tax Return that is required to be prepared by one Party under this Agreement and that is required by law to be signed by another Party (or by its Representative), the Party that is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement unless there is at least a greater than fifty percent (50%) likelihood of prevailing on the merits for the Tax treatment of each material item reported on the Tax Return.

Section 2.6 Straddle Period Taxes.

(a) In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Distribution Periods and Post-Distribution Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by Parent. With respect to the Parent Federal Consolidated Income Tax Return for the Tax Period that includes the Distribution, Parent may determine in its sole discretion whether to make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii) with respect to SpinCo. SpinCo shall, and shall cause each SpinCo Member to, take all actions necessary to give effect to such election.

(b) In determining the apportionment of Tax Items between Pre-Distribution Periods and Post-Distribution Periods, any Tax Items relating to the Spin-Off shall be treated as extraordinary items described in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent arising on or prior to the Distribution Date) be allocated to the Pre-Distribution Period, and any Taxes related to such items shall be treated under Treasury Regulations Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent arising on or prior to the Distribution Date) be allocated to the Pre-Distribution Period.

Section 2.7 Responsibility and Payment of Taxes.

(a) SpinCo shall be liable for and shall pay, without duplication, (i) other than any Spin-Off Taxes described in Section 2.7(b)(ii), all Taxes due and payable (including additional Taxes imposed as a result of a Final Determination) with respect to all Pre-Distribution Tax Periods and the portion of any Straddle Period ending on and including the Distribution Date of the Parent Affiliated Group and any Pre-Spin Member (or group thereof); (ii) all Taxes due and payable (including additional Taxes imposed as a result of a Final Determination) with respect to all Post-Distribution Tax Periods and the portion of any Straddle Period beginning the day after the Distribution Date of the SpinCo Affiliated Group, the SpinCo Group or any SpinCo Member (or group thereof); and (iii) all Spin-Off Taxes (including additional Spin-Off Taxes imposed as a result of a Final Determination), taken together in the aggregate with all other Spin-Off Taxes, in excess of one million five hundred thousand U.S. dollars ($1,500,000).

(b) Parent shall be liable for and shall pay, without duplication, (i) other than any Spin-Off Taxes described in Section 2.7(a)(iii), all Taxes of the Parent Group or any Parent Member (or group thereof) due and payable with respect to all Post-Distribution Tax Periods and the portion of any Straddle Period beginning the day after the Distribution Date and (ii) that portion of any Spin-Off Taxes (including additional Spin-Off Taxes imposed as a result of a Final Determination) that, taken together in the aggregate with all other Spin-Off Taxes, are less than or equal to one million five hundred thousand U.S. dollars ($1,500,000).

(c) SpinCo or Parent, as applicable, shall pay to the other Party the amount required to be paid pursuant to this Section 2.7 within thirty (30) days after written demand is made by such other Party; provided, that any such amount shall not be payable earlier than ten (10) business days before the date on which the applicable Taxes are actually paid or required to be paid to the Taxing Authority.

Section 2.8 Amended Returns. Notwithstanding anything to the contrary in this Agreement, no Party may file, and shall cause its Affiliates not to file, any amendment to a Parent Prepared Tax Return or a SpinCo Prepared Tax Return without the other Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 2.9 Refunds of Taxes.

(a) Except as set forth below, (i) Parent shall be entitled to any Tax Refund of Taxes for which Parent is liable hereunder, (ii) SpinCo shall be entitled to any Tax Refund of Taxes for which SpinCo is liable hereunder, and (iii) a Party receiving a Tax Refund to which another Party is entitled hereunder in whole or in part shall pay over such Tax Refund (or portion thereof), net of cost (including Taxes) resulting therefrom, to such other Party within thirty (30) days after such Tax Refund is received.

(b) Parent shall be entitled to any Tax Refund that is attributable to, and would not have arisen but for, a Parent Carryback arising in a Post-Distribution Period being claimed in a Pre-Distribution Period.

Section 2.10   Tax Elections. Nothing in this Agreement is intended to change or otherwise affect any previous Tax election made by or on behalf of the Parent Affiliated Group (including the election with respect to the calculation of earnings and profits under Section 1552 of the Code and the Treasury Regulations thereunder). Parent, as common parent of the Parent Affiliated Group, shall continue to have discretion, reasonably exercised, to make any and all elections with respect to all members of the Parent Affiliated Group for all Pre-Distribution Tax Periods and Straddle Periods; provided that elections for such Tax Returns that are SpinCo Prepared Tax Returns shall be made in a manner consistent with past Tax Practices. SpinCo, as common parent of the SpinCo Affiliated Group, shall have sole discretion to make any and all elections with respect to all members of the SpinCo Affiliated Group for all Tax Periods for which it is obligated to file Tax Returns under Section 2.1(b).

Section 2.11   Allocation of Tax Assets.

(a) If the Parent Affiliated Group has a Tax Asset, the portion, if any, of such Tax Asset apportioned to SpinCo or any SpinCo Member and treated as a carryover to the first post-Distribution period of SpinCo (or such SpinCo Member) shall be determined by Parent in accordance with Treasury Regulations Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(b) No Tax Asset with respect to consolidated federal Income Tax of the Parent Affiliated Group, other than those described in Section 2.11(a), and no Tax Asset with respect to any consolidated, combined or unitary state or foreign Income Tax, in each case, arising in respect of a Joint Return shall be apportioned to SpinCo or any SpinCo Member, except as Parent (or such Parent Member as Parent shall designate) determines is otherwise required under applicable law.

(c) Parent shall use commercially reasonable efforts to determine or cause its designee to determine the portion, if any, of any Tax Asset that must (absent a Final Determination to the contrary) be apportioned to SpinCo or any SpinCo Member in accordance with this Section 2.11 and applicable law and the amount of Tax basis and earnings and profits to be apportioned to SpinCo or any SpinCo Member in accordance with this Section 2.11 and applicable law, and shall provide written notice of the calculation thereof to SpinCo as soon as reasonably practicable after Parent or its designee prepares such calculation. For the avoidance of doubt, Parent shall not be liable to SpinCo or any SpinCo Member for any failure of any determination under this Section 2.11 to be accurate or sustained under applicable law, including as the result of any Final Determination.

(d) Any written notice delivered by Parent pursuant to Section 2.11(c) shall be binding on SpinCo and each member of the SpinCo Group and shall not be subject to dispute resolution. Except to the extent otherwise required by a change in applicable law or pursuant to a Final Determination, SpinCo shall not take any position (whether on a Tax Return or otherwise) that is inconsistent with the information contained in any such written notice.

(e) To the extent that the amount of any Tax Asset is later reduced or increased by a Taxing Authority or as a result of an Audit, such reduction or increase shall be allocated to the Party to which such Tax Asset was allocated pursuant to Section 2.11(a).

Section 2.12   Certain Expenses. SpinCo shall reimburse Parent for SpinCo’s share of the preparation and filing of any Parent Prepared Tax Return, which share shall be apportioned and allocated between the Parent Group and the SpinCo Group in the same manner as the liability for the Taxes with respect to such Tax Return was apportioned and allocated pursuant to Section 2.7.

Section 2.13   Taxable Year. The parties agree that, except to the extent required by a change in applicable law or a Final Determination, (a) the Tax Period with respect to federal and applicable state and local Income Taxes of the Parent Affiliated Group existing immediately before the Distribution (including the SpinCo Members) shall end as of the close of the Distribution Date, (b) the Distribution shall be reported on the last day of the taxable period of such Parent Affiliated Group ending as of the close of the Distribution Date, (c) the SpinCo Affiliated Group and each member thereof shall begin a new taxable year for purposes of such federal, state or local Income Taxes as of the beginning of the day after the Distribution Date and (e) all federal, state, local and foreign Tax Returns shall be filed consistently with this Section 2.13.

Article III
INDEMNIFICATION

Section 3.1 By Parent. Subject to Section 3.3, Parent shall indemnify and hold SpinCo and each SpinCo Member harmless against:

(a) any and all Taxes for which Parent is liable pursuant to Section 2.7; and

(b) any and all increases in the liability for Taxes of the SpinCo Group or any SpinCo Member (or group thereof) as a result of a Parent Member’s material inaccuracies in, or failure to timely provide, such information and assistance specified in Section 2.2.

Section 3.2 By SpinCo. Subject to Section 3.3, SpinCo shall indemnify and hold Parent and each Parent Member harmless against:

(a) any and all Taxes for which SpinCo is liable pursuant to Section 2.7; and

(b) any and all increases in the liability for Taxes of the Parent Affiliated Group or any Parent Member (or group thereof) as a result of a SpinCo Member’s material inaccuracies in, or failure to timely provide, such information and assistance specified in Section 2.2.

Section 3.3 Tax Treatment of the Distribution. The Parties expressly agree for all purposes to treat (a) the contributions made pursuant to step one of the Plan of Reorganization as contributions by Parent of the applicable stock to the capital of SpinCo under Section 118 of the Code, (b) the contributions made pursuant to step two of the Plan of Reorganization as contributions by Parent of the applicable assets, liabilities and employees to the capital of SpinCo under Section 118 of the Code, (c) the dividend made pursuant to step three of the Plan of Reorganization a taxable distribution to Parent’s shareholders governed by Sections 301 and 311 of the Code and (d) the Distribution as a taxable distribution to Parent’s shareholders governed by Sections 301 and 311 of the Code, in each case, except to the extent otherwise required by a Final Determination.

Section 3.4 Certain Reimbursements. Each Party shall notify the other Party of any Taxes paid by it or any of its Affiliates that are subject to indemnification under this Article III. Any notification pursuant to this Section 3.4 shall include a detailed calculation (including, if applicable, separate allocations of such Taxes between the Parties and supporting work papers) and a brief explanation of the basis for indemnification hereunder. Whenever such a notification is given, the indemnifying Party shall pay the amount requested in such notice to the indemnified party in accordance with Article IV, but only to the extent the indemnifying Party agrees with such request. To the extent the indemnifying Party disagrees with such request, it shall so notify the indemnified party within thirty (30) days of receipt of such notice, whereupon the Parties shall use their best efforts to resolve any such disagreement. Any indemnification payment made after such thirty (30)-day period shall include interest at the Applicable Rate from the date of receipt of the original indemnification notice. Any dispute as to any matter covered by this Article III shall be resolved pursuant to Section 5.6.

Section 3.5 Adjustments. The Parties agree to cooperate in good faith, without bias to any Parent Member or SpinCo Member, to make appropriate adjustments to accomplish the objectives of this Article III.

Article IV
METHOD AND TIMING OF PAYMENTS

REQUIRED BY THIS AGREEMENT

Section 4.1 Payment in Immediately Available Funds; Interest. All payments made pursuant to this Agreement shall be made in immediately available funds. Except as otherwise provided in the Agreement, all payments shall be made within fifteen (15) days of receipt of request therefor. For the avoidance of doubt, a Party may request payment for any costs incurred pursuant to Section 2.12 as soon as such costs are incurred. Except as otherwise provided in the Agreement, any payment not made within fifteen (15) days of receipt shall thereafter bear interest at the Applicable Rate.

Section 4.2 Characterization of Payments. Any payment (other than interest thereon) made hereunder or pursuant to Article 5 of the Separation Agreement by Parent to SpinCo, or by SpinCo to Parent, shall be treated by all Parties for all Tax purposes as a non-taxable (in accordance with Treasury Regulations Section 1.1502-13) distribution or capital contribution, as applicable, made immediately prior to the Distribution, except to the extent that Parent and SpinCo treat a payment as the settlement of an intercompany liability or as otherwise required by a change in law or a Final Determination. Notwithstanding anything herein to the contrary, to the extent one Party (“Indemnitor”) makes a payment of interest to another Party (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Law) and as interest income by the Indemnitee (includible in income to the extent provided by Law).

Section 4.3 Tax Gross Up. If, notwithstanding the manner in which payments described in Section 4.2 were reported, there is a Tax liability or an adjustment to a Tax liability of a Party as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment that the Party receiving such payment would otherwise be entitled to receive.

Section 4.4 Payor and Payee. All indemnification payments under this Agreement shall be made by Parent directly to SpinCo and by SpinCo directly to Parent; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, (a) any Parent Member may make such indemnification payment to any SpinCo Member and (b) any SpinCo Member may make such indemnification payment to any Parent Member.

Article V
COOPERATION; DOCUMENT RETENTION; CONFIDENTIALITY;

disagreements

Section 5.1 Provision of Cooperation, Documents and Other Information. Upon the reasonable request of any Party, Parent or SpinCo, as applicable, shall promptly provide (and shall cause its Affiliates to promptly provide) the requesting Party with such cooperation and assistance, documents and other information as may be necessary or reasonably helpful in connection with (a) the preparation and filing of any Tax Return, (b) the conduct of any Audit involving any Taxes or Tax Returns within the scope of this Agreement, (c) the verification by a Party of an amount payable to or receivable from the other Party or (d) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any Tax Refund. Such cooperation and assistance shall include (i) the provision of books, records, Tax Returns, documentation or other information relating to any relevant Tax Return, (ii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return, or in connection with any Audit, including the execution of powers of attorney and extensions of applicable statutes of limitations with respect to Tax Returns which Parent may be obligated to file on behalf of SpinCo Members pursuant to Section 2.1, (iii) the prompt and timely filing of appropriate claims for refund, and (iv) the use of reasonable best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with the foregoing. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation. Parent and SpinCo acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by SpinCo or Parent pursuant to this Article V and failure to comply with the deadlines set forth herein or reasonable deadlines otherwise set by SpinCo or Parent could cause irreparable harm.

Section 5.2 Retention of Books and Records. Each Party shall retain or cause to be retained (and shall cause each of their Affiliates to retain or cause to be retained) all Tax Returns and all books, records, schedules, work papers and other documents relating thereto (“Tax Records”), until the later of (a) the date seven (7) years from the close of the applicable Tax Period, (b) the expiration of all applicable statutes of limitations (including any waivers or extensions thereof) and (c) the expiration of any retention period required by law (e.g., depreciation or inventory records) or pursuant to any record retention agreement. After such date, each Party may dispose of such Tax Records upon sixty (60) days’ prior written notice to the other Party and the notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such sixty (60)-day period, all or any part of such Tax Records. Any notice of an intent to dispose given pursuant to this Section 5.2 shall include a list of the Tax Records to be disposed of describing in reasonable detail the files, books or other records being disposed. The Parties shall notify each other in writing of any waivers, extensions, or expirations of applicable statutes of limitations.

Section 5.3 Confidentiality of Documents and Information. Except as required by law or with the prior written consent of the other Party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein that are within the scope of this Agreement shall be kept confidential by the Parties and their Representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, in no event shall any of the Parties or their respective Affiliates be required to provide the other Party or any of its Affiliates or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that the Parties determine that the provision of any information to the other Party or its Affiliates could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with their obligations under this Article V in a manner that avoids any such harm or consequence.

Section 5.4 Reliance by Parent. If any SpinCo Member supplies information to a Parent Member in connection with a Tax liability and an officer of a Parent Member signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then, upon the written request of such Parent Member identifying the information being so relied upon, the chief financial officer of SpinCo (or any officer of SpinCo as designated by the chief financial officer of SpinCo) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. SpinCo agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a SpinCo Member having supplied, pursuant to this Section 5.4, a Parent Member with inaccurate or incomplete information in connection with a Tax liability; provided, that, this Section 5.4 shall not apply to information governed by Section 2.11.

Section 5.5 Reliance by SpinCo. If any Parent Member supplies information to a SpinCo Member in connection with a Tax liability and an officer of a SpinCo Member signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then, upon the written request of such SpinCo Member identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each SpinCo Member and its directors, officers and employees from and against any fine, penalty or other cost or expense of any kind attributable to a Parent Member having supplied, pursuant to this Section 5.5, a SpinCo Member with inaccurate or incomplete information in connection with a Tax liability; provided, that, this Section 5.5 shall not apply to information governed by Section 2.11.

Section 5.6 Disagreements. The Parties desire that collaboration will continue between them. Accordingly, they will use commercially reasonable efforts to resolve in good faith, and they will cause the Parent Members and the SpinCo Members, as applicable, to use commercially reasonable efforts to resolve in good faith all disagreements regarding their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement between any Parent Member and any SpinCo Member as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, Representatives of the Parties shall negotiate in good faith to resolve such dispute. If such good faith negotiations do not resolve the dispute within thirty (30) days, then the matter will be referred to the Accounting Firm, which will function as an expert and not as an arbitrator. The Accounting Firm may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Accounting Firm deems necessary to assist it in resolving such disagreement. The Accounting Firm shall furnish written notice to the Parties of its resolution of any such dispute as soon as practical, but in any event no later than forty-five (45) days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on the Parties. Following receipt of the Accounting Firm’s written notice to the Parties of its resolution of the dispute, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Accounting Firm. Each Party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the Parties. Nothing in this Section 5.6 will prevent either Party from seeking injunctive relief if any delay resulting from the efforts to resolve the dispute through the Accounting Firm could result in serious and irreparable injury to such Party. Notwithstanding anything to the contrary in this Agreement, Parent and SpinCo are the only members of the Parent Group and the SpinCo Group, respectively, entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and SpinCo will cause the Parent Members and the SpinCo Members, respectively, not to commence any dispute resolution procedure other than through such Party as provided in this Section 5.6.

Article VI
AUDITS

Section 6.1 Notification and Status of Audits or Disputes. Upon the receipt by any Party (or any of its Affiliates) of notice of any pending or threatened Audit pertaining to (a) Taxes for which the other Party is responsible or (b) Taxes subject to indemnification under this Agreement, such Party shall promptly notify the other Party in writing of the receipt of such notice. Each Party shall use reasonable best efforts to keep the other Party advised as to the status of any Audits pertaining to (i) Taxes for which the other Party is responsible or (ii) Taxes subject to indemnification under this Agreement. To the extent relating to any such Tax, each Party shall promptly furnish the other Party with copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority, as well as copies of any revenue agent’s report or similar report, notice of proposed adjustment or notice of deficiency. The failure of one Party to notify the other of such communication in accordance with the immediately preceding sentences shall not relieve the other Party of any liability or obligation to pay such Tax or make indemnification payments under this Agreement, except to the extent that the failure to timely provide such notification actually prejudices the ability of such other Party to contest such Tax liability or increases the amount of such Tax liability.

Section 6.2 Control and Settlement.

(a) Parent shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part, to any Tax Return filed pursuant to Section 2.1(a)(i) and Section 2.1(a)(ii) and to employ counsel or other advisors of its choice and at its own cost; provided, that with respect to any issue arising on an Audit of a Parent Prepared Tax Return that may have an adverse effect on SpinCo or any SpinCo Member (including as a result of SpinCo’s indemnification obligations pursuant to Section 3.2), (i) Parent shall permit SpinCo to participate in such Audit with respect to such issue, and in no event shall Parent settle or otherwise resolve any such issue without the prior written consent of SpinCo, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) SpinCo shall provide Parent a written response to any notification by Parent of a proposed settlement within ten (10) days of its receipt of such notification; and (iii) if SpinCo fails to respond within such ten (10)-day period, it shall be deemed to have consented to the proposed settlement. Parent and SpinCo shall bear their own costs incurred in participating in any proceeding relating to any Audit under this Section 6.2(a).

(b) SpinCo shall have the right to control, and to represent the interests of all affected taxpayers in, any Audit relating, in whole or in part, to any Tax Return filed pursuant to Section 2.1(b)(i), Section 2.1(b)(ii) and Section 2.1(b)(iii) and to employ counsel or other advisors of its choice at its own cost and expense; provided, however, that with respect to any issue arising on an Audit of a SpinCo Prepared Tax Return that may have an adverse effect on Parent or any Parent Member (including as a result of Parent’s indemnification obligations pursuant to Section 3.1), (i) SpinCo shall permit Parent to participate in such Audit with respect to such issue, and in no event shall SpinCo settle or otherwise resolve any such issue without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) Parent shall provide SpinCo a written response to any notification by SpinCo of a proposed settlement within ten (10) days of its receipt of such notification, and (iii) if Parent fails to respond within such ten (10)-day period, it shall be deemed to have consented to the proposed settlement. Each of Parent and SpinCo shall bear its own costs incurred in participating in any proceeding relating to any Audit under this Section 6.2(b).

(c) The payment of any Taxes as a result of a Final Determination with respect to an Audit, as well as any payments between Parent and SpinCo with respect to such Taxes, shall be governed by Section 2.7(c).

Section 6.3 Delivery of Powers of Attorney and Other Documents. Parent and SpinCo shall execute and deliver to the other Party, promptly upon request, powers of attorney authorizing such other Party to extend statutes of limitations, receive Tax Refunds, negotiate settlements and take such other actions that Parent or SpinCo, as applicable, reasonably considers to be appropriate in exercising its control rights pursuant to Section 6.2, and any other documents reasonably necessary thereto to effect the exercise of such control rights.

Article VII
MISCELLANEOUS

Section 7.1 Effectiveness. This Agreement shall be effective from and after the Distribution Date and shall survive until the expiration of any applicable statute of limitations. From and after the Distribution Date, all prior intercompany Tax allocation agreements or arrangements solely between or among any Parent Member, on the one hand, and any SpinCo Member, on the other hand, shall be terminated.

Section 7.2 Complete Agreement; Construction. This Agreement, together with all documents and instruments referred to herein, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, discussions, conversations, understandings, commitments and writings with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein.

Section 7.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 7.4 Survival of Agreements. Except as otherwise expressly set forth in this Agreement, all covenants, agreements, representations and warranties of the Parties contained in this Agreement, and liability for breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

Section 7.5 Expenses. Except as expressly set forth in this Agreement, including in Section 2.7, each Party agrees to pay its own costs and expenses resulting from the fulfillment of its respective obligations hereunder.

Section 7.6 Notices. All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested), or sent by electronic mail (“e-mail”), so long as no failure of delivery message is received, to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

If to Parent, then to:

SilverSun Technologies, Inc.
5 American Lane
Greenwich, CT 06831
Attention: Austin Landow
Email: [Intentionally omitted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
Viktor Sapezhnikov
E-mail:	AOEmmerich@wlrk.com
VSapezhnikov@wlrk.com

If to SpinCo (prior to the Effective Time), then to:

SilverSun Technologies Holdings, Inc.
120 Eagle Rock Avenue
East Hanover, NJ 07936
Attention:	Mark Meller, Chief Executive Officer
E-Mail:	meller@silversuntech.com

with copy to (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
Attention:	Joseph Lucosky
Christopher Haunschild
E-mail:	jlucosky@lucbro.com
chaunschild@lucbro.com

If to SpinCo (after the Effective Time), then to:

SilverSun Technologies Holdings, Inc.
120 Eagle Rock Avenue
East Hanover, NJ 07936
Attention:	Mark Meller, Chief Executive Officer
E-Mail:	meller@[●].com

with copy to (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Woodbridge, NJ 08830
Attention:	Joseph Lucosky
Christopher Haunschild
Email:	jlucosky@lucbro.com
chaunschild@lucbro.com

Section 7.7 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 7.8 Amendments; Waiver. This Agreement may not be amended or otherwise modified, except by an instrument in writing signed on behalf of each of the Parties hereto. By an instrument in writing, Parent, on the one hand, or SpinCo, on the other hand, may waive compliance by the other with any term or provision of this Agreement that the other Party was or is obligated to comply with or perform. Such waiver or failure to insist on strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance. The waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.9 Assignment. Neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto.

Section 7.10   Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 7.11   Termination. This Agreement can only be amended, terminated, modified or abandoned by mutual agreement of the Parties. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person.

Section 7.12   Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

Section 7.13   Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and their respective Subsidiaries and Affiliates (including, with respect to Parent, the Parent Group) and are not intended, and shall not be deemed, to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right hereunder or thereunder.

Section 7.14   Titles and Headings. Titles and headings to Articles and Sections in this Agreement are inserted for convenience of reference purposes only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 7.15   Governing Law. This Agreement (and any claims or Disputes (as defined in the Separation Agreement) arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 7.16   Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 7.17   Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties.

Section 7.18   Severability. In the event any one or more of the provisions contained in this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired or invalidated thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, suitable and equitable provisions, the economic effect of which comes as close as possible to that of the original intent of the Parties with respect to such invalid, illegal or unenforceable provisions.

Section 7.19   Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 7.20   Predecessors and Successors. To the extent necessary to give effect to the purposes of this Agreement, any reference to any corporation or other entity shall also include any predecessors or successors thereto, by operation of law or otherwise.

Section 7.21   Further Assurances. Subject to the provisions hereof, the Parties shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each Party shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any governmental authority (including any regulatory or administrative agency, commission or similar authority) and promptly provide the other Party with all such information as it may reasonably request in order to be able to comply with the provisions of this sentence.

Section 7.22   Rules of Construction. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The word “or” when used in this Agreement shall not be exclusive. Unless otherwise specified in a particular case, the word “days” when used in this Agreement refers to calendar days. References herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified. Unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [●].2 This Agreement shall be deemed to be the joint work product of the Parties and this Agreement shall not be construed against either Party as the principal draftsperson hereof or thereof.

[Signature Page Follows]

[2]	Note to Draft: To be the date of signing this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date above written.

PARENT:

Silversun Technologies, Inc.

By:
Name:
Title:

SPINCO:

Silversun Technologies Holdings, Inc.

By:
Name:
Title:

Exhibit K

FORM OF EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

SILVERSUN TECHNOLOGIES, INC.,

AND

SILVERSUN TECHNOLOGIES HOLDINGS, INC.

DATED AS OF [●]1

1 To be the date one day prior to the Distribution Date (as defined in the Investment Agreement).

SCHEDULES

Schedule 1.1(a)	Parent Benefit Plans
Schedule 1.1(b)	Parent Entities Employees

i

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [●], is by and between SilverSun Technologies, Inc., a Delaware corporation (“Parent”), and SilverSun Technologies Holdings, Inc., a Nevada corporation and direct wholly owned subsidiary of Parent (“SpinCo” and, together with Parent, the “Parties”).

RECITALS:

WHEREAS, Parent entered into that certain Investment Agreement, dated as of December 3, 2023 (the “Investment Agreement”) by and among Parent and the Investors (as defined in the Investment Agreement) thereto, pursuant to which Parent issued and sold to each Investor (as defined in the Investment Agreement) (a) that number of shares of Preferred Stock (as defined in the Investment Agreement) and (b) that number of Warrants (as defined in the Investment Agreement), in each case set forth opposite such Investor’s name in Schedule I to the Investment Agreement;

WHEREAS, Parent, acting through itself and its Subsidiaries, currently conducts the SpinCo Business;

WHEREAS, the board of directors of Parent (“Parent Board”) has determined that it is appropriate and desirable and in the best interests of Parent and its stockholders (a) to separate the SpinCo Business from Parent (the “Separation”) in accordance with the Plan of Reorganization, (b) subject to the terms and conditions set forth in the Separation and Distribution Agreement, dated as of the date hereof, by and between the Parties (the “Separation and Distribution Agreement”), at the Effective Time, to make a distribution to the holders of issued and outstanding shares of common stock, par value $0.00001 per share, of Parent (the “Parent Common Stock”) as of the Distribution Record Date, of all of the issued and outstanding shares of common stock, par value $0.0001 per share, of SpinCo (each such share is individually referred to as a “SpinCo Share” and collectively referred to as the “SpinCo Common Stock”), on the basis of the Distribution Ratio (the “Distribution”), and (c) subject to the terms and conditions set forth in the Separation and Distribution Agreement, at the Effective Time, to make a distribution to the holders of issued and outstanding shares of Parent Stock as of the Distribution Record Date of the Cash Dividend;

WHEREAS, SpinCo is, and prior to the Distribution will be, a direct wholly owned subsidiary of Parent;

WHEREAS, prior to the Distribution, in accordance with the Plan of Reorganization, Parent will contribute all of the issued and outstanding stock of the Transferred Entities to SpinCo, resulting in such entities being direct wholly owned Subsidiaries of SpinCo (the “Internal Contribution”);

WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Registration Statement, which sets forth disclosures concerning SpinCo, the Separation and the Distribution;

WHEREAS, the Parent Board and the board of directors of SpinCo have each determined that the Internal Contribution, the Separation, the Distribution, the Cash Dividend and the other transactions contemplated by this Agreement, including the Ancillary Agreements (collectively, the “Transactions”) are in the best interests of their respective companies and stockholders, as applicable, and have approved this Agreement, the Transactions and each of the Ancillary Agreements;

WHEREAS, in order to effectuate the Separation and Distribution, Parent and SpinCo are entering into the Separation and Distribution Agreement;

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and the Distribution, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 6.06.

“Ancillary Agreements” shall mean all of the written agreements, instruments, understandings, assignments or other arrangements (other than this Agreement) entered into by the Parties or any other members of their respective Groups (but only agreements as to which no Third-Party is a party) in connection with the Transactions, including the Separation and Distribution Agreement, the Transition Services Agreement (if any), the Tax Matters Agreement and the Transfer Documents.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee or Former Employee, or to any family member, dependent, or beneficiary of any such Employee or Former Employee, including cash or deferred arrangement plans, profit-sharing plans, post-employment programs, pension plans, supplemental pension plans, welfare plans, stock purchase, and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change-in-control protections or benefits, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs or policies or Individual Agreements.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code and including all regulations promulgated thereunder.

“Code” shall have the meaning set forth in the Tax Matters Agreement.

“Director” shall mean (a) each nonemployee director of the Parent prior to the Closing and (b) each nonemployee director of SpinCo following the Closing.

“Distribution” shall have the meaning set forth in the Recitals.

“Employee” shall mean any Parent Entities Employee or SpinCo Entities Employee.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Former Employee” shall mean any individual who is a former employee of Parent or any of its Subsidiaries or former Subsidiaries as of the Effective Time.

“Group” shall mean either the SpinCo Entities taken as a whole or the Parent Entities taken as a whole, as the context requires.

“Individual Agreement” shall mean any individual (a) employment contract, (b) retention, severance or change in control agreement or (c) other agreement containing restrictive covenants (including confidentiality, noncompetition and non-solicitation provisions) between a (i) Parent Entity or SpinCo Entity, on the one hand, and (ii) any Parent Entities Employee, SpinCo Entities Employee or Former Employee, on the other hand, in each case, as in effect immediately prior to the Effective Time.

“Internal Contribution” shall have the meaning set forth in the Recitals.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Benefit Plan” shall mean (a) the Parent New Equity Plan and (b) each other Benefit Plan that is listed on Schedule 1.01(a).2

2 Note to Draft: Schedule to be provided by the Principal Investor (as defined in the Investment Agreement) prior to execution of this Agreement.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent Entities Employees” shall mean the individuals listed on Schedule 1.01(b).3

“Parent New Equity Plan” shall mean the equity incentive plan of the Parent proposed by the Principal Investor (as defined in the Investment Agreement) and adopted by Parent after the date of the Investment Agreement as contemplated by the Investment Agreement.

“Parent Omnibus Plan” shall mean the SilverSun Technologies, Inc. 2019 Equity and Incentive Plan.

“Parent Option Award” shall mean an award of options to purchase shares of Parent Common Stock granted pursuant to the Parent Omnibus Plan at any time prior to the Effective Time (whether or not outstanding as of the Effective Time).

“Parties” shall have the meaning set forth in the Preamble.

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by any Parent Entity or SpinCo Entity, other than any Parent Benefit Plan.

“SpinCo Board” shall mean the Board of Directors of SpinCo.

“SpinCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Common Stock” shall have the meaning set forth in the Recitals.

“SpinCo Entities Employees” shall mean all the employees of the Parent Entities and the SpinCo Entities as of immediately prior to the Effective Time, other than the Parent Entities Employees.

“SpinCo Share” shall have the meaning set forth in the Recitals.

“U.S.” shall mean the United States of America.

3 Note to Draft: Schedule to be provided by the Principal Investor (as defined in the Investment Agreement) prior to execution of this Agreement.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time off programs, contribution funding toward a health savings account, flexible spending accounts or severance.

Article II
GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01. General Principles.

(a) Acceptance and Assumption of SpinCo Liabilities. Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, SpinCo and certain SpinCo Entities designated by SpinCo shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a SpinCo Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any Parent Entity or SpinCo Entity) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any Parent Entity or SpinCo Entity or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any SpinCo Entities Employees and Former Employees, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under a (A) SpinCo Benefit Plan or (B) any Individual Agreement with any SpinCo Entities Employee or Former Employee;

(iii) any and all Liabilities arising out of, relating to or resulting from the employment, or termination of employment, of all SpinCo Entities Employees and Former Employees;

(iv) any and all Liabilities, including any Liabilities arising from any Action, relating to a Parent Option Award; and

(v) any and all Liabilities expressly assumed or retained by any SpinCo Entity pursuant to this Agreement.

(b) Acceptance and Assumption of Parent Liabilities. Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, Parent and certain Parent Entities designated by Parent shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Parent Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Parent Entities Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under (A) a Parent Benefit Plan or (B) any Individual Agreement with a Parent Entities Employee; and

(iii) any and all Liabilities arising out of, relating to or resulting from the employment, or termination of employment, of all Parent Entities Employees.

(c) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

(d) Non-U.S. Employees. SpinCo Entities Employees and Former Employees who are residents outside of the U.S. or otherwise are subject to non-U.S. Law and their related benefits and Liabilities shall be treated in the same manner as the SpinCo Entities Employees and Former Employees, respectively, who are residents of the U.S. and are not subject to non-U.S. Law. Notwithstanding anything in this Agreement to the contrary, all actions taken with respect to non-U.S. Employees or U.S. Employees working in non-U.S. jurisdictions, including any action under a Benefit Plan, shall be subject to and accomplished in accordance with applicable Law in the custom of the applicable jurisdictions and SpinCo may make such changes, modifications or amendments to the SpinCo Benefit Plans as may be required by applicable Law, vendor limitations or as are necessary to reflect the Separation.

Section 2.02. Service Credit Recognized by SpinCo and SpinCo Benefit Plans. As of the Effective Time, the SpinCo Benefit Plans shall, and SpinCo shall cause each SpinCo Entity to, recognize each SpinCo Entities Employee’s and each Former Employee’s full service with Parent or any of its Subsidiaries or predecessor entities at or before the Effective Time, to the same extent that such service was recognized by Parent for similar purposes prior to the Effective Time as if such full service had been performed for a SpinCo Entity, for purposes of eligibility, vesting and determination of level of benefits under any SpinCo Benefit Plans.

Section 2.03. No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, no participant in any Benefit Plan shall receive service credit or benefits or recognition of compensation or other factors to the extent that receipt of such service credit or benefits or recognition of compensation or other factors would result in duplication of benefits provided to such participant by the corresponding Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Group that sponsors the corresponding Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to (a) create any right to accelerate vesting distributions or entitlements under any Benefit Plan sponsored or maintained by a Parent Entity or a SpinCo Entity on the part of any Employee or Former Employee or (b) limit the ability of a Parent Entity or a SpinCo Entity to amend, merge, modify, eliminate, reduce or otherwise alter in any respect any benefit under any Benefit Plan sponsored or maintained by a Parent Entity or a SpinCo Entity, respectively, or any trust, insurance policy or funding vehicle related thereto.

Section 2.04. Beneficiaries. References to Parent Entities Employees, SpinCo Entities Employees, Former Employees, and current and former nonemployee directors of either Parent or SpinCo shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

Article III
ASSIGNMENT OF EMPLOYEES

Section 3.01. Active Employees.

(a) Assignment and Transfer of Employees. Effective as of no later than the Effective Time and except as otherwise agreed to by the Parties, (i) SpinCo shall have taken such actions as are necessary to ensure that each individual who is a SpinCo Entities Employee is employed by a SpinCo Entity and (ii) Parent shall have taken such actions as are necessary to ensure that each individual who is a Parent Entities Employee is employed by a Parent Entity. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any Parent Entity or any SpinCo Entity to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the Effective Time (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law. Except as provided in this Agreement, this Agreement shall not limit the ability of the Parent Entities or the SpinCo Entities to change the position, compensation or benefits of any Employees for performance-related, business or any other reason.

(c) Non-Compete, Severance, Change in Control, or Other Payments. The Parties acknowledge and agree that the Separation, the Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any SpinCo Entities Employee to non-compete, severance, change in control, or other payments or benefits.

Section 3.02. Individual Agreements.

(a) Assignment by Parent. To the extent necessary, Parent shall assign, or cause an applicable Parent Entity to assign, to SpinCo or another SpinCo Entity, as designated by SpinCo, all Individual Agreements with SpinCo Entities Employees or Former Employees, with such assignment to be effective as of no later than the Effective Time; provided, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each SpinCo Entity shall be considered to be a successor to Parent Entity for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the SpinCo Group shall enjoy all the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary).

(b) Assumption by SpinCo. Effective as of the Effective Time, SpinCo shall, or shall cause the other SpinCo Entities to, assume and honor each Individual Agreement with a SpinCo Entities Employee or Former Employee and all obligations thereunder.

Article IV
EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01. Termination of Parent Omnibus Plan. The Parent Omnibus Plan is hereby terminated effective as of immediately prior to Closing.

Section 4.02. Director Compensation. SpinCo shall be responsible for the payment of any outstanding unpaid fees for the service of a Director who was a nonemployee director on the Parent Board. SpinCo shall be responsible for the payment of any fees for the service of a Director who is a nonemployee director of SpinCo. Parent shall not have any responsibility for any payments to Directors described in this Section 4.02.

Article V
employee BENEFIT PLANS

Section 5.01. Welfare Plans. Effective as of the Effective Time and except as provided in Section 5.05, the SpinCo Entities (a) shall continue to retain (or assume as necessary) all SpinCo Welfare Plans and all outstanding Liabilities relating to, arising out of or resulting from health and welfare claims incurred by or on behalf of SpinCo Entities Employees and Former Employees and (b) shall be solely responsible for all Liabilities thereunder.

Section 5.02. COBRA. Effective as of the Effective Time, the SpinCo Entities shall continue to retain (or assume as necessary) responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA and the corresponding provisions of the SpinCo Welfare Plans with respect to any SpinCo Entities Employees or Former Employees (and their covered dependents) who experience a qualifying event under the SpinCo Welfare Plans before, as of or after the Effective Time. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 5.03. Disability Plans. Effective as of the Effective Time, the SpinCo Entities shall assume and retain all Liabilities for disability with respect to any SpinCo Entities Employee or Former Employee.

Section 5.04. 401(k) Plan. Without limiting the generality of any other provision hereof, effective as of the Effective Time, the SpinCo Entities shall assume and retain all Liabilities with respect to the SWK Technologies 401(k) Profit Sharing Plan and Trust.

Section 5.05. Vacation, Holidays and Leaves of Absence. Effective as of the Effective Time, the SpinCo Entities shall assume (or retain, as applicable) all Liabilities with respect to vacation, holiday, annual leave or other leave of absence and required payments related thereto, for each SpinCo Entities Employee and Former Employee. The Parent Entities shall retain all Liabilities, if any, with respect to vacation, holiday, annual leave or other leave of absence and required payments related thereto, for each Parent Entities Employee.

Section 5.06. Workers’ Compensation. Effective as of the Effective Time, the SpinCo Entities shall assume or retain, as applicable, all Liabilities for workers compensation with respect to any Employee or Former Employee; provided, that with respect to Parent Employees, the SpinCo Entities shall assume and retain all Liabilities only with respect to the period prior to the Effective Time and only to the extent covered by insurance.

Article VI
MISCELLANEOUS

Section 6.01. Preservation of Rights to Amend. Except as set forth in this Agreement, the rights of each Parent Entity and each SpinCo Entity to amend, waive, or terminate any plan, arrangement, agreement, program or policy referred to herein shall not be limited in any way by this Agreement.

Section 6.02. Information Sharing and Access.

(a) Sharing of Information. Subject to any limitations imposed by applicable Law, each of Parent and SpinCo (acting directly or through the Parent Entities or the SpinCo Entities, respectively) shall provide to the other Party and its authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting and calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement. Such information shall include information relating to equity awards under stock plans. To the extent that such information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

(b) Access to Records. To the extent not inconsistent with this Agreement, the Separation and Distribution Agreement or any applicable Law, including privacy protection Laws or regulations, reasonable access to Employee-related and Benefit Plan-related records after the Effective Time shall be provided to Parent Entities and SpinCo Entities pursuant to the terms and conditions of Article VII of the Separation and Distribution Agreement.

(c) Maintenance of Records. With respect to retaining and destroying all Employee-related information, Parent and SpinCo shall comply with Section 7.4 of the Separation and Distribution Agreement (Record Retention) and the requirements of applicable Law.

(d) Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 7.2 of the Separation and Distribution Agreement (Confidentiality) and the requirements of applicable Law.

Section 6.03. Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and their respective Subsidiaries and Affiliates (including, with respect to Parent, the Parent Entities) and are not intended, and shall not be deemed, to confer upon any other Person any remedy, claim, Liability, reimbursement, cause of action or other right hereunder. For the avoidance of doubt, no current or former Employee, officer, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan.

Section 6.04. Further Assurances. Each Party hereto shall take or cause to be taken any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 6.05. Dispute Resolution. The dispute resolution procedures set forth in Article IX of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 6.06. Incorporation of Separation and Distribution Agreement Provisions. Article X of the Separation and Distribution Agreement (other than Section 10.2 (Ancillary Agreements) and Section 10.14 (Third-Party Beneficiaries)) is incorporated herein by reference and shall apply to this Agreement as if set forth herein mutatis mutandis.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

PARENT:

SilverSun Technologies, Inc.

By:
Name:	[●]
Title:	[●]

SPINCO:

SilverSun Technologies Holdings, Inc.

By:
Name:	[●]
Title:	[●]

Exhibit L

FORM OF LETTER AGREEMENT

This LETTER AGREEMENT (this “Agreement”), executed and effective as of December 3, 2023 (the “Effective Date”), is made by and among SilverSun Technologies, Inc., a Delaware Corporation (“SilverSun”), and Mark Meller, an individual (the “Executive,” and collectively with SilverSun, the “Parties”), the Parties to that certain Amended and Restated Employment Agreement, dated as of February 4, 2016 (as amended, the “Employment Agreement”).

WITNESSETH:

WHEREAS, the Employment Agreement was executed on February 4, 2016 and amended on November 11, 2021;

WHEREAS, Section 5(b)(ii) of the Employment Agreement provides that, upon certain qualifying terminations of the Executive’s employment described therein and except as otherwise provided in Section 5(d) thereof, SilverSun shall pay as severance to the Executive a lump sum severance payment (such payment, the “Termination Payment”) equal to 300% of an average annual amount actually paid by SilverSun or any parent or subsidiary of SilverSun to the Executive and included in the Executive’s gross income for services rendered in each of the five (5) calendar years prior to termination, less $100;

WHEREAS, effective as of the date hereof, SilverSun has entered into an Investment Agreement with Jacobs Private Equity II, LLC and certain other investors (the “Investment Agreement”), and the Parties agree that the consummation of the transactions contemplated by the Investment Agreement and the Executive’s cessation of employment with the Company upon the occurrence of the Spin-Off (as defined in the Investment Agreement) will entitle the Executive to receive the Termination Payment under the Employment Agreement; and

WHEREAS, the Parties wish to terminate and liquidate the Employment Agreement effective immediately prior to the Closing (as defined in the Investment Agreement) and provide for a payment to the Executive in full satisfaction of any and all obligations of SilverSun pursuant to the Employment Agreement.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, SilverSun and the Executive agree as follows:

1.	No earlier than thirty (30) days prior to the Closing, SilverSun shall take all action necessary to cause the Employment Agreement to be terminated pursuant to Treasury Regulation Section 1.409A-3(j)(4)(ix)(B) effective as of immediately prior to the Closing.

2.	Contingent upon (a) the occurrence of the Closing, (b) the Executive’s continued employment with SilverSun through the Closing, and (c) the termination of the Employment Agreement effective as of immediately prior to the Closing as contemplated by Section 1 of this Agreement, the Company shall cause the Termination Payment (calculated as of immediately prior to the Closing) to be paid to the Executive in a single lump sum and subject to applicable tax withholding, no later than the second (2nd) regularly scheduled payroll date following the Closing; provided that, the Parties agree that if the calculation of the Termination Payment as of immediately prior to the Closing would equal an amount greater than $3,000,000, then the Termination Payment will be deemed to equal, and will in no event exceed, $3,000,000.

3.	The Executive agrees that the Termination Payment shall fully satisfy any and all of the Executive’s rights under the Employment Agreement, including with respect to his termination, and the Executive shall not be entitled to receive any other severance or other compensation payments or benefits under the Employment Agreement.

4.	This Agreement may be amended or modified in whole or part, only if such amendment or modification is in writing and signed by each Party and only with the prior written consent of the Principal Investor (as defined in the Investment Agreement).

5.	This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (.pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

L-1

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

SILVERSUN

SilverSun Technologies, Inc.

By:
Name:	Joe Macaluso
Title:	Chief Financial Officer

EXECUTIVE
____________________________
Mark Meller

L-1